UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No.     )

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SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

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Notice of 2020 Annual General Meeting of Stockholders

April 1, 2020

10:00 a.m. Curaçao time

Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao

ITEMS OF BUSINESS

1.	Election of the nine director nominees named in this proxy statement.
2.	Approval of the advisory resolution regarding our executive compensation.
3.	Report on the course of business during the year ended December 31, 2019; approval of our consolidated balance sheet as at December 31, 2019; our consolidated statement of income for the year ended December 31, 2019; and our Board of Directors’ declarations of dividends in 2019, as reflected in our 2019 Annual Report to Stockholders.
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2020.

Such other matters as may properly be brought before the meeting.

RECORD DATE

February 12, 2020

PROXY VOTING

Your vote is very important. Whether or not you plan to attend the annual general meeting in person, please (i) sign, date and promptly return the enclosed proxy card in the enclosed envelope, or (ii) grant a proxy and give voting instructions by telephone or internet, so that you may be represented at the meeting. Voting instructions are provided on your proxy card or on the voting instruction form provided by your broker.

Brokers cannot vote for Items 1 or 2 without your instructions.

February 21, 2020

By order of the Board of Directors,

Alexander C. Juden

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Stockholders to Be Held on April 1, 2020:

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our 2019 Annual Report to Stockholders, are available free of charge on our website at http://investorcenter.slb.com.

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General Information
February 21, 2020

Items to be Voted on at the Annual General Meeting
Board
Agenda	Item	Recommendation
Item 1	Election of the nine director nominees named in this proxy statement.	FOR
Item 2	Approval of the advisory resolution regarding our executive compensation.	FOR
Item 3	Approval of our consolidated balance sheet as at December 31, 2019, our consolidated statement of income for the year ended December 31, 2019, and the declarations of dividends by our Board in 2019.	FOR
Item 4	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2020.	FOR

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Schlumberger Limited (Schlumberger N.V.) of proxies to be voted at its 2020 annual general meeting of stockholders, which will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, on Wednesday, April 1, 2020 beginning at 10:00 a.m., Curaçao time, and at any postponement(s) or adjournment(s) thereof.

In this Proxy Statement, we may also refer to Schlumberger Limited and its subsidiaries as “we,” “our,” “the Company” or “Schlumberger.”

To be admitted to the meeting, stockholders of record and beneficial owners as of the close of business on the record date for the meeting, February 12, 2020, must present a passport or other government-issued identification bearing a photograph and, for beneficial owners, proof of ownership as of the record date, such as the Notice of Internet Availability, top half of the proxy card or voting instruction card that was sent to you with this proxy statement.

The mailing date of this proxy statement is February 21, 2020. Business at the meeting will be conducted in accordance with the procedures determined by the Chairman of the meeting and will be limited to matters properly brought before the meeting by or at the direction of our Board or by a stockholder.

We are providing our 2019 Annual Report to Stockholders concurrently with this proxy statement. You should refer to its contents in considering agenda Item 3.

Proxy Materials are Available on the Internet

This year we are using an SEC rule that allows us to use the internet as the primary means of furnishing proxy materials to stockholders. We are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders with instructions on how to access the proxy materials online or request a printed copy of the materials.

Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual general meetings.

Our proxy materials are also available at http://investorcenter.slb.com.

Record Date; Proxies

Each stockholder of record at the close of business on the record date, February 12, 2020, is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on with respect to each share registered in the stockholder’s name. A stockholder of record is a person or entity who held shares on that date registered in its name on the records of Computershare Trust Company, N.A. (“Computershare”), Schlumberger’s stock transfer agent. Persons who held shares on the record date through a broker, bank or other nominee are referred to as beneficial owners.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in Curaçao and, as required by Curaçao law, meetings of stockholders are held in Curaçao. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy.

Shares Outstanding on Record Date

On February 12, 2020, there were 1,388,162,459 shares of Schlumberger common stock outstanding and entitled to vote.

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Quorum

Holders of at least one-half of the outstanding shares entitling the holders thereof to vote at the meeting must be present in person or by proxy to constitute a quorum for the taking of any action at the meeting.

Abstentions and proxies submitted on your behalf by brokers, banks or other holders of record that do not indicate a vote because they do not have discretionary voting authority and have not received instructions from the beneficial owner of the shares as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes. If a quorum is not present at the meeting, the Board may call a second general meeting of stockholders, at which the quorum requirement will not apply.

Votes Required to Adopt Proposals

To be elected, director nominees must receive a majority of votes cast (the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda also requires the affirmative vote of the majority of votes cast.

Important Voting Information for Beneficial Owners

If your Schlumberger shares are held for you in street name (i.e. you own your shares through a brokerage, bank or other institutional account), you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than directly to Schlumberger. Unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf, except on Item 3 and Item 4.

Effect of Abstentions and Broker Non-Votes

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on other proposals without specific instructions from the beneficial owner, as follows:

•	Discretionary Items. Under NYSE rules, brokers will have discretion to vote on both Item 3 (approval of financial statements and dividends) and Item 4 (ratification of appointment of independent auditors for 2020) without instructions from the beneficial owners.

•	Nondiscretionary Items. Brokers, banks or other holders of record cannot vote on Item 1 (election of directors) or Item 2 (advisory vote to approve executive compensation) without instructions from the beneficial owners. Therefore, if your shares are held in street name and you do not instruct your broker, bank or other holder of record how to vote on the election of directors or the advisory vote to approve executive compensation, your shares will not be voted on those matters.

Abstentions and broker non-votes are not considered as votes cast and will not be counted in determining the outcome of the vote on the election of directors or on any of the other proposals.

How to Vote

Stockholders with shares registered in their names with Computershare may authorize a proxy:

by the internet at the following internet address: http://www.proxyvote.com;

telephonically by calling 1-800-690-6903; or

by completing and mailing their proxy card.

The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern time on Tuesday, March 31, 2020. The internet and telephone voting procedures have been designed to authenticate stockholders and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

A number of banks and brokerage firms participate in programs that also permit beneficial stockholders to direct their vote by the internet or telephone. If you are a beneficial owner whose shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of those shares by the internet or telephone by following the instructions on the voting form.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you are a stockholder with shares registered in your name with Computershare and you submit a properly executed proxy card but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal.

By providing your voting instructions promptly, you may save us the expense of a second mailing.

Changing Your Vote or Revoking Your Proxy

If you are a stockholder of record, you can change your vote or revoke your proxy at any time by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote) or by voting by ballot at the meeting. If you hold shares through a broker, bank or other holder of record, you must follow the instructions of your broker, bank or other holder of record to change or revoke your voting instructions.

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ITEM 1. Election of Directors

All of our directors are elected annually at our annual general meeting of stockholders. Our stockholders are requested to elect nine nominees to the Board, each to hold office until the next annual general meeting of stockholders and until a director’s successor is elected and qualified or until a director’s death, resignation or removal. Each of the nominees is now a director and was previously elected by our stockholders at the 2019 annual general meeting of stockholders, except for Mr. Olivier Le Peuch, who was appointed by the Board to serve as a director effective August 1, 2019, and Messrs. Patrick de La Chevardière and Jeff W. Sheets, each of whom was appointed by the Board to serve as a director effective October 28, 2019, based upon the recommendations of the Nominating and Governance Committee of the Board.

Peter L.S. Currie, the Board’s lead independent director, will not stand for re-election at our annual general meeting of stockholders. Our Board extends gratitude to Mr. Currie for nine years of service as a member of the Board. The Board expects to elect a successor lead independent director from among the independent directors elected at the 2020 annual general meeting. Nikolay Kudryavtsev and Indra Nooyi also will not stand for re-election at our annual general meeting of stockholders. Our Board extends gratitude to Dr. Kudryavtsev for 13 years of service and to Ms. Nooyi for five years of service as members of the Board.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If any nominee is unable or unwilling to serve, the Board may designate a substitute nominee. If the Board designates a substitute nominee, proxies may be voted for that substitute nominee. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

Shares represented by properly executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nine nominees named below.

At our 2016 annual general meeting of stockholders, our stockholders voted to fix the number of directors constituting the Board at 12, as permitted under our Articles of Incorporation. However, because Mr. Currie, Dr. Kudryavtsev and Ms. Nooyi are not standing for re-election, only nine directors have been nominated for election at the 2020 annual general meeting of stockholders. The Board believes that it is advisable and in the best interest of our stockholders for the authorized number of directors constituting the Board to remain at 12. This will allow the Board to conduct a search for, and add, up to three additional directors prior to the 2021 annual general meeting.

At this annual general meeting, votes may not be cast for a greater number of persons than the number of director nominees named in this proxy statement.

Required Vote

Each director nominee must receive a majority of the votes cast to be elected.

If you hold your shares in street name, please be aware that brokers, banks and other holders of record do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker, bank or other holder of record how to vote on this proposal, they will deliver a non-vote on this proposal.

The Board of Directors Recommends a Vote FOR All Director Nominees.

Director Nominees

The Board believes that each director nominee possesses the qualities and experience that the Nominating and Governance Committee believes that nominees should possess, as described in detail below in the section entitled “Corporate Governance—Director Nominations” beginning on page 14. The Board seeks out, and the Board consists of, individuals whose background and experience complement those of other Board members. The nominees for election to the Board, together with biographical information furnished by each of them and information regarding each nominee’s director qualifications, are set forth on the following pages.

There are no family relationships among any executive officers and directors of the Company.

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Patrick de La Chevardière

Former Chief Financial Officer,
Total S.A.

Director since 2019

Age: 62

Other Current Public Boards: None

Former Public Directorships Held During the Past 5 Years

•  None

Citizenship:

France

Board Committees

•

Finance

•

Science and Technology

Other Experience and Education

•

Former chief financial officer of public multinational oil and gas company

•

Former director of two French-based public companies

•

Diplôme d’Ingénieur, an engineering degree, École Centrale de Paris

PATRICK DE LA CHEVARDIÈRE is the former Chief Financial Officer of Total S.A., a French multinational integrated oil and gas company. He served as Total’s CFO and as a member of its executive committee from 2008 until his retirement in August 2019. Prior to that, he served in a variety of finance and operational roles with Total over his 37-year career, including as Deputy Chief Financial Officer from 2003 to 2008, Vice President, Asia for Refining & Marketing from 2000 to 2003, and Vice President, Operations and Subsidiaries from 1995 to 2000. Mr. de La Chevardière previously served on the boards of directors of two French-based public companies, Sanofi-Aventis and Compagnie Générale de Géophysique.

Relevant Skills and Expertise

Mr. de La Chevardière brings to the Board significant financial and energy industry experience as a former chief financial officer of a large multinational oil and gas company. The Board benefits greatly from his customer-focused perspective on the oilfield services industry, as well as from his experience across the entire oil and gas value chain, from exploration, operations, production, trading and marketing to refining and new energies.

Miguel M. Galuccio

Chairman and Chief Executive Officer,
Vista Oil and Gas

Director since 2017

Age: 51

Other Current Public Boards: None

Former Public Directorships Held During the Past 5 Years

•  YPF S.A.

Citizenship:

United Kingdom and Argentina

Board Committees

•

Finance, Chair

•

Science and Technology

Other Experience and Education

•

Current chief executive officer of oil and gas company

•

Bachelor of Science in Petroleum Engineering, Technological Institute of Buenos Aires

•

Schlumberger training and expertise

•

Latin America energy policy expertise

MIGUEL GALUCCIO is the Chairman and Chief Executive Officer of Vista Oil and Gas, an oil and gas company incorporated in Mexico, and has held that position since July 2017. From 2012 to March 2016, he was the Chairman and Chief Executive Officer of YPF, Argentina’s national oil company. From 1999 to 2012, he was an employee of Schlumberger and held a number of international positions, his last being President, Schlumberger Production Management. Prior to his employment at Schlumberger, he served in various executive positions at YPF and its subsidiaries from 1994 to 1999, including YPF International.

Relevant Skills and Expertise

Mr. Galuccio brings to the Board strong leadership and operational expertise from his experience as former chairman and chief executive officer of Argentina’s national oil company, which under his leadership became the world’s largest producer of shale oil outside of North America. He has valuable insight into the domestic and international energy policies of Argentina, Mexico, Venezuela, Ecuador and other countries that are strategically important to Schlumberger. He has extensive experience negotiating with Schlumberger customers in Latin America, Russia and China, including global energy companies and national oil companies, and remains active in the oil and gas exploration and production industry as a chief executive officer of an oil and gas company.

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Olivier Le Peuch Schlumberger Chief Executive Officer

Chief Executive Officer,
Schlumberger Limited

Director since 2019

Age: 56

Other Current Public Boards: None

Former Public Directorships Held During the Past 5 Years

•  None

Citizenship:

France

Board Committees

•

None

Other Experience and Education

•

Master’s Degree in Microelectronics, Bordeaux University of Science

•

Schlumberger training and expertise

OLIVIER LE PEUCH has been a director and the Chief Executive Officer of Schlumberger since August 2019. He was the Company’s Chief Operating Officer from February 2019 to July 2019. Prior to that, he served in a variety of global management positions, including Executive Vice President, Reservoir and Infrastructure from May 2018 to February 2019, President of the Cameron product lines from February 2017 to May 2018, President of Schlumberger Completions from October 2014 to January 2017, and Vice President of Engineering, Manufacturing and Sustaining from August 2010 to September 2014. Earlier in his career, Mr. Le Peuch was GeoMarket Manager for the North Sea and President of Software Integrated Solutions. He has been with the Company since 1987 and began his career as an electrical engineer.

Relevant Skills and Expertise

Mr. Le Peuch brings to the Board a unique operational perspective and thorough knowledge of the Company’s operational activities worldwide as a result of his service in various global leadership positions in the Company. The Board believes that Mr. Le Peuch’s service as Chief Executive Officer is an important link between management and the Board, enabling the Board to perform its oversight function with the benefit of his perspectives on the Company’s business and operations.

Tatiana A. Mitrova

Director of the Energy Centre,
Moscow School of Management SKOLKOVO

Director since 2018

Age: 45

Other Current Public Boards: None

Former Public Directorships Held During the Past 5 Years

•  Unipro PJSC

Citizenship:

Russia and Israel

Board Committees

•

Audit

•

Finance

Other Experience and Education

•

PhD in Economics, Moscow State University

•

Senior Research Fellow at Oxford Institute for Energy Studies

•

Non-Resident Fellow at Columbia University SIPA Center on Global Energy Policy

•

Distinguished Research Fellow at Institute of Energy Economics, Japan

TATIANA A. MITROVA has been the Director of the Energy Centre of the Moscow School of Management SKOLKOVO, a graduate business school, since February 2017. She has also been the Head of Research in the Oil and Gas Department in the Energy Research Institute of the Russian Academy of Sciences since 2011; a visiting professor at the Paris School of International Affairs (PSIA), part of the Paris Institute of Political Studies, since 2014; and an assistant professor at the Gubkin Russian State University of Oil and Gas since 2008. Dr. Mitrova was a Visiting Researcher at the King Abdullah Petroleum Studies and Research Center from April 2016 to April 2017. She was a member of the board of directors of Unipro PJSC from June 2014 to December 2017 and was a member of its appointment and remuneration committees.

Relevant Skills and Expertise

Dr. Mitrova brings to the Board valuable expertise regarding energy market dynamics and the various factors affecting supply and demand for Schlumberger’s products and services. The Board values Dr. Mitrova’s connections to the Russia market and her ties to the academic community. Her global economic perspective provides insight into emerging markets and trends, and is useful for the development of the Company’s business strategy. She provides additional ties to universities worldwide, assisting Schlumberger in its effort to attract talented new employees.

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Lubna S. Olayan

Chair of the Executive Committee and Deputy Chairperson,
Olayan Financing Company

Director since 2011

Age: 64

Other Current Public Boards:

•  Saudi British Bank

•  Ma’aden

Former Public Directorships Held During the Past 5 Years

•  Alawwal Bank

Citizenship:

Saudi Arabia

Board Committees

•

Nominating and Governance, Chair

•

Finance

Other Experience and Education

•

Former chief executive officer

•

MBA, Indiana University

•

Serves on boards of various non-governmental and educational organizations

LUBNAS. OLAYAN is the Chair of the Executive Committee, Deputy Chairperson and former Chief Executive Officer of Riyadh-based Olayan Financing Company. She served as Olayan Financing Company’s CEO from 1986 until May 2019. Ms. Olayan is also a principal and a board member of Olayan Investments Company Establishment, the parent company of The Olayan Group, a private multinational enterprise with diverse commercial and industrial operations in the Middle East and an actively managed portfolio of international investments. The first woman to join the board of a Saudi publicly listed company in 2004, Ms. Olayan served as a director, and later Deputy Chair, of Alawwal Bank until its merger with Saudi British Bank (“SABB”) in 2019. Since June 2019, she has served as Chairperson and a member of the board of directors of SABB. Ms. Olayan has been a member of the board of directors of Ma’aden, a Saudi Arabian mining company, since April 2016, and is a member of its nomination and remuneration committee. She also serves as Chair of Olayan Saudi Holding Company. In addition, she is a member of numerous international advisory boards and serves on the boards of several non-profit entities.

Relevant Skills and Expertise

Ms. Olayan brings to the Board extensive business experience in Saudi Arabia and the Middle East and a deep understanding of those areas, which are critical to the Company’s operations. The Board benefits from her proven leadership abilities, extensive CEO experience and expertise in corporate finance, international banking, distribution and manufacturing. Ms. Olayan also brings a critical international perspective on business and global best practices. Ms. Olayan’s connections to the scientific community and experience in university relations also are of great value to Schlumberger and its efforts in technology leadership and employee recruiting and retention.

Mark G. Papa Schlumberger Chairman of the Board

Chairman and Chief Executive Officer,
Centennial Resource Development, Inc.

Director since 2018

Age: 73

Other Current Public Boards:

•  Centennial Resource Development, Inc.

Former Public Directorships Held During the Past 5 Years

•  EOG Resources

•  Oil States International

Citizenship:

United States of America

Board Committees

•

Finance

•

Science and Technology

Other Experience and Education

•

Current CEO of a public oil and natural gas company

•

MBA, University of Houston

•

Bachelor of Science in Petroleum Engineering, University of Pittsburgh

•

North American energy industry pioneer

MARK G. PAPA has been the Chief Executive Officer and Chairman of the Board of Centennial Resource Development, Inc., an independent oil and natural gas producer, since October 2016. Prior to that, Mr. Papa served as Chief Executive Officer and Chairman of the Board of Silver Run Acquisition Corp. from November 2015 until its business combination with Centennial Resource Production, LLC in October 2016. From February 2015 to December 2019, Mr. Papa served as an advisor to Riverstone Holdings, LLC, a private equity firm specializing in energy investments. Prior to that, Mr. Papa was Chairman and CEO of EOG Resources, an independent oil and gas company, from 1999 to 2013, and he served as a member of EOG’s board of directors from 1999 until 2014. He worked at EOG for 32 years in various management positions. Mr. Papa also served on the board of Oil States International, Inc., an international field services company, from 2001 to August 2018 and was a member of its compensation and nominating and corporate governance committees. He has served on the board of Casa de Esperanza, a non-profit organization serving children in crisis situations, since 2006.

Relevant Skills and Expertise

Mr. Papa brings decades of experience in the oil and gas industry and a unique insight into the North American market. He is a pioneer in the U.S. shale oil industry and built EOG Resources into one of the most profitable U.S. shale companies. He provides the Board with key insights on this market and Schlumberger’s customers in North America. He also brings extensive leadership experience to the Board through his experience as CEO and chairman of multiple public companies. Mr. Papa has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities, and provides the Board with valuable insight regarding the challenges and opportunities facing Schlumberger in these areas.

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Leo Rafael Reif

President,
Massachusetts Institute of Technology

Director since 2007

Age: 69

Other Current Public Boards: None

Former Public Directorships Held During the Past 5 Years

•  Alcoa Inc.

•  Arconic Inc.

Citizenship:

United States of America

Board Committees

•

Science and Technology, Chair

•

Compensation

•

Nominating and Governance

Other Experience and Education

•

PhD in Electrical Engineering, Stanford University

•

Board of Trustees, The World Economic Forum

•

Member of the American Academy of Arts and Sciences

LEO RAFAEL REIF has been President of the Massachusetts Institute of Technology (“MIT”) since 2012, and was its Provost, Chief Academic Officer and Chief Budget Officer from 2005 to 2012. Dr. Reif was head of MIT’s Electrical Engineering and Computer Science Department from 2004 to 2005, and an Associate Department Head for Electrical Engineering in MIT’s Department of Electrical Engineering and Computer Science from 1999 to 2004. In 2015, Dr. Reif joined the board of directors of Alcoa Inc., an industrial aluminum company, and remained on its board until resigning in November 2016 as part of Alcoa’s public spin-off of Arconic Inc., a provider of precision-engineered products and solutions. Following the spin-off, Dr. Reif served as a member of Arconic’s board of directors from November 2016 to May 2017. Since 2019, he has been a member of the board of directors of the Council on Foreign Relations.

Relevant Skills and Expertise

Dr. Reif brings to the Board valuable management and finance expertise. As a scientist, he has deep scientific and technological knowledge about Schlumberger’s products and technology, as well as about anticipated future technological needs of the Company and the industry. The Board values Dr. Reif’s connections to the U.S. scientific community, as well as his expertise in university relations and collaborations, which are of high importance to Schlumberger and its efforts in technology leadership and employee retention. Dr. Reif provides the Board with a critical U.S. scientific perspective, which is of immense value in the oversight of the Company’s strategy.

Henri Seydoux

Chairman and Chief Executive Officer,
Parrot S.A.

Director since 2009

Age: 59

Other Current Public Boards:

•  Parrot S.A.

Former Public Directorships Held During the Past 5 Years

•  None

Citizenship:

France

Board Committees

•

Compensation

•

Nominating and Governance

•

Science and Technology

Other Experience and Education

•

Current chief executive officer

•

Technology leadership

•

Entrepreneurial and management expertise

•

Director of privately-held company

HENRI SEYDOUX has been Chairman and Chief Executive Officer of Parrot S.A., a global wireless products manufacturer, since 1994. Mr. Seydoux is an entrepreneur with great initiative. He founded Parrot S.A. in 1994 as a private company and took it public in 2006. He also serves on the board of directors of Sigfox, a privately-held global communications service provider for the internet.

Relevant Skills and Expertise

Mr. Seydoux, as the chief executive of a dynamic and innovative technology company, brings to the Board entrepreneurial drive and management skills. He also has family ties to the founding Schlumberger brothers. Having grown up in the Schlumberger family culture, Mr. Seydoux is well placed to see that the Company continues its historical commitment to Schlumberger’s core values. His service on the Board addresses the Company’s need to preserve the Company’s unique culture and history while helping to foster innovation.

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Jeff W. Sheets

Former EVP and Chief Financial Officer,
ConocoPhillips

Director since 2019

Age: 62

Other Current Public Boards:

•  Enerplus Corporation

•  Westlake Chemical Corporation

Former Public Directorships Held During the Past 5 Years

•  None

Citizenship:

United States of America

Board Committees

•

Audit

•

Compensation

Other Experience and Education

•

Former CFO of public international oil and gas company

•

MBA, University of Houston

•

Bachelor of Science in Chemical Engineering, Missouri University of Science and Technology

JEFF W. SHEETS is the former Executive Vice President and Chief Financial Officer of ConocoPhillips Company, a public international oil and gas company, having served in that role from 2010 until his retirement in February 2016. Prior to that, Mr. Sheets served at ConocoPhillips and its predecessor companies for more than 36 years in a variety of finance, engineering and strategic planning roles. Since December 2017, Sheets has served on the board of directors of Enerplus Corporation, a Canadian oil and gas company, where he is a member of the audit and risk management, compensation and human resources, and safety and social responsibility committees. He also has served since January 2018 on the board of directors of Westlake Chemical Corporation, an international manufacturer and supplier of petrochemicals and related products, where he chairs the nominating and governance committee and is a member of the audit, compensation and corporate risk committees. Sheets is a member of the Board of Trustees at the Missouri University of Science and Technology.

Relevant Skills and Expertise

Mr. Sheets brings to the Board strong financial and operational expertise as a former chief financial officer of a large upstream oil and gas company. The Board benefits greatly from Mr. Sheets’ expertise in developing and implementing corporate strategy in the oil and gas industry, his significant finance and mergers and acquisitions experience, and his experience as an independent director of two other public companies.

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Corporate Governance

Governance Framework — Highlights

Board Independence; Committees Structure

•	All of our director nominees are independent of the Company and management, except for our CEO and Messrs. Galuccio and Papa. This is above the NYSE requirement that a majority of directors be independent.
•	All non-executive directors meet regularly in executive session.
•	Only independent directors serve on our Audit, Compensation and Nominating and Governance Committees.

Majority Voting; Stockholder Rights

•	We have a majority vote standard for uncontested director elections.
•	All of our directors are elected annually. We do not have a staggered board.
•	One or more stockholders representing 10% or more of our outstanding shares can call a special meeting.
•	We proactively adopted proxy access in 2017.

Executive Stock Ownership Guidelines

We have executive stock ownership guidelines, which are designed to align executive and stockholder interests. For a description of the guidelines applicable to our executive officers and other senior members of management, see “Compensation Discussion and Analysis—Other Aspects of Our Executive Compensation Framework—Executive Stock Ownership Guidelines” on page 46.

Prohibition on Hedging or Pledging of Schlumberger Stock

Our directors and executive officers are prohibited from using any strategies or products (such as derivative securities or short-selling techniques) to hedge, directly or indirectly, against the potential changes in the value of Schlumberger common stock. In addition, our directors and executive officers, and other key employees, are prohibited from holding Schlumberger securities in a margin account or pledging Schlumberger securities as collateral for a loan. Our insider trading policy strongly discourages, but does not prohibit, other employees from engaging in speculative transactions, including hedging or other financial mechanisms, holding Schlumberger securities in a margin account or pledging Schlumberger securities.

Policy Against Lobbying and Political Contributions

We have a strong culture of being politically neutral, and have a long-standing policy against lobbying or making financial or in-kind contributions to political parties or candidates, even when permitted by law. This policy, as set forth in our code of conduct, entitled The Blue Print and The Blue Print in Action (our “Code of Conduct”), prohibits the use of Company funds or assets for political purposes, including for contributions to any political party, candidate or committee, whether federal, state or local. In addition, the Company does not lobby. As a result of our policy of political neutrality, Schlumberger does not have a political action committee, nor does it contribute to any third-party political action committees or other political entities organized under Section 527 of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

In 2019, the Center for Political Accountability, a non-profit, non-partisan organization, assessed our disclosure for its annual CPA-Zicklin Index of Corporate Political Disclosure and Accountability (“CPA-Zicklin Index”). The CPA-Zicklin Index measures the transparency, policies and practices of the Standard & Poor’s 500.

As a result of our enhanced disclosure regarding our prohibition on political lobbying and contributions, we achieved a perfect score of 100% in the 2019 CPA-Zicklin Index.

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Communication with Board

The Board recommends that stockholders and other interested parties initiate communications with the Board, the Chairman, the lead independent director or any Board committee by writing to our Corporate Secretary. This process assists the Board in reviewing and responding to communications by stockholders and other interested parties. The Board has instructed our Corporate Secretary to review correspondence directed to the Board (including to the Chairman, the lead independent director and any Board committee) and, at the Secretary’s discretion, to forward those items that he deems appropriate for the Board’s consideration. Communications can be sent to the following address:

Schlumberger Limited Attention: Corporate Secretary 5599 San Felipe, 17th Floor Houston, Texas 77056

Stockholder Engagement

Our relationship and on-going dialogue with our stockholders are important parts of our Board’s corporate governance commitment. Our Investor Relations, Environmental, Social and Governance (“ESG”), Legal and Human Resources teams engage with stockholders to seek their views on key matters and to inform our management and our Board about the issues and emerging governance trends that our stockholders tell us matter most to them. Our lead independent director and the chairs of our Compensation and Nominating and Corporate Governance Committees also participate in our engagement efforts when requested. These engagements routinely cover executive compensation, corporate governance, ESG, human rights and other current and emerging issues.

We typically reach out to our largest institutional stockholders annually in the fall. We then report the feedback we receive to our Board and its relevant committees, allowing the Board to better understand our stockholders’ priorities and perspectives. In addition to this annual outreach, we may engage with our large institutional stockholders at other times in the year when we believe that there are appropriate topics to discuss. For more detail on our engagement with our stockholders in 2018 and 2019, see “Compensation Discussion and Analysis—Stockholder Engagement; 2019 Say-On-Pay Vote” on pages 26-27 of this proxy statement.

Corporate Governance Guidelines

We are committed to adhering to sound principles of corporate governance and have adopted corporate governance guidelines that our Board believes are consistent with our values, and that promote the effective functioning of our Board, its committees and the Company. Our Board periodically, and at least annually, reviews and revises, as appropriate, our Corporate Governance Guidelines to ensure that they reflect the Board’s corporate governance objectives and commitments. Our Corporate Governance Guidelines are on our website at https://www.slb.com/who-we-are/corporate-governance/guidelines.

Board Independence

Our Corporate Governance Guidelines provide that at least a majority of the Board must consist of independent directors. This standard reflects the NYSE corporate governance listing standards.

Our Board has adopted director independence standards, which can be found in Attachment A to our Corporate Governance Guidelines, and which meet or exceed the independence requirements in the NYSE listing standards. Based on the review and recommendation by the Nominating and Governance Committee, the Board has determined that each current director and each director nominee listed above under “Election of Directors” is “independent” under the listing standards of the NYSE and our director independence standards, except Mr. Le Peuch, who is our CEO and therefore does not qualify as independent, and Messrs. Galuccio and Papa. Additionally, Ms. Maureen Kempston Darkes and Mr. Michael Marks were independent throughout the period in 2019 that each served on the Board.

In addition to the Board-level standards for director independence, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE’s listing standards and SEC rules, and each member of the Compensation Committee meets the heightened independence standards for compensation committee members under NYSE listing standards.

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Transactions Considered in Independence Determinations

Our Board’s independence determinations included a review of transactions that occurred since the beginning of 2017 with entities associated with our directors or members of their immediate family. In making its independence determinations, the Board considered that Ms. Kempston Darkes, Dr. Kudryavtsev, Mr. Marks, Dr. Mitrova, Ms. Nooyi, Ms. Olayan, Dr. Reif and Mr. Sheets each serve, or have served, as directors, executive officers, trustees, outside consultants or advisory board members at companies and universities that have had commercial business relationships with the Company, all of which were ordinary course commercial transactions involving significantly less than the greater of $1 million or 1% of the other entity’s annual revenues.

The Board also considered that the Company made charitable contributions in the form of educational grants of less than $120,000 per year to certain institutions with which some of the directors are affiliated, as well as the following charitable contributions:

•	to the Moscow School of Management SKOLKOVO, where Dr. Mitrova is Director of the Energy Centre, of $500,000 in each of 2019, 2018 and 2017; and
•	to the Massachusetts Institute of Technology, where Dr. Reif is the President, of $997,000 in 2017.

No director received any personal benefit from any such charitable contributions.

Board Tenure

We believe that Board tenure diversity is important and directors with many years of service provide the Board with a deep knowledge of our company, while newer directors lend fresh perspectives. The chart in this section reflects the Board tenure of our current director nominees.

Under our Corporate Governance Guidelines, non-executive directors are eligible to be nominated or renominated to the Board up to their 70th birthday, and executive directors are eligible to be nominated or renominated up to their 65th birthday, after which directors may no longer be nominated or renominated to the Board. Our Board may waive this policy on a case-by-case basis on the recommendation of the Nominating and Governance Committee if it deems a waiver to be in the best interest of the Company. The Board waived this policy for Mr. Papa upon the recommendation of the Nominating and Governance Committee because it believes that having Mr. Papa serve on the Board is in the best interest of our Company and our stockholders.

Director Nominations

The Nominating and Governance Committee believes that director nominees should, in the judgment of the Board, be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of our stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other Board members, be able to actively participate in Board and committee meetings and related activities, be able to work professionally and effectively with other Board members and Schlumberger management, be available to remain on the Board long enough to make an effective contribution, and have no material relationship with competitors, customers or other third parties that could present realistic possibilities of conflict of interest or legal issues.

Board Diversity Highlights:

2	director nominees are women

6	director nominees are non-US citizens

The Nominating and Governance Committee also promotes Schlumberger’s diversity policy that the Board should ensure that qualified candidates reflecting gender, cultural and geographical diversity are considered as potential director nominees. Schlumberger has approximately 105,000 employees worldwide, representing more than 170 nationalities, and values gender, cultural and geographical diversity in its directors as well. We also have a culture of recruiting, hiring and training where we operate, as described in our Code of Conduct. This culture also

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influences the composition of our Board. Two of our nine director nominees are women. Of our nine director nominees, three are citizens of the United States of America, three are citizens of France, one is a citizen of Saudi Arabia, one is a dual citizen of both Russia and Israel, and one is a dual citizen of both Argentina and the United Kingdom.

Our geographically diverse Board also evidences our commitment to have directors who represent countries where Schlumberger operates. In addition, the exceptionally broad and diverse experience of our Board nominees is in keeping with the goal of having directors whose background and experience complement those of other directors. The Nominating and Governance Committee’s evaluation of director nominees takes into account their ability to contribute to the Board’s diversity, and the Nominating and Governance Committee annually reviews its effectiveness in balancing these considerations in the context of its consideration of director nominees.

One of the other goals of our Nominating and Governance Committee is to ensure that the nominees have experience, skills and other attributes that complement the whole of our Board as a governing body. We believe that our director nominees are able to provide a well-rounded set of expertise that will assist in effective oversight of management at Schlumberger. The following matrix identifies the primary skills, core competencies and other attributes that each director nominee brings to bear in their service to our Board and committees. Each director nominee possesses numerous other skills and competencies not identified below. We believe identifying primary skills is a more meaningful presentation of the key contributions and value that each director nominee brings to their service on the Board and to our stockholders. Further information on each director nominee, including some of their specific experiences, skills and other attributes, is set forth in the biographies beginning on page 7 of this proxy statement.

Summary of Individual Director Primary Skills, Core Competencies and Other Attributes
Current or former CEO or president
Energy industry expertise
Risk management experience
Corporate finance/capital management expertise
Academic relations
Scientific and technological innovation experience
M&A experience
Experience in key Schlumberger markets
Government, public policy and regulatory insights

Applying the criteria above, the Nominating and Governance Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at our annual general meeting of stockholders. In obtaining the names of possible nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors and management. From time to time, the Committee retains executive search and board advisory consulting firms to assist in identifying and evaluating potential nominees. To further our diversity policy, we request that any such firms retained by us include women and ethnically diverse candidates in the proposals they present to us. During 2019, the Committee used the services of Spencer Stuart, a third-party executive search firm, for this purpose. Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Spencer Stuart suggested both Messrs. de La Chevardière and Sheets as prospective Board candidates.

The Nominating and Governance Committee will consider nominees recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement and submit their recommendations in writing to:

Chair, Nominating and Governance Committee
c/o Secretary, Schlumberger Limited
5599 San Felipe, 17th Floor
Houston, Texas 77056.

Such recommendations must be submitted by the deadline for stockholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct or indirect arrangements or understandings between the recommending security holder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a member of our Board, if elected.

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Board Adoption of Proxy Access

Although we had not received a stockholder proposal requesting a proxy access bylaw, we proactively adopted proxy access bylaw provisions in January 2017. These provisions permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock, for at least three years, to include two director nominees, or 20% of the current Board, whichever is greater, in our proxy for the annual general meeting.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine an appropriate board leadership structure to provide for independent oversight of management. The Board believes that there is no single, generally accepted board leadership structure that is appropriate for all companies, and that the right structure may vary for a single company as circumstances change. As such, our independent directors consider the Board’s leadership structure at least annually, and may modify this structure to best address the Company’s unique circumstances and advance the best interests of all stockholders, as and when appropriate.

Effective August 1, 2019, Mr. Paal Kibsgaard retired as our CEO and Chairman of the Board. He had held both of these roles since 2015. The Board appointed Mr. Le Peuch as CEO and elected him to be a member of the Board, effective upon Mr. Kibsgaard’s retirement. In connection with this change in the Board leadership, the Board examined the advantages and disadvantages of various board leadership structures in light of the Company’s executive and Board leadership and its governance priorities.

The independent members of the Board determined that, effective upon Mr. Kibsgaard’s retirement as a member of our Board in August 2019, the appointment of a non-executive Chairman of the Board would be an appropriate Board leadership structure at this time because it would allow our new CEO to focus on leading the Company’s complex international business operations, while providing the Board experienced leadership separate from our management. As a result, the independent members of the Board appointed Mr. Papa as our non-executive Chairman of the Board.

Although Mr. Papa is a non-executive member of the Board, the Board previously determined that he is not an “independent” director under the listing standards of the NYSE and our own director independence standards. For this reason, the Board determined in July 2019 that Mr. Currie, Chair of the Audit Committee and the Board’s lead independent director, should continue to serve as the Board’s lead independent director.

The Chairman of the Board and the lead independent director together set the agenda for all Board meetings, and the lead independent director sets the agenda for, and leads, all executive meetings of the non-executive directors, providing consolidated feedback, as appropriate, from those meetings to the Chairman. The lead independent director also has authority to call meetings of the Board in executive session; facilitates discussions, outside of scheduled Board meetings, among the independent directors on key issues as appropriate; and serves as a non-exclusive liaison with the Chairman and our CEO, in consultation with the other independent directors.

In considering its leadership structure, the Board also took into account that Schlumberger’s current governance practices provide for strong independent leadership, active participation by our independent directors and independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in our Corporate Governance Guidelines and our committee charters, which are available on our website. The Board believes that its risk oversight programs, discussed immediately below, would be effective under a variety of board leadership frameworks and therefore do not materially affect the Board’s choice of leadership structure.

As discussed above under “Election of Directors,” Mr. Currie will not stand for re-election at our annual general meeting of stockholders. The Board expects to elect a successor lead independent director from among the independent directors elected at the 2020 annual general meeting.

The Board’s Role in Risk Oversight

As set forth in our Corporate Governance Guidelines, the Board routinely assesses major risks facing the Company and options for their mitigation, in order to promote the Company’s stockholders’ and other stakeholders’ interests in the long-term health and the overall success of the Company and its financial strength.

The full Board is actively involved in overseeing risk management for the Company. We believe that our Board composition provides the Company with robust experience in several areas of risk oversight. Several of our Board members, including Dr. Mitrova and Messrs. Galuccio, Le Peuch and Papa, have valuable experience in the regulatory, economic and commodity risks that are specific to our industry, while Drs. Kudryavtsev and Reif and Mr. Seydoux have valuable experience in science and technology issues. In addition, many members of our Board, including Dr. Reif, Messrs. Currie, de La Chevardière, Seydoux and Sheets, and Mses. Nooyi and Olayan, all provide expertise in general business governance, capital allocation, management and economic trends relevant to our business.

In addition, each of our Board committees considers the risks within its areas of responsibility. The Board and its committees exercise their risk oversight responsibilities in a variety of ways, including the following:

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Board of Directors	Oversees the risk management by the CEO and other members of our senior management team; oversees assessment of major risks facing the Company. The risks that the Board routinely considers include operational, financial, geopolitical/legislative, strategic, capital project execution, civil unrest, legal, technology and cybersecurity risks.
Audit Committee	Reviews and assesses financial reporting and internal controls risk. Reviews all significant finance-related violations of Company policies brought to its attention, and annually reviews a summary of all finance-related violations. Meets with and reviews reports from Schlumberger’s independent auditor and internal auditors.
Compensation Committee	Reviews and assesses the Company’s overall compensation program and its effectiveness at linking executive pay to performance, aligning the interests of our executives and our stockholders and providing for appropriate incentives.
Nominating and Governance Committee	Oversees governance and compliance-related risks, related person transactions and ESG risks. Reviews the Company’s Ethics and Compliance Program’s quarterly statistical report and the various allegations, disciplinary actions and training statistics brought to its attention, including all significant violations of Company policies.
Finance Committee	Oversees finance-related risks on a quarterly basis and recommends guidelines to control pension and other investments, banking relationships and currency exposures. Assesses financial aspects of all proposed strategic transactions above a certain dollar threshold.
Science and Technology Committee	Reviews and assesses risks affecting the Company’s technology direction and research and development.

The Board also manages risk in part through its oversight of the Company’s Executive Risk Committee (the “ERC”), comprising more than half a dozen top executives of the Company from various functions, each of whom supervises day-to-day risk management throughout the Company. The ERC is not a committee of the Board. The ERC ensures that the Company identifies all potential material risks facing the Company and implements appropriate mitigation measures. The Company’s risk identification is performed annually at two levels: the ERC performs a corporate-level risk mapping exercise, which involves the CEO and several other members of senior management, and while maintaining oversight, delegates operational (field-level) risk assessment and management to the Company’s various GeoMarkets, Technologies and Functions and to its Research, Engineering, Manufacturing and Sustaining organization. To the extent that the ERC identifies recurring themes from the operational risk mapping exercises, they are acted on at the corporate level. Members of the ERC meet formally at least once a year, and more frequently on an ad hoc basis, to define and improve the risk mapping process, and to review and monitor the results of those exercises and those that have been delegated. The ERC reports directly to the CEO and to the full Board, and annually presents to the full Board a comprehensive report as to its risk mapping efforts for that year.

Meetings of the Board and Committees; Director Attendance

The Board and its committees met throughout 2019 on a set schedule, held special meetings, and acted by written consent from time to time, as appropriate. The Board held four regularly-scheduled meetings and two special meetings in 2019. In addition, a special committee of the Board met at various times during the year in connection with CEO succession planning, as described under “—Board Responsibilities and Committees—The Board’s Role in Succession Planning” on page 18. At each Board meeting, time is reserved for the independent directors to meet in executive session without the CEO present. Officers regularly attend Board meetings to present information on our business and strategy, and Board members have worldwide access to our employees outside of Board meetings.

In addition, each of the Audit, Compensation, Nominating and Governance and Finance Committees held four regularly-scheduled quarterly meetings, and the Science and Technology Committee held one regularly-scheduled meeting, in 2019. Each of the Audit and Nominating and Governance Committees held one special meeting in 2019.

Each of our current directors attended at least 75% of the meetings of the Board and the committees on which he or she served in 2019 (held during the period he or she served).

From time to time between meetings, Board and committee members confer with each other and with management and independent consultants regarding relevant issues, and representatives of management may meet with such consultants on behalf of the relevant committee.

The Board’s policy regarding director attendance at annual general meetings of stockholders is that directors are welcome, but not required, to attend, and that the Company will make all appropriate arrangements for directors who choose to attend. No director attended our annual general meeting of stockholders in 2019.

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Board Responsibilities and Committees

Board Responsibilities

The Board oversees and counsels the Company’s CEO and other members of the senior management team in managing in the long-term interests of the Company and our stockholders. The Board’s responsibilities include:

•	reviewing the Company’s major financial objectives, critical strategies and long-term plans, including major allocations of capital, significant proposed business acquisitions and divestitures, operating performance, sustainability and stockholder returns;
•	overseeing the assessment of major risks facing the Company, determining the extent to which such risks are appropriate and, to the extent the Board deems it appropriate, evaluating options for their mitigation;
•	overseeing the processes for maintaining the integrity of the Company with regard to its financial statements, internal controls and public disclosures, and compliance with laws and ethics;
•	appointing, regularly evaluating the performance of, and approving the compensation of the CEO and other senior executives; and
•	overseeing succession planning for the CEO position.

The Board’s Role in Succession Planning

As reflected in our Corporate Governance Guidelines, the Board’s primary responsibilities include planning for CEO succession and monitoring and advising on management’s succession planning for other senior executives. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession.

In connection with our recent CEO transition, the Board formed a special committee, chaired by our lead independent director. The special committee met 21 times during 2018 and 2019 as part of its oversight and leadership of the process to identify the candidate with the appropriate skills, vision, and experience to lead Schlumberger into the future.

Board Committees

MEMBERS OF THE COMMITTEES OF OUR BOARD AS OF FEBRUARY 1, 2020

			Nominating		Science
			and		and
	Audit	Compensation	Governance	Finance	Technology
Name of Director	Committee	Committee	Committee	Committee	Committee
Peter L.S. Currie*(1)	Chair
Patrick de La Chevardière
Miguel Galuccio				Chair
Nikolay Kudryavtsev(1)
Tatiana A. Mitrova
Indra K. Nooyi(1)		Chair
Lubna S. Olayan			Chair
Leo Rafael Reif					Chair
Mark G. Papa**
Henri Seydoux
Jeff W. Sheets
*	Lead independent director.
**	Chairman of the Board.
(1)	Not standing for re-election.

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Audit Committee

The Audit Committee consists of five directors, each of whom meets the independence and other requirements of the NYSE’s listing standards and SEC rules (including the heightened requirements that apply to audit committee members). The Audit Committee assists the Board in its oversight of the accounting and financial reporting process of the Company, including the audit of the Company’s financial statements and the integrity of the Company’s financial statements, legal and regulatory compliance, the independent auditor’s qualifications, independence and performance, and the performance of the Company’s internal audit function.

The authority and responsibilities of the Audit Committee include the following:

•	review with the Company’s independent auditor the scope and results of its audit, and any audit problems or difficulties and management’s response;
•	discuss the Company’s annual audited financial statements and quarterly unaudited financial statements with management and the Company’s independent auditor;
•	review with management, the internal audit department and the independent auditor the adequacy and effectiveness of the Company’s disclosure and internal control procedures;
•	discuss with management the Company’s risk assessment and risk management policies;
•	discuss with management the Company’s earnings press releases, as well as the type of financial information and earnings guidance, if any, included in such earnings press releases;
•	oversee procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, as well as for confidential, anonymous submission by employees, and others, if requested, of related concerns; and
•	review material relevant to related party transactions governed by applicable accounting standards.

The Company’s independent auditor is accountable to the Audit Committee. The Audit Committee pre-approves all engagements, including the fees and terms for the integrated audit of the Company’s consolidated financial statements.

The Board has determined that each Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that each of Ms. Nooyi and Messrs. Currie, de La Chevardière and Sheets qualifies as an “audit committee financial expert” under applicable SEC rules. The Audit Committee operates pursuant to a written charter, which describes its authority and responsibilities in detail, and is available on the Company’s website at https://www.slb.com/who-we-are/corporate-governance/audit-committee.

Compensation Committee

The Compensation Committee consists of five directors, each of whom meets the independence requirements of the NYSE’s listing standards (including the heightened requirements that apply to compensation committee members). The Compensation Committee assists our Board in discharging its responsibilities with regard to executive compensation; periodically reviews non-executive directors’ compensation; oversees the Company’s general compensation philosophy, policy and programs; serves as the administrative committee under the Company’s stock plans; and prepares the annual compensation committee report required by the rules of the SEC.

The authority and responsibilities of the Compensation Committee include the following:

•	annually review and approve the objectives, evaluate the performance, and review and recommend the compensation of the Company’s CEO to the Board’s independent directors, meeting in executive session;
•	annually review and approve the compensation structure for the Company’s executive officers and approve their compensation (other than that of the CEO), including base salary, annual cash incentive and long-term incentives;
•	oversee incentive compensation and equity-based plans;
•	administer and make awards under the Company’s stock plans, and review and approve annual stock allocation under those plans;
•	monitor and review the Company’s overall compensation and benefits program design to assess such programs’ continued competitiveness and consistency with established Company policy;
•	oversee the Company’s people-related strategies, programs and initiatives, including recruitment, retention, engagement, talent management and diversity;
•	oversee the Company’s engagement with stockholders on executive compensation matters, including the Company’s advisory vote on executive compensation;
•	review and make recommendations to the Board regarding the Company’s response to any proposal presented by stockholders relating to the Company’s executive or director compensation practices; and
•	oversee and administer the Company’s clawback policy.

The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, regulation, NYSE listing standards and Schlumberger’s governing documents. The design and day-to-day administration of all compensation and benefits plans and related policies, as applicable to executive officers and other salaried employees, are handled by teams of the Company’s human resources, finance and legal department employees. The Compensation Committee operates pursuant to a written charter, which describes its authority and responsibilities in detail, and is available on the Company’s website at https://www.slb.com/who-we-are/corporate-governance/compensation-committee.

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Nominating and Governance Committee

The Nominating and Governance Committee consists of three directors, each of whom meets the independence requirements of the NYSE’s listing standards. The Nominating and Governance Committee assists the Board in identifying qualified individuals to become directors; nominates directors to serve on, and chair, committees; reviews corporate governance trends; develops and recommends to the Board a set of corporate governance guidelines and recommending any amendments; monitors and reviews the effectiveness of the Company’s Ethics and Compliance Program; oversees the Company’s corporate reputation, ESG and social responsibility strategies; and oversees the annual review of the Board’s performance.

The authority and responsibilities of the Nominating and Governance Committee include the following:

•	lead the search for individuals qualified to become members of the Board;
•	review with the Board the composition of the Board as a whole and assess the skills currently represented on the Board, as well as skills that may valuable in the future in light of anticipated business needs;
•	monitor trends, changes in law and NYSE listing standards, as well as best practices in corporate governance, and periodically review the Company’s corporate governance documents, including its Corporate Governance Guidelines;
•	consider issues involving “related person transactions” with directors and similar issues, including approval or ratification of any such transactions as appropriate;
•	oversee and periodically review the Company’s Ethics and Compliance Program, including the Code of Conduct and significant compliance allegations;
•	periodically review and make recommendations to the Board regarding the Company’s Global Stewardship program and related ESG reporting efforts, and review trends in ESG issues affecting the Company and its key public policy positions;
•	review and make recommendations to the Board regarding the Company’s response to any proposals presented by stockholders, other than any such proposals relating solely to the Company’s executive or director compensation practices;
•	oversee the Company’s engagement with stockholders on governance and related topics;
•	oversee the Board’s annual self-assessment;
•	annually review, and make recommendations to the Board regarding, its process for evaluating the effectiveness of the Board and its committees;
•	advise the Board on succession planning for the Board and key leadership roles on the Board and its committees; and
•	periodically review the Board’s leadership structure and recommend changes to the Board as appropriate.

The Nominating and Governance Committee operates pursuant to a written charter, which describes its authority and responsibilities in detail, and is available on the Company’s website at https://www.slb.com/who-we-are/corporate-governance/nominating-and-governance-committee.

Finance Committee

The Finance Committee consists of six directors. The Finance Committee advises the Board and management of the Company on various capital allocation and capital structure matters, including dividends and stock repurchases, acquisitions and divestitures, financial and related risk management policies and the investment of funds. The Finance Committee operates pursuant to a written charter, which describes its authority and responsibilities in detail, and is available on the Company’s website at https://www.slb.com/who-we-are/corporate-governance/finance-committee.

Science and Technology Committee

The Science and Technology Committee consists of six directors. The Science and Technology Committee advises the Board and management on matters involving the Company’s research and development programs. The Science and Technology Committee operates pursuant to a written charter, which describes its authority and responsibilities in detail, and is available on the Company’s website at https://www.slb.com/who-we-are/corporate-governance/science-and-technology-committee.

Code of Conduct

Schlumberger has adopted a code of conduct entitled The Blue Print and The Blue Print in Action, which applies to all of its directors, officers and employees. Together, these documents describe the purpose, ambition and mindset of the Company and expectations for its employees. Both documents are located at https://www.slb.com/who-we-are/guiding-principles/our-code-of-conduct.

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Policies and Procedures for Approval of Related Person Transactions

In 2007, the Board adopted a written policy with respect to “related person transactions” to document procedures pursuant to which such transactions are reviewed, approved or ratified. Under SEC rules, “related persons” include any director, executive officer, director nominee, or greater than 5% stockholder of the Company since the beginning of the previous fiscal year, and their immediate family members. The policy applies to any transaction in which:

•	the Company is a participant;
•	any related person has a direct or indirect material interest; and
•	the amount involved exceeds $120,000,

but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K.

The Nominating and Governance Committee, with assistance from the Company’s Secretary and General Counsel, is responsible for reviewing and, where appropriate, approving or ratifying any related person transaction involving Schlumberger or its subsidiaries and related persons. The Nominating and Governance Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders.

Since the beginning of 2019, there were no related person transactions under the relevant standards.

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Our Commitment to Stewardship

The energy industry is changing, and Schlumberger’s vision is to define and drive high performance, sustainably. Our core competence is to enable our customers to operate more safely, efficiently, effectively and in an environmentally responsible manner.

Schlumberger has a long history of social and environmental leadership, including:

•	becoming the first company in upstream E&P services to commit to setting a science-based target in emissions reduction;
•	developing the industry-first Stewardship Tool to incorporate sustainability into engineering and operational practices; and
•	being among the first in our industry to establish a nationality and gender diversity goal, and to develop contractual provisions for suppliers regarding employee working conditions.

In line with stakeholder expectations, our Global Stewardship program addresses:

•	opportunities and risks associated with the energy transition and climate change;
•	the protection of the environment;
•	investing in and engaging with the communities where we and our customers live and work; and
•	safeguarding human rights and promoting diversity.

To find out more about our Global Stewardship program, see our annual Global Stewardship Report, which is available at www.slb.com/globalstewardship.

To continuously strengthen and increase transparency around our ESG reporting efforts, we use key sustainability frameworks as main points of references, including:

•	Global Reporting Initiative Standards;
•	IPIECA Sustainability Reporting Guidelines;
•	Sustainability Accounting Standards Board Standards;
•	Task Force on Climate-Related Financial Disclosure (“TCFD”) Recommendations;
•	U.N. Sustainable Development Goals; and
•	U.N. Guiding Principles on Business and Human Rights Reporting Framework (the “U.N. Guiding Principles”).

As part of our Global Stewardship program, we chose, at the corporate level, 11 of the 17 U.N. Sustainable Development Goals that we believe we can affect. In 2019, we began engaging our leadership teams across each of our GeoMarket regions to select Sustainable Development Goals to focus on by country, and to further develop local sustainability plans and objectives.

Our CEO, various of his direct reports, and other members of our management also have sustainability goals incorporated into their short-term incentive compensation opportunity for 2020.

Protecting the Environment and Addressing Climate Change

In December 2019, we became the first company in upstream E&P services to commit to setting a science-based target to reduce our greenhouse gas (“GHG”) emissions, as defined by the Science Based Targets initiative (“SBTi”). In line with SBTi’s defined criteria, we will define our GHG reduction target by 2021. Our science-based target will align with the goals of the U.N. Paris Agreement and will be calculated using expertise from our extensive scientific community. We have set an initial target to reduce GHG emissions from our fuel and power consumption by 30% by 2025. We will revise this target accordingly once our science-based target has been defined and approved. We are also examining opportunities to reduce our indirect GHG emissions from associated input and outputs of our operations.

Also in 2019, we complemented our well-established risk assessment program with a comprehensive climate risk assessment in a country that is representative of our operational activities. This project adopted TCFD’s recommendations related to the identification of opportunities and risks—both financial and physical—associated with climate change, including conducting scenario-based analyses in accordance with the U.N. Paris Agreement. After a detailed evaluation of our operations in the selected country, we identified both acute and chronic physical climate risks, as well as potential risks and opportunities associated with the energy transition. Findings from this project were communicated to Schlumberger management and our Board and are further shaping our internal climate strategy. For example, we launched a global sea-level rise assessment, which we expect to complete in 2020. We have expanded our climate assessment project and, as of January 2020, our operations in countries representing over 50% of our total 2019 revenue are participating in the program.

In addition, we offer a broad portfolio of technologies with a reduced environmental impact aimed at helping our customers in decreasing their environmental footprint; using cleaner chemistry and reducing waste; and increasing decarbonization elements throughout each phase of the oil and gas exploration and production process. Metrics tracked and supported by our Stewardship Tool include:

•	water usage;
•	CO2 emissions;
•	air quality;
•	chemical exposure;
•	local operations safety;
•	land disturbance; and
•	traffic impact and noise.

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A Continued Focus on People

People are at the core of everything we do. In support of the U.N. Sustainable Development Goals, our continued commitment to operationalize social sustainability spans across numerous programs focused on:

•	health and safety;
•	preserving and respecting human dignity;
•	in-country value;
•	developing a diverse workforce; and
•	promoting science, technology, engineering and mathematics (STEM) and health, safety and environmental (HSE) education in the communities where we live and work.

Our social sustainability goals include, by 2025, a 25% gender balance goal across our workforce, and a 2:1 education engagements-to-employees ratio aimed at positively impacting the lives of more than 200,000 children.

We are committed to respecting human rights. We implement a cross-functional leadership approach in our global operations that enables us to align our business priorities and our core values on human rights issues. We recognize the increasing relevance of the U.N. Guiding Principles, which are reflected in our Human Rights Position Statement, our Code of Conduct, and our policies and procedures. During 2019, our key human rights activities included:

•	engaging with internal and external stakeholder groups to identify our salient human rights issues as follows: (i) the workplace; (ii) local communities; (iii) indigenous peoples; (iv) security arrangements; and (v) our supply chain;
•	initiating a high-level risk assessment across our global operations to identify the primary human rights risks in our supply chain in an effort to prevent the indirect use of modern slavery;
•	completing social risks assessments in two countries where we have significant operations, to attempt to secure a more stable operating environment in the communities where we and our customers live. We have completed such assessments in 25 countries since 2009;
•	rolling out online training, completed by more than 100,000 employees to date, focused on respect in the workplace and addressing cultural difference, sexual harassment, bystander intervention and reporting processes; and
•	continuing the implementation in Australia of our Reconciliation Action Plan, which outlines our commitment to develop and improve on our Aboriginal and Torres Strait Islander (First Australians) participation.

Key Stewardship Goals

* Initial target to be revised when our science-based target is defined and approved.

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ITEM 2.	Advisory Resolution to Approve Our Executive Compensation

We are asking our stockholders to approve, on an advisory basis, our executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to attract, motivate and retain talented executive officers;
•	to motivate progress toward Company-wide financial and personal objectives while balancing rewards for short-term and long-term performance; and
•	to align the interests of our executive officers with those of stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also urge stockholders to read the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 49-63, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2020 annual general meeting of stockholders:

RESOLVED, that the stockholders of Schlumberger Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2020 annual general meeting of stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on our Board. Although non-binding, our Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. Unless the Board modifies its policy on the frequency of holding “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will occur in 2021.

Required Vote

A majority of the votes cast is required to approve this Item 2.

If you hold your shares in street name, please note that brokers, banks and holders of record do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker, bank or holder of record how to vote on this proposal, they will deliver a non-vote on this proposal.

The Board of Directors Recommends a Vote FOR Item 2.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation policies and practices as they relate to each person who served as our Chief Executive Officer or Chief Financial Officer in 2019, and the next three most highly compensated executive officers in 2019 (each an “NEO” or a “named executive officer”):

Named Executive Officers	Title
Olivier Le Peuch	Chief Executive Officer
Khaled Al Mogharbel	Executive Vice President, Operations
Patrick Schorn	Executive Vice President, Wells
Hinda Gharbi	Executive Vice President, Reservoir and Infrastructure
Paal Kibsgaard	Former Chairman & Chief Executive Officer
Simon Ayat	Former Executive Vice President & Chief Financial Officer

The purpose of the CD&A is to explain the elements of our NEOs’ compensation; why the Compensation Committee selected these elements; how the Compensation Committee determined the relative size of each element of compensation; the decisions the Compensation Committee made with respect to the 2019 compensation of the NEOs; and the reasons for those decisions.

2019 — Executive Overview

2019 was a year of transformational change and marked the beginning of an exciting new chapter for Schlumberger. In August 2019, Paal Kibsgaard, our then-CEO and Chairman of the Board, retired from both positions after eight years as CEO and four years as Chairman. Olivier Le Peuch, a 33-year veteran of the Company, then became our CEO and a member of our Board. Our Board also changed its leadership structure, splitting the roles of Chair and CEO, and electing a non-executive Chairman of the Board. Later in 2019, we announced that Simon Ayat was stepping down as our Executive Vice President and Chief Financial Officer in January 2020, and that Stephane Biguet, a 24-year Schlumberger veteran, would succeed Mr. Ayat in that role.

Following his appointment, our new CEO laid out his new strategic goals for the Company, with a determined focus on margins expansion, increased return on capital, and free cash flow generation. As a result, we initiated a new scale-to-fit strategy in our North America land operations, began exiting highly commoditized service offerings, removed structural costs to protect margins, and accelerated the deployment of our technology-access business models and our focus on asset-light operations.

Overall Company performance in 2019 was positive, particularly in the international markets, as we continued to capitalize on the strength of our international franchise. We generated $5.4 billion in cash flow from operations and $2.7 billion in free cash flow despite very challenging market conditions, including a sharp decline in North America revenue, driven by weakness in the land market.

Highlights of our 2019 performance include:

•	we returned over $3.0 billion in cash to our stockholders in 2019 through dividends and share repurchases;
•	we fulfilled our commitment to shareholders to generate sufficient cash to meet all cash commitments in 2019, including our cash dividend, while we decreased our net debt year-over-year;
•	consistent with our digital strategy, we formed the Sensia joint venture with Rockwell Automation, and received net proceeds of $238 million at closing. This joint venture is our industry’s first fully integrated digital oilfield automation solutions provider, and will play an important role in the digital transformation of our industry; and
•	consistent with our commitment to monetize non-core, capital-intensive business lines and assets with lower return on capital, we sold our fishing and remedial services, DRILCO and Thomas Tools business, from which we received net proceeds of $348 million at closing. This additional cash generated from the sale of non-core assets gives us the freedom to execute other key elements of our strategy.

An integral part of our new strategy is our responsibility to all stakeholders, as well as the environment and the communities where we live and work. One way that we showed our commitment to environmental sustainability in 2019 was by becoming the first company in the upstream E&P services area to commit to setting a science-based target to reduce our GHG emissions. We believe that this is a necessary and important step to lead positive, measurable changes in GHG emissions within the industry to help reduce climate change.

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Overview of Compensation Decisions for 2019

In 2019, the Compensation Committee continued to focus on strengthening the link between pay and performance; retaining and motivating our top executives through a year of great change and uncertainty; appropriately compensating them for improving on our effective deployment of capital, working capital management and cash flow generation; and promoting long-term stockholder value despite challenging industry conditions.

In this context, and as more fully discussed elsewhere in this CD&A, below are some key actions that our Compensation Committee took with respect to our NEOs’ 2019 compensation:

•	In response to stockholder feedback and to better tie our NEOs’ compensation to the creation of stockholder value, we incorporated a three-year relative total stockholder return (“TSR”) metric, as a downward-only modifier, into all of their 2019 performance-based equity awards. As a result, all of our NEOs’ 2019 performance-based equity awards will vest, if at all, only after a three-year TSR performance period.
•	In connection with Mr. Le Peuch’s promotion to CEO in July 2019 and in lieu of any annual LTI award that he would have otherwise received in 2020, the Board approved an award to him of performance share units (“PSUs”) with a target value of $10.5 million (the “July 2019 PSU award”), in order to align his incremental 2019 compensation with his new role. This award was 100% performance-based and made on the same terms as the long-term incentive (“LTI”) awards granted to our NEOs in January 2019, using return on capital employed (“ROCE”) and free cash flow conversion as base performance metrics.
•	Because the July 2019 PSU award represented Mr. Le Peuch’s estimated annual LTI target award in his new role as CEO, and in light of his PSU award in April 2019 upon his appointment as Chief Operating Officer, the Board determined that Mr. Le Peuch should not receive an annual LTI award in January 2020.
•	Other than in the case of promotions as described in this CD&A, we held base salaries flat for all NEOs and did not increase any of our NEOs’ 2019 target annual cash incentive opportunity.
•	The Company promoted two other NEOs in connection with our leadership transition: Mr.Al Mogharbel, our Executive Vice President, Operations; and Ms. Gharbi, our Executive Vice President, Reservoir and Infrastructure. The Compensation Committee approved base salary increases for Mr. Al Mogharbel and Ms. Gharbi, and a PSU award to Mr. Al Mogharbel, in connection with their promotions.
•	Our Compensation Committee approved grants of three-year vesting restricted stock units (“RSUs”) to Mr. Al Mogharbel, Ms. Gharbi and Mr. Schorn, our Executive Vice President, Wells, for retention purposes through the CEO transition. The awards will vest only after three years, which provides senior executive stability to us and our shareholders in the time of our CEO transition.

Stockholder Engagement; 2019 Say-On-Pay Vote

Our Compensation Committee is committed to seeking and considering stockholder feedback in designing and managing our executive compensation program. We proactively engage with our stockholders regarding executive compensation and other corporate governance matters throughout the year, as discussed further in “Corporate Governance—Stockholder Engagement” on page 13. Our compensation program design for 2019 was largely developed and implemented in response to, and as a product of, discussions with our stockholders.

In 2018, we reached out twice to our stockholders. First, in advance of our 2018 annual general meeting, we contacted 20 of our largest stockholders, representing 47% of our outstanding stock, and met with 14 of them, representing 35% of our outstanding common stock, to seek their views on our executive compensation program. Later in the year, we reached out to 18 of our largest stockholders, representing 41% of our outstanding stock, and eight of these stockholders, representing 24% of our outstanding stock, accepted our request for a meeting. Senior members of our management team and, in several cases, our lead independent director and the chair of our Compensation Committee, engaged these stockholders in frank and productive discussions regarding our executive compensation program. In response to stockholder feedback, the Compensation Committee in January 2019 approved significant changes to our executive compensation program, which are reflected above under “—Overview of Compensation Decisions for 2019” and are also summarized in the chart below.

Following these stockholder engagement efforts, 95.8% of the votes cast at our 2019 annual general meeting of stockholders voted in favor of our executive compensation program.

Our Board and Compensation Committee recognize that continued, regular engagement with our stockholders is critical to maintaining the substantial stockholder support of our executive compensation program that they demonstrated at our 2019 annual general meeting, as well as to further align our executive compensation objectives with our stockholders’ priorities. As a result, in fall 2019, senior members of our management team reached out to 26 of our largest stockholders, representing 50% of our outstanding stock, to offer to discuss compensation matters and listen to their feedback. None of these stockholders requested a meeting with us, because, among other reasons, we had implemented changes to our compensation program design that addressed their concerns. We intend to continue to consider our stockholders’ priorities and recommendations with respect to our executive compensation program design and practices in 2020 and beyond.

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Annual Cash Incentive Awards

WHAT WE HEARD IN 2018	WHAT WE DID IN 2019
Some stockholders said our NEOs’ key personal objectives constituted too large a portion of their annual cash incentive opportunity, and preferred that a larger portion of their annual cash incentive awards be based on achieving quantitative Company financial goals.

Beginning with our 2018 compensation program, we reduced the weighting of our NEOs’ key personal objectives under our annual cash incentive plan from 50% to 30%, and correspondingly increased the weighting of quantitative Company financial goals to 70% under that plan. As a result, for our 2019 annual cash incentive program:

•  70% of our NEOs’ cash incentive award opportunity was based on achievement of quantitative Company financial goals, as follows:

•  30% based on achievement of earnings per share, excluding charges and credits (“adjusted EPS”), targets;

•  40% based on absolute dollar cash flow generation targets; and

•  30% of our NEOs’ cash incentive award opportunity was based on achievement of pre-established key personal objectives.

Long-Term Incentive Equity Awards

WHAT WE HEARD IN 2018	WHAT WE DID IN 2019
Some stockholders encouraged us to incorporate a TSR metric into our performance-based equity awards. The rationale for including this metric would be to better tie our executives’ compensation to the creation of stockholder value.

We introduced a three-year relative TSR modifier to all of our 2019 PSU awards. Under this modifier, the number of shares earned upon vesting of the PSUs will be reduced by 25 percentage points if our cumulative TSR during the three-year TSR performance period is in the bottom 33rd percentile relative to the TSR of the individual companies comprising the Philadelphia Oil Service Sector (“OSX”) Index.

The relative TSR modifier will only reduce the number of shares earned under a PSU award, but will not increase the number of shares earned.

Some stockholders requested that the performance and vesting period for all future PSUs be at least three years.	As a result of the three-year relative TSR modifier, all PSUs awarded to our NEOs in 2019 will vest, if at all, only after a three-year TSR performance period.

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Our Executive Compensation Best Practices

The following is a summary of some of our executive compensation best practices and policies.

WHAT WE DO
100% of Annual LTI Awards are Performance-Based. 100% of our NEOs’ annual equity-based compensation is performance-based, using a variety of performance measures.
At Risk Pay. A significant portion of our NEOs’ pay is at risk, and is based on a mix of absolute and relative financial and operational metrics. In 2019, approximately 88% of our former CEO’s 2019 total direct compensation was at risk.
Our Annual Cash Incentive Awards are Performance-Based. At least 70% of our NEOs’ annual cash incentive opportunity is based on achievement of rigorous quantitative Company financial goals.
Clawback Policy. Our clawback policy, and the terms of our equity awards, allow our Board to recoup performance-based cash and equity awards in specified instances.
Robust Executive Stock Ownership Requirements. Under our stock ownership guidelines, our CEO must own an amount of our stock valued at six times his annual base salary; our executive vice presidents must own at least three times their annual base salary; and all other executive officers must own at least two times their annual base salary.
Mandatory Retention of Shares. Our executives must retain 50% of the net shares acquired upon the exercise of stock options and the vesting of PSUs and RSUs, until they achieve the required ownership level under our stock ownership guidelines.
Annual Peer Compensation Review. We annually review the compensation opportunities for all of our executive officers against our peer groups.
WHAT WE DON’T DO
No gross-ups on excise taxes.
No repricing or exchange of underwater options without stockholder approval.
No hedging or pledging of Schlumberger stock by directors or executive officers.
No LTI or annual cash incentive payouts if we fail to achieve pre-established threshold performance criteria.
No excessive perquisites to executive officers.
No executive pension or insurance plans exclusively for executive officers. We also do not grant extra years of credited service to our executive officers under our supplementary pension plans.
No employment, severance or change-in-control agreements with newly hired executive officers.
No automatic acceleration of equity awards upon a change in control.
No automatic share replenishment or “evergreen” provisions in our omnibus stock incentive plans.
PSUs and RSUs do not accrue dividends or dividend equivalents prior to vesting.
We do not dilute our stockholders with excessive equity grants to employees. Our 2019 “burn rate,” or stock awards granted as a percentage of common shares outstanding, was only 0.90%.

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Framework for Setting Executive Compensation in 2019

Executive Compensation Philosophy and Goals

Our executive compensation program is designed so that the higher an executive’s position in the Company, the greater the percentage of compensation that is “at risk” — that is, contingent on our financial performance, long-term stock price performance and individual performance. See “—Relative Size of Direct Compensation Elements” beginning on page 30. The Company believes that having a significant portion of our executives’ compensation at risk more closely aligns their interests with our long-term interests and those of our stockholders.

The table below sets out the elements of our NEOs’ 2019 total direct compensation; certain key features of each element; how we determine their size; and how each of these elements of compensation supports our business strategy.

TYPE	ELEMENT	KEY FEATURES	HOW WE DETERMINE	HOW ELEMENT SUPPORTS OUR STRATEGY
Return on Capital Employed (ROCE) Performance Share Units

•  Relative performance metric: ROCE

•  Based on our average annual ROCE compared to that of several major oilfield service competitors over a 3-year performance period

•  A relative TSR modifier may reduce, but not increase, payouts for performance relative to the individual companies comprising the OSX Index over a 3-year TSR performance period

• See ROCE payout and performance matrix on page 40

•  Motivates and rewards executives for relative outperformance on a key financial metric

•  New TSR modifier reduces PSU payouts if our relative performance is substandard and enhances stockholder alignment

Free Cash Flow (FCF) Conversion Performance Share Units

•  Absolute performance metric: free cash flow conversion

•  Based on our free cash flow conversion as a percentage of our cumulative net income, excluding charges and credits, over a 2-year performance period

•  A relative TSR modifier may reduce, but not increase, payouts for performance relative to the individual companies comprising the OSX Index over a 3-year TSR performance period

• See free cash flow conversion payout and performance chart on page 41

•  Aligns the interests of our executives with long-term stockholder value by tying payouts to our ability to exercise capital discipline and convert cumulative net income into free cash flow

•  New TSR modifier enhances stockholder alignment by extending the vesting period to three years. Also reduces PSU payouts if our relative performance is substandard

Annual Cash Incentive

•  70% based on achievement of quantitative Company financial goals as follows:

•  30% based on achievement of adjusted EPS targets

•  40% based on achievement of absolute dollar value cash flow generation targets

•  30% based on achievement of pre-established key personal objectives

• See adjusted EPS payout and performance chart on page 36 • See cash flow generation payout and performance chart on page 35 • See each NEO’s objectives on pages 36-37

•  Fosters a results-driven, pay-for-performance culture

•  Adjusted EPS reflects stockholder value creation

•  Cash flow generation goals align the interests of our executives with stockholder value by tying payouts directly to generation of cash necessary to enhance stockholder value. These goals are also consistent with our strategy of meeting cash commitments without increasing net debt and our focus on capital discipline

	Annual Base Salary	• Only fixed compensation component • Reviewed every year in January; adjusted when appropriate	• Job scope and responsibilities; experience; individual performance; market data	• Provides a base level of competitive cash compensation when all other pay elements are variable

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In setting our executives’ compensation, we believe that:

•	the pay of our named executive officers and other senior executives should be strongly linked to performance that is evaluated against financial, strategic, operational and personal objectives, as described below in the section entitled “Elements of Total Direct Compensation; 2019 Decisions—Annual Cash Incentive Awards” beginning on page 34;
•	our compensation program should enable us to recruit, develop, motivate and retain top global talent, both in the short-term and long-term, by providing compensation that is competitive and by promoting the Company’s values of people, technology and profit;
•	LTI awards should encourage the creation of long-term stockholder value, align our executives’ compensation with our stockholder returns, and incentivize our executives to achieve difficult but attainable strategic and financial goals that support our long-term performance and our leadership position in our industry; and
•	through our executive stock ownership guidelines, our executives should be required to hold stock acquired through LTI awards, thereby aligning their interests with those of our other stockholders.

Promotion from within the Company is a key principle at Schlumberger, and all of our named executive officers have reached their current positions through career development within the Company. We view diversity of our workforce as both a very important part of our cultural philosophy and a business imperative, as it better enables us to serve clients anywhere in the world.

Relative Size of Direct Compensation Elements

Our executive compensation program consists of three primary elements, comprising our executives’ total direct compensation:

•	LTI awards;
•	annual cash incentives; and
•	base salary.

These elements allow us to remain competitive and attract, retain and motivate top executive talent with current and potential future financial rewards.

The Compensation Committee reviews the elements of our NEOs’ total direct compensation throughout the year, to evaluate whether each element of direct compensation remains competitive with companies in Schlumberger’s two main executive compensation peer groups as described in “Other Aspects of Our Executive Compensation Framework—Peer Group Companies” below. The Compensation Committee relies on its own judgment in making these compensation decisions after its review of external market data of companies in our two main peer groups, including the size and mix of direct compensation for executives in those companies. The Compensation Committee seeks to achieve an appropriate balance between annual cash rewards, which encourage achievement of annual financial and non-financial objectives, and LTI awards, which encourage effective deployment of capital and the generation of cash flow to enable us to execute our strategy.

While external market data provide important guidance in making decisions on executive compensation, the Compensation Committee does not set compensation based on market data alone. When determining the size and mix of each element of an NEO’s total direct compensation, the Compensation Committee also considers the following factors:

•	the size and complexity of the executive’s scope of responsibilities;
•	leadership, management and technical expertise, performance history, growth potential, and position in reporting structure;
•	overall Company and individual performance;
•	retention needs;
•	the recommendations of the CEO (except for his own compensation); and
•	internal pay equity, both in relation to the other NEOs and in comparison with the average pay mix of the Company’s executive officers.

The charts below show the percentage of 2019 base salary, target annual cash incentive and LTI compensation established by the Compensation Committee for Mr. Kibsgaard—our former CEO—and for our other NEOs. As shown in the charts below, approximately 88% of Mr. Kibsgaard’s 2019 target total direct compensation was at risk, and approximately 86% of the 2019 target total direct compensation of our other NEOs was at risk.

(1)	Reflects target full-year total direct compensation of Mr. Kibsgaard, our former CEO. As discussed above under “—2019—Executive Overview,” Mr. Kibsgaard retired effective August 2019 and Mr. Le Peuch was promoted to CEO. Mr. Le Peuch’s target total direct compensation for the period from January 1, 2019 to July 31, 2019 is reflected in “Schlumberger Other NEO 2019 Pay Mix.”
(2)	In order to better reflect the target annual direct compensation mix for our NEOs serving in a non-CEO role, excludes the target total direct compensation for Mr. Le Peuch for the period from August 1, 2019 to December 31, 2019, during which he served as our CEO.

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Based on market data provided by Pay Governance LLC, the Compensation Committee’s independent compensation consultant (“Pay Governance”), our pay mix is generally more weighted toward LTI compensation than that of the companies in our two main executive compensation peer groups. The Compensation Committee may, at its discretion, modify an NEO’s mix of base pay, annual cash incentive and LTIs, or otherwise adjust an NEO’s total compensation, to best fit their specific circumstances. For example, the Compensation Committee may increase the size of an LTI award to an NEO if the aggregate career LTI awards granted do not adequately reflect the executive’s current position and level of responsibility within the Company, taking into account external market practices and the other factors described above.

In January 2019, the Compensation Committee concluded that, based on its review of the relative size of direct compensation elements of companies in our main executive compensation peer groups, as well as internal factors, the mix of base salary, target annual cash incentive and LTI was appropriate for each of our NEOs.

In October 2019, the Compensation Committee reviewed internal pay equity following our CEO transition. Because our executive officers operate as a team, the Compensation Committee considers internal pay equity to be an important factor in its executive compensation decisions. The Compensation Committee reviewed the compensation of Mr. Le Peuch, our CEO, in relation to the compensation of our other executive officer positions, and our NEOs’ compensation both in relation to one another and compared to the average compensation of our other executive officer positions. The Compensation Committee noted that the ratio of target total direct compensation between the CEO and our second-highest paid executive officer was slightly lower than in prior years, in part due to the CEO transition and the proration of Mr. Le Peuch’s base salary and target bonus. The Compensation Committee also noted that the levels of target total direct compensation for the third- to fifth-highest paid officers were very closely clustered together, consistent with their relative positions within the Company. As a result, the Compensation Committee concluded that internal pay equity was appropriate.

The Competition for Our Executive Talent

A primary consideration of the Compensation Committee in overseeing our executive compensation program is the need to motivate and retain what it considers to be the best executive talent in the energy industry. We are the world’s largest oilfield services company and the only such company in the Standard & Poor’s (“S&P”) 100 Index. The Compensation Committee believes that delivering strong long-term stockholder returns and financial and operational results depends on our ability to attract, develop and retain the best talent globally. A highly competitive compensation package is critical to this objective.

In light of the foregoing, the Compensation Committee generally seeks to target total direct compensation for our NEOs between the 50th and 75th percentiles of the Company’s two main executive compensation peer groups; however, the Compensation Committee may position an NEO who is new to a position at or below the 50th percentile for a period of time. An NEO’s target total direct compensation depends on a variety of factors, including tenure in a particular position, individual and Company performance, and internal pay equity.

Our Compensation Committee believes that, for seasoned NEOs, the 50th to 75th percentile range is appropriate to target because of Schlumberger’s leading position in the oilfield services industry; because competition for our executive talent in the oil and gas industry is exceptionally fierce; and because our executives are very highly sought after, not only by our direct oilfield service competitors but by other leading oil and gas and technology-focused companies.

In approving this target range and when setting compensation for 2019, the Compensation Committee considered that many current and former senior executive officers of leading companies in the energy industry have previously served as senior executives at Schlumberger.

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We consider ourselves the “University to the Industry.” Former senior Schlumberger executives have either been, or are, senior executives at the following competitors, customers and other technology-focused companies:

Baker Hughes (past Chairman and CEO, current COO and CHRO, and other current senior executives)	TechnipFMC (current Chairman and CEO, past Chairman and CEO, and current GC, CTO, CHRO and other senior executives)	Weatherford International (past acting CEO and CFO, past interim CFO and other senior executive)
BAE Systems (current CEO and CHRO and other senior executives)	Valaris (current CEO and GC)	Ensco (past CEO, GC and COO)
ConocoPhillips (past CTO)	Calfrac Well Services (past CEO)	Carbo Ceramics (current President & CEO as well as other senior executives)
Magseis Fairfield (current CEO)	BG Group (past Chairman and past COO)	Nabors (current CFO, and multiple other senior executives)
YPF (past CEO)	Frank’s International (past CEO)	Rowan Companies (past CEO)
Patterson-UTI Energy (current CEO)	CGG-Veritas (current CEO and CFO)	Smith International (past CEO and CFO)
Shelf Drilling (current CEO)	NexTier Oilfield Solutions Inc. (current CEO and CFO)	Archer Limited (current Chairman, current CFO, and past CFO and GC)
Keane Group (past CEO)	National Petroleum Services (current CEO)	TEAM, Inc. (current CEO)
Dover Energy (past CFO)	Expro (current CEO, past CEO and CFO, and current senior executive)	Flowserve (current CEO)
Noble Corporation (former GC)	Dril-Quip (current GC)	Tetra Technologies (past COO and other current senior executives)
John Wood Group (current senior executive)	RigNet (current GC)	Aker Solutions (current COO and other senior executives)
ExLog (current Chairman, CFO and COO)	Speedcast International (current COO)	Delek Logistics Partners (current GC)
BJ Services (current CEO)	Sentinel Energy Services (current CEO and Chairman)	Shawcor (current CEO)
Borr Drilling (current CFO)	Rio Tinto (current CHRO)	Key Energy Services (past CEO)
Altus Intervention (multiple current senior executives)	DataCloud (current senior executive)
CEO = Chief Executive Officer	COO = Chief Operating Officer	CTO = Chief Technology Officer
CFO = Chief Financial Officer	GC = General Counsel	CHRO = Chief Human Resources Officer

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Pay-for-Performance — Executive Pay and Alignment

As part of the Compensation Committee’s annual review of our executive compensation program, in July 2019 the Committee directed Pay Governance to prepare a comparative pay-for-performance assessment against two sets of peer group companies:

•	the companies in our oil industry peer group, as identified in the section entitled “Other Aspects of Our Executive Compensation Framework—Peer Group Companies” beginning on page 43; and
•	a core group of our key oilfield services competitors, namely Halliburton, Baker Hughes and National Oilwell Varco (our “core competitor peer group”).

The purpose of the comparative assessment was to determine the degree of alignment between the total realizable compensation of our named executive officers from our 2019 proxy statement and our performance relative to these companies as measured by ROCE, free cash flow growth and TSR. We selected these metrics for their effectiveness in assessing long-term Company performance.

We assessed performance on a three- and five-year basis ending on December 31, 2018, because the Compensation Committee believes that alignment of pay and performance is more effectively assessed over the mid- and long-term. The Compensation Committee reviewed the total realizable compensation of Mr. Kibsgaard, our former CEO, against that of other CEOs (i) in our oil industry peer group and (ii) in our core competitor peer group. It then separately reviewed the total realizable compensation of our named executive officers from our 2019 proxy statement as a group against that of named executive officers at other companies comprising these two peer groups.

As a result of the assessment, the Committee determined that the total realizable compensation of our named executive officers from our 2019 proxy statement was generally aligned with performance, with especially strong alignment between their realizable compensation and free cash flow growth and ROCE performance over the five-year period.

For purposes of the Committee’s assessment, “total realizable compensation” for each period consisted of the following:

•	actual base salary paid;
•	actual cash incentive payouts; and
•	the December 31, 2018 market value of the following:
	•	the intrinsic value of in-the-money stock options granted during the applicable period;
	•	the intrinsic value of any unvested RSUs; and
	•	for performance-based incentive awards, (i) the actual award payout value of awards vesting during the applicable period and (ii) the estimated payout values for awards granted in 2017 and 2018, based on company disclosures (and in all cases based on actual stock prices as of the end of the period, not as of the date of grant).

Elements of Total Direct Compensation; 2019 Decisions

Base Salary

Base salary is the fixed portion of an executive’s annual compensation, which provides some stability of income since the other compensation elements are at risk. On appointment to an executive officer position, base salary is set at a level that is competitive with base salaries in the applicable peer compensation groups for that position, and takes into account other factors described below.

Base salaries for each executive officer are compared annually with similar positions in the applicable compensation peer groups. Base salary changes for executive officers, except the CEO, are recommended by the CEO and subject to approval by the Compensation Committee, taking into account:

•	comparable salaries for executives with similar responsibilities in the applicable peer groups;
•	comparison to internal peer positions;
•	the Company’s performance during the year relative to the previous year and to its market peers;
•	individual business experience and potential; and
•	overall individual performance.

The Compensation Committee reviews the base salary of the CEO in executive session and recommends his base salary to the non-executive members of our Board for approval, based on the criteria described above. In addition to periodic reviews based on the factors described above, the Compensation Committee may adjust an executive officer’s base salary during the year if he or she is promoted or if there is a significant change in his or her responsibilities. In this situation, the CEO (in the case of executive officers other than himself) and the Compensation Committee carefully consider these new responsibilities, external pay practices, retention considerations and internal pay equity, as well as past performance and experience. Alternatively, an executive’s base salary can be frozen for a number of years until it falls in line with comparable positions in the applicable compensation peer groups.

Base Salary Decisions in 2019

Annual Base Salary Review

The Compensation Committee reviewed the compensation of each of our NEOs in January 2019. Upon review of comparative market data and other relevant factors, the Compensation Committee determined to maintain the base salaries of Messrs. Le Peuch, Ayat, Al Mogharbel and Kibsgaard, as well as that of Ms. Gharbi, at their then-current levels. Mr. Kibsgaard’s base salary was frozen from 2015 until his retirement, while Mr. Ayat’s base salary was frozen from 2011 until his retirement.

NEO Promotions

In April 2019, the Compensation Committee approved the following base salary increases to the following NEOs, in connection with their promotions:

•	an increase to Mr. Le Peuch’s base salary from $770,000 to $1,000,000, in connection with his promotion to Chief Operating Officer;
•	an increase to Mr. Al Mogharbel’s base salary from $840,000 to $900,000, in connection with his promotion to Executive Vice President, Operations; and
•	an increase to Ms. Gharbi’s base salary from $700,000 to $770,000, in connection with her promotion to Executive Vice President, Reservoir and Infrastructure.

In July 2019, in connection with Mr. Le Peuch’s promotion to CEO, our Compensation Committee approved a further increase to his base salary from $1,000,000 to $1,400,000, which placed him at approximately the 50th percentile of both the oil industry peer group and the general industry peer group.

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Annual Cash Incentive Awards

The Company pays annual performance-based cash incentives to its executives to foster a results-driven, pay-for-performance culture and to align their interests with those of our stockholders.

The Compensation Committee selects performance-based measures that it believes strike a balance between motivating an executive to increase near-term operating and financial results and driving profitable long-term Company growth and value for stockholders. Annual cash incentive awards are earned according to the achievement of financial, strategic, operational and personal objectives, as described below. The Compensation Committee reviews and approves the financial and other objectives applicable to the NEOs (and, in the case of the CEO, recommends to the non-executive directors of the Board the financial objectives applicable to the CEO). The Compensation Committee believes that, with regard to Company financial targets or performance goals, as well as our NEOs’ key personal objectives, it is important to establish criteria that, while difficult to achieve in an uncertain global economy, are realistic.

Financial Objectives

As discussed above, based on stockholder feedback in 2018, the Compensation Committee approved new financial performance criteria and weightings for the NEOs’ 2019 target annual cash incentive in January 2019, with 30% of their 2019 target annual cash incentive opportunity being based on achievement of adjusted EPS targets and 40% on achievement of pre-established cash flow generation targets.

As a result, for our 2019 annual cash incentive program, the 70% quantitative financial component included two different metrics—adjusted EPS and cash flow generation—in addition to the 30% qualitative portion, as reflected in the following chart:

As shown in the above chart under “Payout Range,” an executive’s 2019 maximum annual cash incentive payment would equal 200% of target, consistent with the maximum payment opportunity for 2017 and 2018.

In 2018, one half of our NEOs’ target annual cash incentive opportunity was based on adjusted EPS targets, and 20% was based on revenue and pretax operating income (“PTOI”) targets, rather than cash flow generation targets. The Compensation Committee determined that it was appropriate to replace the 2018 revenue and PTOI goals with 2019 cash flow generation goals, because it was consistent with Schlumberger’s stated commitment in early 2019 to meet its cash commitments in that year without increasing net debt. This metric also supports our goal to pursue opportunities that enhance stockholder value consistent with our CEO’s new strategy, such as reinvesting in the Company’s future growth, returning value to stockholders through dividends, reducing debt and other strategic initiatives.

The Committee also considered that the cash flow generation goals in the annual cash incentive portion of our NEOs’ compensation program differed from the free cash flow conversion goals contained in the LTI portion of our NEOs’ compensation program. This is because the annual cash incentive portion focuses solely on the absolute amount of cash generated over a one-year period, whereas the free cash flow conversion PSU payout is based on the percentage of free cash flow converted from cumulative net income over a two-year period. The Compensation Committee also determined that it was appropriate to more heavily weight the financial portion of our NEO’s 2019 target annual cash incentive opportunity toward cash flow generation targets instead of adjusted EPS targets.

The Compensation Committee further determined that it was appropriate in 2019 to continue to tie a significant portion—30%—of our NEOs’ annual cash incentive opportunity to the achievement of adjusted EPS goals, because adjusted EPS closely reflects stockholder value creation and aligns the interests of management with those of our stockholders.

The Compensation Committee selected adjusted EPS and cash flow generation as the absolute measures upon which to base the financial portion of our NEOs’ annual cash incentive payout opportunity because they are the primary absolute bases on which we set our performance expectations for the year. We also believe that consistent adjusted EPS growth and cash flow generation lead to long-term stockholder value.

As a general matter, when considering the Company’s operating results for purposes of the financial portion of the annual cash incentive opportunity, the Compensation Committee may make adjustments for unusual or infrequent charges or gains, depending on the nature of the item, when it believes that our executives would be inappropriately penalized by, or would inappropriately benefit from, these items. For example, the Compensation Committee may exclude charges that arise from actions that management takes to proactively address events beyond its control, such as the industry downturn over the past few years, or to adjust for mergers, acquisitions and divestitures.

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Key Personal Objectives

Our NEOs’ key personal objectives are approved early in the fiscal year. The Compensation Committee reviews and, subject to approval by the non-executive members of the Board, approves the key personal objectives of the CEO and assesses his performance against those objectives in determining a portion of his annual cash incentive award opportunity, taking into account performance for the just-completed fiscal year versus predefined commitments for the fiscal year; unforeseen financial, operational and strategic issues of the Company; and any other information it determines is relevant. The CEO reviews and approves the key personal objectives of the other NEOs, and assesses their performance against their pre-approved objectives in a similar way.

Each NEO’s annual cash incentive opportunity is tied to achievement of quantitative and qualitative goals that are specific to that NEO’s position, and may relate to:

•	profitability or revenue growth in the NEO’s area of responsibility;
•	market penetration;
•	acquisitions or divestitures;
•	non-financial goals that are important to the Company’s success, including:
	•	people-related objectives such as retention, engagement and diversity;
	•	ethics and compliance;
	•	health and safety objectives;
	•	ESG objectives;
	•	service quality;
	•	new technology introduction; and
	•	any other business priorities.

2019 Annual Cash Incentive Results

Upon review of market data, and taking into consideration internal pay equity and that the target annual cash incentive opportunity of our NEOs was already positioned competitively from a market perspective, the Compensation Committee determined in January 2019 to leave the target annual cash incentive opportunity for all NEOs unchanged from 2018. In July 2019, the Compensation Committee approved an increase to Mr. Le Peuch’s target annual cash incentive opportunity from 100% to 150% when he was promoted to Chief Executive Officer. As a result, the 2019 target annual cash incentive opportunity was 150% of base salary for Mr. Kibsgaard and Mr. Le Peuch (effective August 2019), and 100% of base salary for our other NEOs (including Mr. Le Peuch through July 2019).

2019 Cash Flow Generation Targets and Results

The process used to set annual cash flow generation targets starts with a review of plans and projections following bottom-up planning from the field. Cash flow generation targets may increase or decrease year-over-year, taking into account:

•	our operating and non-operating cash requirements;
•	industry cycles;
•	anticipated customer spending;
•	activity growth potential;
•	pricing;
•	introduction of new technology; and
•	commodity prices.

The Compensation Committee approved a cash flow generation metric to align our executives’ short-term incentive compensation with our publicly-stated goal of meeting all cash commitments in 2019 without increasing our net debt. The Committee also believed the metric should encourage management to pursue its strategy of divesting certain non-core businesses and assets while at the same time holding management accountable for investment and acquisition opportunities that it chose to pursue. However, the Committee believed that it was appropriate to exclude acquisitions requiring cash investments and divestitures generating proceeds in excess of $500 million from our cash flow generation goals, because the Committee considered that such transactions would be enterprise-level transactions that should be evaluated and pursued independently, and not be tied to short-term cash incentive payouts.

Based on the foregoing, and for purposes of the 2019 annual cash incentive payouts, the Compensation Committee approved the following formulation for measuring our cash flow generation:

•	cash flow from operations less capital expenditures, investments in existing assets under Asset Performance Solutions (“APS”) (formerly Schlumberger Production Management), and multiclient seismic data costs capitalized;
•	less certain charges set forth in Appendix A;
•	less cash paid for business acquisitions and investments, net of cash acquired, provided that the purchase price for each of the individual transactions was less than $500 million; and
•	plus proceeds from the divestiture of businesses or assets, net of cash divested, provided that the proceeds from each of the individual transactions was less than $500 million.

The Compensation Committee set the following full-year cash flow generation targets and corresponding payouts for 2019. In setting these goals for 2019, the Compensation Committee approved cash flow generation targets at levels that reflected an 11 percent increase over the 2018 cash flow generation of $2.52 billion.

2019 Cash Flow Generation Performance Targets		% of Cash Flow Generation Portion (Payout %)
Less than	$2.24 billion	0%
	$2.24 billion	50%
	$2.80 billion	100%
	$3.36 billion	275%

For cash flow generation results between any two targets, payout is prorated. No cash incentive is earned if we do not achieve the threshold cash flow generation target.

Our 2019 cash flow generation was $3.39 billion. This resulted in a payout of 275% of the cash flow generation portion of the 2019 cash incentive opportunity.

For a reconciliation of cash flow generation to cash flow from operations, see Appendix A.

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2019 Adjusted EPS Targets and Results

In 2019, the Compensation Committee changed the process for setting annual adjusted EPS targets. Rather than setting adjusted EPS targets based on the same process as it does for setting cash flow generation targets (as described above), the Compensation Committee at its January 2019 meeting approved an adjusted EPS performance matrix informed by market analysts’ consensus estimates of our 2019 adjusted EPS as reported on Bloomberg in late February 2019 (“EPS consensus”).

The Compensation Committee believed that this methodology—setting our 100% performance target equal to EPS consensus—would more accurately reflect our performance against stockholders’ and analysts’ expectations of Company performance in 2019. The Committee also believed that this methodology would allow our adjusted EPS performance goals to be informed by analysts’ consensus estimates as to our whole industry, because by late February most of our competitors and customers would have reported their full-year audited results for the prior year and provided forecasts for the current year.

As a result of this change, in late February 2019, the Compensation Committee approved the following full-year adjusted EPS targets and corresponding payouts for 2019 based on EPS consensus:

2019 Adjusted EPS Performance Targets		% of Adjusted EPS Portion (Payout %)
Less than	$1.28	0%
	$1.28	50%
	$1.60	100%
	$1.92	200%

For adjusted EPS results between any two targets, payout is prorated. No cash incentive is earned if we do not achieve the threshold adjusted EPS target.

The new methodology described above resulted in our 2019 adjusted EPS performance goals being lower than our 2018 adjusted EPS goals, and a target performance goal that was slightly lower than our actual 2018 adjusted EPS. The Committee considered these factors in approving the new methodology and determined that the benefits of a more market-derived adjusted EPS matrix informed by analysts’ estimates, full-year 2018 industry data and customer and competitor forecasts for 2019 outweighed possible concerns that our 2019 adjusted EPS performance goals may superficially appear less rigorous compared to the prior year’s goals.

As in prior years, the Compensation Committee evaluated our performance based on adjusted EPS, consistent with the manner in which we present our results in earnings announcements and in presentations to investors. It is also consistent with how analysts present their estimates. In deciding to exclude the charges and credits set forth in Appendix A in calculating our adjusted EPS, the Compensation Committee considered that the charges were almost entirely noncash and were driven primarily by external market conditions. In addition, the Committee determined that the charges did not reflect Schlumberger’s operating trends.

Schlumberger’s 2019 adjusted EPS was $1.47, while 2019 loss per share on a GAAP basis was $7.32. For a reconciliation of adjusted EPS to loss per share on a GAAP basis, see Appendix A. Based on these results, the Compensation Committee approved a payout of 80% of target for 2019 for the adjusted EPS component of our NEOs’ annual cash incentive opportunity.

2019 Key Personal Objectives and Results

Mr. Le Peuch had the following key personal objectives:

GOAL	ACHIEVEMENT
• Oversee development of new corporate strategy; secure Board approval; and oversee deployment of the same. This objective was critical to the long-term success and performance of the Company following our CEO transition and the multi-year industry downturn.	• Achieved.
• Implement key organizational changes, including a new Integrated Performance Management (“IPM”) group and a corporate performance management function.	• Achieved.
• Improve Company service and product quality, measured by a reduction in the Company’s rate of non-productive time by a target threshold.	• Achieved.
Mr. Le Peuch earned 100% of his total 2019 cash incentive award opportunity under his key personal objectives.

Mr. Al Mogharbel had the following key personal objectives:

GOAL	ACHIEVEMENT
• Reduce total reportable incident frequency to a target threshold for all regions outside North America.	• Achieved.
• Achieve, through his leadership and involvement, a win rate over a target threshold for material Company tenders.	• Partially achieved.
• Increase margins for two major Integrated Drilling Services projects in second half of 2019 versus first half of 2019.	• Achieved.
Mr. Al Mogharbel earned 83.3% of his total 2019 cash incentive award opportunity under his key personal objectives.

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Mr. Schorn had the following key personal objectives:

GOAL	ACHIEVEMENT
• Define and execute the newly-established IPM organization, to support the growth of the IPM product lines.	• Achieved.
• Execute on Schlumberger Production Management realignment strategy.	• Achieved.
• Develop and implement individual product line strategies aligned with new corporate strategy.	• Achieved.
Mr. Schorn earned 100% of his total 2019 cash incentive award opportunity under his key personal objectives.

Ms. Gharbi had the following key personal objectives:

GOAL	ACHIEVEMENT
• Define and execute restructuring of rig and rig equipment product lines.	• Achieved.
• Develop strategy for OneSurface® product line to align with new corporate strategy.	• Achieved.
• Reduce Cameron inventory to a specified amount.	• Partially achieved.
• Increase Cameron bookings to a specified amount.	• Partially achieved.
Ms. Gharbi earned 66.7% of her total 2019 cash incentive award opportunity under her key personal objectives.

Mr. Kibsgaard had the following key personal objectives:

GOAL	ACHIEVEMENT
• Prepare for, support and oversee transition plan of successor Chief Executive Officer.	• Achieved.
• Oversee the development and strategic planning for key climate-related sustainability initiative.	• Achieved.
• Reduce Company’s global total reportable incident frequency to a target threshold.	• Achieved.
Mr. Kibsgaard earned 100% of his total 2019 cash incentive award opportunity under his key personal objectives.

Mr. Ayat had the following key personal objectives:

GOAL	ACHIEVEMENT
• Develop and implement debt refinance and long-term liquidity plan to align capital structure with new corporate strategy.	• Achieved.
• Complete strategic reviews of Schlumberger Production Management and North America business and capital structure; and develop plans for alignment with new corporate strategy.	• Achieved.
• Prepare for, support and oversee transition plan of successor Chief Financial Officer.	• Achieved.
Mr. Ayat earned 100% of his total 2019 cash incentive award opportunity under his key personal objectives.

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Long-Term Equity Incentive Awards

LTI awards are designed to give NEOs and other high-value employees a long-term stake in the Company, provide incentives for the creation of sustained stockholder value, act as long-term retention and motivation tools, and directly tie employee and stockholder interests over the long term.

Since 2017, the Compensation Committee has granted 100% of our executives’ annual LTI awards in the form of PSUs, with payouts contingent on achievement of both absolute and relative Company financial performance goals.

In January 2019, in response to stockholder feedback, we incorporated a three-year relative TSR modifier into all of our 2019 PSU awards, in order to better tie our executives’ compensation to the creation of stockholder value.

The Compensation Committee believes that our current LTI program serves the following objectives:

•	creates a stronger and more visible link between executive pay and Company performance;
•	furthers align our executives’ interests with those of our stockholders;
•	disincentivizes substandard performance relative to other companies in our industry;
•	mitigates the impact of the cyclical nature of our industry on our LTI program; and
•	ties management incentives to key metrics that our management can more readily control.

No shares will vest under the PSUs awarded to our NEOs if we do not achieve pre-established threshold performance levels. No dividends will accrue or be paid on any unvested PSUs during the applicable performance periods.

In January 2019, our NEOs earned 171% of the target shares of our common stock upon vesting of the three-year PSUs that were granted to our NEOs in 2016, and 250% of the target shares of our common stock upon vesting of the two-year PSUs that were granted in 2017. In January 2020, our NEOs earned 141% of the target shares of our common stock upon vesting of the three-year PSUs that were granted to our NEOs in 2017, and 250% of the target shares of our common stock upon vesting of the two-year PSUs that were granted in 2018. See “Payouts Under PSU Awards” beginning on page 41.

How We Determined the Value of 2019 LTI Equity Awards

The value of an executive’s LTI grant increases with the level of an executive’s responsibility at the Company. For the CEO and our other NEOs, it is the largest element of their total direct compensation. In determining the value of LTI awards granted to NEOs, the Compensation Committee (in recommending approval by the Board of the CEO’s awards) and the CEO (in recommending awards for the other NEOs) first consider market data regarding the LTI value for the most comparable positions in the Company’s executive compensation peer groups, as well as several other factors, which may include:

•	the Company’s financial and operating performance during the relevant period;
•	the size and mix of the compensation elements for the executive officer;
•	retention;
•	achievement of non-financial goals;
•	the executive officer’s contribution to the Company’s success;
•	the level of competition for executives with comparable skills and experience;
•	the total value and number of equity-based awards granted to an executive over the course of his or her career, together with the retentive effect of additional equity-based awards; and
•	internal equity of peer position career grants.

The Compensation Committee approved the target dollar value of annual LTI awards for our NEOs in 2019 at its January meeting, based on the relevant factors above.

LTI Grants to Our NEOs in 2019

Annual PSU Grants; TSR Modifier

In January 2019, the Compensation Committee decided to hold flat the 2019 target annual LTI grant values for all our NEOs, based on its review of comparator peer group data and the market environment. The Compensation Committee approved (and in the case of Mr. Kibsgaard, the non-executive members of the Board approved):

•	awards of PSUs with a three-year ROCE performance period (the “2019 ROCE PSUs”). These PSUs will vest, if at all, based on our average annual ROCE achieved over a three-year performance period commencing in 2019 as compared to the average annual ROCE of our key oilfield services competitors taken together over the same period. The 2019 ROCE PSUs constitute 50% of our executives’ 2019 target annual LTI dollar value. See “—2019 ROCE PSUs: Performance Measures and Goals” beginning on page 39.
•	awards of PSUs with a two-year FCF conversion performance period (the “2019 FCF Conversion PSUs”). These PSUs will vest, if at all, based on the percentage of our cumulative net income, excluding charges and credits, that we are able to convert to free cash flow in 2019 and 2020. The 2019 FCF Conversion PSUs constitute the other 50% of our executives’ 2019 target annual LTI dollar value. See “—2019 FCF Conversion PSUs: Performance Measures and Goals” beginning on page 40.

The Board also approved a three-year relative TSR modifier that applies to all 2019 ROCE PSUs and 2019 FCF Conversion PSUs. As a result, all of our NEOs’ 2019 PSUs are subject to a three-year TSR performance metric and will vest, if at all, only after a three-year TSR performance period.

Under this modifier, the number of shares that our NEOs would earn will be reduced by 25 percentage points (e.g. from 100% of target to 75% of target) if our cumulative TSR during the three-year TSR performance period commencing in 2019 is in the bottom 33rd percentile relative to the TSR of the individual companies comprising the OSX Index. This modifier will only reduce the number of shares earned under a PSU award, but will not increase the number of shares earned.

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The following table details the target number of ROCE PSUs and FCF Conversion PSUs granted to our NEOs in January 2019 and the estimated grant date fair values of the NEOs’ 2019 and 2018 annual LTI awards, as well as the year-over-year percentage change between the two amounts.

Name	Target Number of ROCE PSUs	Target Number of FCF Conversion PSUs	Target Value of 2019 Annual LTI Grants(1)(2)	Target Value of 2018 Annual LTI Grants(2)	% Change
O. Le Peuch	44,800	44,800	$3,200,000	$3,200,000	0%
K. Al Mogharbel	44,800	44,800	$3,200,000	$3,200,000	0%
P. Schorn	44,800	44,800	$3,200,000	$3,200,000	0%
H. Gharbi	44,800	44,800	$3,200,000	$3,200,000	0%
P. Kibsgaard	168,000	168,000	$12,000,000	$12,000,000	0%
S. Ayat	56,000	56,000	$4,000,000	$4,000,000	0%

(1)	Excludes PSU grants awarded to Messrs. Le Peuch and Al Mogharbel in connection with their promotions in 2019.
(2)	The actual grant date fair value of each grant, computed in accordance with applicable accounting standards, is disclosed in the Grants of Plan-Based Awards for Fiscal Year 2019 table on page 51.

NEO Promotions

The Compensation Committee approved the following PSU awards to certain NEOs in 2019 in connection with their promotions, each such award having terms identical to the grants made in January 2019:

•	an award to Mr. Le Peuch of PSUs having an estimated grant date fair value of $800,000, in connection with his promotion to Chief Operating Officer.
•	an award to Mr. Al Mogharbel of PSUs having an estimated grant date fair value of $520,000, in connection with his promotion to Executive Vice President, Operations.
•	the July 2019 PSU award to Mr. Le Peuch of PSUs having an estimated grant date fair value of $10.5 million, in connection with his promotion to CEO in July 2019 and in lieu of any annual LTI award that he would have otherwise received in 2020.

Because the July 2019 PSU award represented Mr. Le Peuch’s estimated annual LTI target award in his new role as CEO, and in light of Mr. Le Peuch’s PSU award earlier in 2019 upon his appointment as Chief Operating Officer (described above), the Board determined that Mr. Le Peuch should not receive an annual LTI award in January 2020.

In addition, in connection with our CEO transition, the Compensation Committee approved grants of RSUs to three of our senior operational executives. The purpose of these awards was to retain these key executives through the CEO transition. The awards represented only 25% of our key executives’ total reported compensation for 2019. They will vest only after three years, which provides senior executive stability to us and our shareholders.

The three NEOs received the following grants of RSUs in April 2019:

•	an award to Mr. Al Mogharbel of RSUs having an estimated grant date fair value of $2.0 million;
•	an award to Ms. Gharbi of RSUs having an estimated grant date fair value of $1.5 million; and
•	an award to Mr. Schorn of RSUs having an estimated grant date fair value of $1.5 million.

These RSUs will vest in April 2022, subject to the executive’s continued employment with us through the vesting date.

2019 ROCE PSUs: Performance Measures and Goals

In January 2019, the Compensation Committee set goals for the 2019 ROCE PSUs based on our average annual ROCE over a three-year performance period as compared to the average annual ROCE of the following oilfield services competitors, taken together over the same period: Halliburton, Baker Hughes, Weatherford, National Oilwell Varco and TechnipFMC (collectively, the “ROCE comparator group”).

ROCE is a measure of the efficiency of our capital employed and is a comprehensive indicator of long-term Company and management performance. We selected a ROCE metric that is relative because it allows us to directly compare how we deploy our capital against key comparator companies in oilfield services. Furthermore, ROCE measures performance in a way that is tracked and understood by many of our investors. This is also the metric that the Compensation Committee approved for the PSUs issued to our NEOs in 2018.

Our selection of ROCE as a performance metric for our 2019 PSUs is also consistent with our strategic priorities. The Compensation Committee believes that tying a part of our senior executives’ LTI pay to achieving our capital efficiency goals and comparing these results to that of key competitors in oilfield services will motivate our executives to continue to innovate. The Compensation Committee also believes that improvements in efficiency through innovation will increase revenue and improve margins through our continued focus on pricing and cost control.

The ROCE performance period for the 2019 ROCE PSUs began on January 1, 2019 and ends on December 31, 2021. They are also subject to a three-year TSR performance period under the relative TSR modifier, over the same period.

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Vesting of these PSUs will depend on our performance compared to average ROCE of our comparator group, as illustrated in the graph below. If our average annual ROCE over the three-year period is equal to that of our ROCE comparator group as a whole, then the 2019 ROCE PSUs will vest at 100% of target. The number of PSUs that will vest and convert to shares as of the vesting date can range from 0% to 250%. In no event will payout exceed 250%. If our ROCE achieved is less than or equal to six percentage points below the average of the ROCE comparator group, no 2019 ROCE PSUs will vest and no shares will be earned.

At the end of the ROCE and TSR performance periods, the Compensation Committee will certify our average ROCE and that of the ROCE comparator group as a whole. The Committee will then determine the percentage of shares earned based on the graph below, as adjusted for the three-year relative TSR modifier:

2019 ROCE PSU Payout Matrix

We calculate ROCE as a ratio, the numerator of which is (a) income from continuing operations, excluding charges and credits plus (b) after-tax net interest expense, and the denominator of which is (x) stockholders’ equity, including non-controlling interests (average of beginning and end of each quarter in the year), plus (y) net debt (average of beginning and end of each quarter in the year). The Compensation Committee may adjust the Company’s income from continuing operations to take into account the effect of significant impacts or activities that are not representative of underlying business operations, such as acquisitions, divestitures, asset impairments and restructurings. Furthermore, the Compensation Committee evaluates, and may adjust for, the effect of acquisitions or divestments on a case-by-case basis for purposes of the ROCE calculation.

2019 FCF Conversion PSUs: Performance Measures and Goals

In January 2019, the Compensation Committee set goals for the 2019 FCF Conversion PSUs based on the percentage of our cumulative net income, excluding charges and credits, that we are able to convert to free cash flow over a two-year performance period.

The performance period for the FCF Conversion PSUs began on January 1, 2019 and ends on December 31, 2020. The Committee believed it was appropriate to set two-year FCF conversion performance goals due to the difficulty in setting meaningful cash flow performance targets over longer periods of time in our cyclical industry. The Compensation Committee set the target free cash flow conversion goal at 70%, which was the same as in 2018.

As stated previously, the 2019 FCF Conversion PSUs are also subject to a three-year TSR performance period under the relative TSR modifier, from January 1, 2019 to December 31, 2021.

Free cash flow is an important liquidity measure for the Company and is useful to investors and to management as a measure of the Company’s ability to generate cash. Our selection of free cash flow as a percentage of cumulative net income converted as the performance metric for the 2019 FCF Conversion PSUs is also part of our goal to better align executive compensation with stockholder returns and encourage our executives to maintain capital discipline through business cycles. Once business needs and obligations are met, this cash can be used to reinvest in the Company for future growth or to return to stockholders through dividend payments or share repurchases. The Compensation Committee believes that tying a part of our NEO’s LTI payout to our efficiency in converting cumulative net income to free cash flow incentivizes our executives to increase the liquidity of the Company.

For purposes of the 2019 FCF Conversion PSUs, free cash flow represents cash flow from operations, excluding charges and credits, less capital expenditures, investments in APS projects (formerly known as Schlumberger Production Management), and multiclient seismic data costs capitalized. The terms of these PSUs allow for cash payments made in the acquisition of baseline production and investments up to first production for APS projects to be excluded from the calculation of free cash flow. The purpose of these exclusions is to avoid creating a potential disincentive to appropriately invest in the APS business. However, in 2019, as part of our new strategy, we announced that we would no longer take equity positions in oil and gas assets. We also stated that we would not use cash to pay upfront costs of new projects. As a result, we do not anticipate any such exclusions to our free cash flow under our 2019 FCF Conversion PSUs.

The Compensation Committee has the discretion to adjust the Company’s income from continuing operations to take into account the effect of significant impacts or activities that are not representative of underlying business operations, such as acquisitions, divestitures, asset impairments and restructurings. Furthermore, the Compensation Committee evaluates, and may adjust for, the effect of acquisitions or divestments on a case-by-case basis for purposes of the free cash flow calculations.

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Vesting of the 2019 FCF Conversion PSUs requires us to convert no less than 50% of our cumulative net income to free cash flow over the FCF conversion performance period. In calculating this achievement, the Compensation Committee will certify the cumulative free cash flow and net income generated by the Company over the two-year FCF conversion performance period. If the percentage of free cash flow conversion is less than or equal to 50%, no shares of our common stock will be earned.

The number of PSUs that will convert to shares at the end of the performance period can range from 0% to 250%. In no event will payout exceed 250%. The percentage achieved will depend on our performance over the FCF conversion performance period as illustrated in the following table. At the end of the FCF conversion and TSR performance periods, the Compensation Committee will determine the number of shares earned based on the table below, as adjusted for the three-year relative TSR modifier:

Cumulative Cash Converted to FCF	% of Target Shares Earned (Payout %)(1)
Less than or equal to 50%	0%
60%	50%
70%	100%
90%	200%
Equal to or greater than 100%	250%
(1)	Fractional shares rounded up to the next whole share. Number of shares determined by linear interpolation between performance levels.

Payouts Under PSU Awards

2019 Payouts Under 2016 ROCE PSUs

In January 2016, the Compensation Committee granted PSUs to our NEOs and conditioned payout based on our average annual ROCE achieved over a three-year performance period as compared to the average annual ROCE of the ROCE comparator companies (the “2016 ROCE PSUs”).

In January 2019, the Compensation Committee approved the results for the 2016 ROCE PSUs relative to the performance criteria that the Compensation Committee had previously approved. Specifically, the Compensation Committee determined that, based on the then-available reported results of the ROCE comparator companies, the 2016 ROCE PSUs had been earned at 171% of target, based on Schlumberger’s annual average ROCE of 310 basis points above the average of the ROCE comparator group through September 30, 2018, which was at the time the most recent fiscal period end reported by all of the companies comprising the ROCE comparator group. Because the award agreements for the 2016 ROCE PSUs provide that the PSUs are earned and settled in common stock as soon as practicable following the end of the ROCE performance period, the Compensation Committee approved the issuance of 90% of the shares that the Compensation Committee determined had been earned under the 2016 ROCE PSUs for the period from January 2016 through September 2018, since most of the companies in the ROCE comparator group had not yet reported their 2018 audited results.

In March 2019, the Company issued the number of additional shares determined to have been earned upon the disclosure of all of the ROCE comparator companies’ full-year 2018 audited results based on achievement of the 171% of target.

2019 Payouts Under 2017 Free Cash Flow PSUs

In January 2017, the Compensation Committee granted PSUs to our NEOs and conditioned payout based on the cumulative free cash flow generated from January 1, 2017 to December 31, 2018, as a percentage of cumulative net income generated over that same period, excluding charges and credits (the “2017 FCF Conversion PSUs”).

In January 2019, the Compensation Committee determined that we achieved cumulative free cash flow conversion of 133% for the two-year performance period, representing achievement of 250% of target, based on the Committee’s previously approved performance criteria. As a result, our NEOs earned 250% of target under the 2017 FCF Conversion PSUs. We issued the shares that were earned under the FCF Conversion PSUs in the form of restricted stock. These shares were subject to a mandatory one-year hold period, and were converted to non-restricted shares in January 2020.

2020 Payouts Under 2017 ROCE PSUs

In January 2017, the Compensation Committee granted PSUs to our NEOs and conditioned payout based on our average annual ROCE achieved over a three-year performance period as compared to the average annual ROCE of the ROCE comparator companies (the “2017 ROCE PSUs”).

In January 2020, the Compensation Committee approved the results for the 2017 ROCE PSUs relative to the performance criteria that the Compensation Committee had previously approved. Specifically, the Compensation Committee determined that, based on the then-available reported results of the ROCE comparator companies, the 2017 ROCE PSUs had been earned at 141% of target, based on Schlumberger’s annual average ROCE of 200 basis points above the average of the ROCE comparator group through September 30, 2019, which was at the time the most recent fiscal period end reported by all of the companies comprising the ROCE comparator group. Because the award agreements for the 2017 ROCE PSUs provide that the PSUs are earned and settled in common stock as soon as practicable following the end of the ROCE performance period, the Compensation Committee approved the issuance of 90% of the shares that the Compensation Committee determined had been earned under the 2017 ROCE PSUs for the period from January 2017 through September 2019, since most of the companies in the ROCE comparator group had not yet reported their 2019 audited results. Any additional shares finally determined to have been earned will be issued after all of the ROCE comparator companies disclose their full-year 2019 audited results.

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2020 Payouts Under 2018 Free Cash Flow PSUs

In January 2018, the Compensation Committee granted PSUs to our NEOs and conditioned payout based on the cumulative free cash flow generated from January 1, 2018 to December 31, 2019, as a percentage of cumulative net income generated over that same period, excluding charges and credits (the “2018 FCF Conversion PSUs”).

In January 2020, the Compensation Committee determined that we achieved cumulative free cash flow conversion of 129% for the two-year performance period, representing achievement of 250% of target, based on the Committee’s previously approved performance criteria. As a result, our NEOs earned 250% of target under the 2018 FCF Conversion PSUs. These shares are subject to a mandatory one-year hold period. They will convert to non-restricted shares in January 2021 at the end of the one-year hold period, contingent on an NEO’s continued employment with us as of that date.

The actual earned dollar value of our NEOs’ PSU payouts in January 2020 was substantially less than the grant values that the Committee approved when it awarded the PSUs. Although the 2017 ROCE PSUs paid out at 141% of target and the 2018 FCF Conversion PSUs paid out at 250% of target, the actual earned dollar value of these grants together in January 2020 was approximately 106% of the grant value.

Agreements with Former NEOs

Schlumberger and Mr. Kibsgaard, our former Chairman and CEO, entered into an agreement effective as of August 1, 2019 that provides for, among other things, certain payments to Mr. Kibsgaard in exchange for three-year non-competition and non-solicitation covenants. Under the terms of the agreement, Mr. Kibsgaard has agreed to provide certain services to Schlumberger as needed to secure an orderly CEO transition.

Under the agreement, Mr. Kibsgaard will receive payments and benefits through July 31, 2022, consisting of (1) $2,000,000 per year, to be paid in accordance with the Company’s standard employee payroll practices; (2) medical and pension benefits for which he is eligible as an employee; and (3) reimbursement for reasonable business expenses incurred in the normal course of performing his duties under the agreement. In addition, Mr. Kibsgaard received his annual cash incentive award for his 2019 performance based on achievement of previously-established personal and financial performance targets, and a payment for accrued and unused vacation of $113,702.

As a high-technology services company, we believe that our greatest competitive strengths are our people and our intellectual property. Mr. Kibsgaard has extensive strategic, financial and market knowledge about us and our industry, important relationships with our customers, and deep ties to the scientific community at Schlumberger. Thus, our Board believed it to be in the best interest of the Company and our shareholders to enter into an agreement with Mr. Kibsgaard to secure his covenant not to compete with us for a period of three years, and to prohibit him from soliciting key employees to leave us, while retaining him to provide services as needed for the CEO transition. Under the terms of the agreement, if Mr. Kibsgaard breaches his non-competition covenant, we may immediately stop payment of all cash amounts that would otherwise be due to him, and all outstanding equity awards will be subject to cancellation. In addition, in the event of any such breach, we may require that Mr. Kibsgaard repay all payments or benefits received under the agreement.

In addition, Schlumberger and Mr. Ayat, our former CFO, entered into an agreement effective as of January 22, 2020 that provides for, among other things, certain payments to Mr. Ayat in exchange for three-year non-competition and non-solicitation covenants. Under the terms of the agreement, Mr. Ayat has agreed to devote 50% of his business time to Schlumberger as Senior Strategic Advisor to our CEO for a two-year period.

Under the agreement, Mr. Ayat will receive payments and benefits through January 21, 2022, consisting of (1) $1,000,000 per year, to be paid in accordance with the Company’s standard employee payroll practices; (2) continued participation in Schlumberger’s health, welfare and insurance plans on a basis comparable to that of other U.S. employees; and (3) an award of PSUs in January 2020 with a target LTI dollar value equal to 100% of Mr. Ayat’s aggregate PSU target dollar grant in January 2019, awarded on the same terms and conditions as the PSU grants to the Company’s NEOs in January 2020. In addition, Mr.Ayat received his annual cash incentive award for his 2019 performance based on achievement of previously-established personal and financial performance targets, and a payment for his accrued and unused vacation of $5,817.

As in the case of the agreement between Schlumberger and Mr. Kibsgaard, our Board believed it to be in the best interest of the Company and our shareholders to enter into an agreement with Mr. Ayat to secure his covenant not to compete with us for a period of three years, and to prohibit him from soliciting key employees to leave us, while retaining his services for up to 50% of his business time to help foster an orderly CFO transition. Under the terms of the agreement, if Mr. Ayat breaches his non-competition covenant, we may immediately stop payment of all cash amounts that would otherwise be due to him, and all outstanding equity awards will be subject to cancellation. In addition, in the event of any such breach, we may require that Mr. Ayat repay all payments or benefits received under the agreement.

The agreements with Messrs. Kibsgaard and Ayat also contain other covenants. In connection with their agreements, each of Messrs. Kibsgaard and Ayat entered into a release and waiver.

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Other Aspects of Our Executive Compensation Framework

Peer Group Companies

The Compensation Committee considers formal executive compensation survey data prepared by Pay Governance when it reviews and determines executive compensation. The Compensation Committee also reviews information on the executive compensation practices at various “peer group” companies when considering changes to the Company’s executive compensation program. To prepare for its executive compensation analysis, the Company’s executive compensation department works with Pay Governance to match Company positions and responsibilities against survey positions and responsibilities and to compile the annual compensation data for each executive officer.

The Company has two main executive compensation peer groups, the oil industry and general industry peer groups (our “main executive compensation peer groups”). The survey data prepared by Pay Governance summarize the compensation levels and practices of our main executive compensation peer groups, as follows:

•	the “oil industry peer group,” which comprises companies in the oil services industry, as well as E&P companies and integrated oil and gas companies, in each case with annual revenues between $6.4 billion and $127.5 billion; and
•	the “general industry peer group,” which comprises other large technology-focused companies with significant international operations and annual revenues between $14.9 billion and $62.8 billion and market capitalizations of greater than $8 billion.

The Compensation Committee’s selection criteria for companies comprising the main executive compensation peer groups include:

•	potential competition for executive talent;
•	revenue and market capitalization;
•	global presence and scope of international operations; and
•	companies viewed as leaders in their industry.

The Compensation Committee, with the assistance of Pay Governance, annually reviews specific criteria and recommendations regarding companies to add to or remove from the peer groups. As a general matter, the Company selects suitable comparator companies such that companies in each of our two main executive compensation peer groups, at the median, approximate Schlumberger’s estimated revenue in the then-current year and its then-current market capitalization. The Compensation Committee modifies the peer group criteria as appropriate while seeking a satisfactory degree of stability, to provide a consistent basis for comparison.

Oil Industry Peer Group

The oil industry peer group comprises companies in the oil services industry, as well as E&P companies and integrated oil and gas companies, in each case with annual revenues between $6.4 billion and $127.5 billion. The broad revenue range is due to the limited number of peer companies in Schlumberger’s immediate revenue range, and the fact that all other oilfield service companies have lower revenue than Schlumberger. Because of Schlumberger’s significant international operations, this peer group includes non-U.S. energy and energy-related companies that also meet the criteria set forth above. Some members of this peer group frequently target Company executives for positions at the peer company. See “—The Competition for Our Executive Talent,” on pages 31-32.

The Compensation Committee decided to include E&P companies in this peer group based on a number of factors. First, because Schlumberger was significantly larger than all of its direct competitors in the oilfield services industry in terms of revenue and market capitalization, the Compensation Committee believed that the addition of E&P companies provided a more appropriate and complete comparator group. In addition, the Compensation Committee believed that the inclusion of E&P companies is appropriate because our executives have been hired by E&P companies in the past, and market consolidation has reduced the number of direct competitors in the oilfield services industry, thus increasing the prominence of E&P companies as competitors for executive talent.

In July 2018, the Compensation Committee reviewed the companies constituting our two main executive compensation peer groups effective for 2019 executive compensation decisions, based on the criteria set forth above. At the time of its review, Schlumberger’s full-year 2018 revenue was forecast to be approximately $34 billion. Because Weatherford International Plc did not meet the strict revenue criterion set forth above for the oil industry peer group, the Compensation Committee approved the removal of Weatherford from this peer group.

As a result of the foregoing, Schlumberger was in the 67th percentile of the oil industry peer group in terms of revenue, and in the 90th percentile of the oil industry peer group in terms of market capitalization.

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The following 18 companies constitute the oil industry peer group effective for relevant 2019 compensation decisions:

Oil Industry Peer Group

Oil services, E&P, and integrated oil and gas companies with annual revenues between $6.4B and $127.5B
Anadarko Petroleum	Baker Hughes	BHP Billiton	Chevron	ConocoPhillips
Devon Energy	Eni SpA	EOG Resources	Halliburton	Imperial Oil Limited
Marathon Petroleum	National Oilwell Varco	Occidental Petroleum	Petrofac	Phillips 66
Suncor Energy	TechnipFMC	Valero

General Industry Peer Group

The Compensation Committee considers data from the general industry peer group as it deems necessary or advisable to the extent that data from the first peer group may not exist, or may be insufficient, for some executive officer positions. The second group is also particularly relevant for non-operations positions, where the skills and experience may be easily transferable to other industries outside the oil and gas industry.

The general industry peer group provides data from large companies with significant international operations, and supplements the compensation data from the oil industry peer group, whose companies are closer to Schlumberger in industry type but have widely varying revenue sizes. The general industry peer group:

•	includes multi-national companies with (i) non-U.S. annual revenue of at least 20% of consolidated revenue; (ii) a technical focus; (iii) annual revenues between $14.9 billion and $62.8 billion; and (iv) market capitalization of at least $8 billion;
•	excludes companies that do not have a significant international scope;
•	includes a variety of industries, such that no single industry represents more than 25% of the general industry peer group;
•	includes companies in sectors that are most relevant to Schlumberger, such as the technology, engineering, chemical and mining industries, and that require highly skilled human capital; and
•	excludes companies in industries that are less comparable to Schlumberger’s, such as entertainment, finance, retail, life sciences and pharmaceutical companies.

In July 2018, the Compensation Committee, applying the selection criteria set forth above, approved the removal of 14 life sciences and pharmaceutical companies from the general industry peer group, effective for 2019 compensation decisions, to more closely align this peer group with companies in industries more similar to Schlumberger’s. The 14 life sciences and pharmaceutical companies removed were Abbott Laboratories, AbbVie, AstraZeneca, Bayer, Eli Lilly and Co., Gilead Sciences, GlaxoSmithKline, Medtronic, Merck & Co, Novartis, Pfizer, Roche Holding, Sanofi and Thermo Fisher Scientific. In addition, BASF SE was removed from this peer group because its annual revenue exceeded the criterion described above. The Compensation Committee also approved the addition of one company—DowDupont—as a result of the merger of Dow Chemical and E.I. DuPont de Nemours, each of which had been included in the general industry peer group for 2018 executive compensation decisions.

As a result of the foregoing, Schlumberger was positioned at the 58th percentile of the general industry peer group in terms of revenue, and the 68th percentile of that peer group in terms of market capitalization.

The following 30 companies constitute the general industry peer group effective for relevant 2019 compensation decisions:

General Industry Peer Group

Annual revenues between $14.9B and $62.8B with technical and global focus
3M Company	ABB Ltd.	Anglo American	BAE Systems	Caterpillar
Cisco Systems	Compagnie de Saint-Gobain	Deere & Company	DowDupont	Emerson Electric
Fluor Corporation	Freeport-McMoRan	General Dynamics	Hewlett Packard Enterprise	Honeywell
HP Inc.	Intel	Johnson Controls	Koninklijke Philips	Lockheed Martin
LyondellBasell	Oracle	QUALCOMM	Raytheon	Rio Tinto
Rolls-Royce Holdings	SAP SE	Schneider Electric	Texas Instruments	United Technologies

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Role of the Independent Executive Compensation Consultant

The Compensation Committee has retained Pay Governance as its independent consultant with respect to executive compensation matters. Pay Governance reports only to, and acts solely at the direction of, the Compensation Committee. Schlumberger’s management does not direct or oversee the activities of Pay Governance with respect to the Company’s executive compensation program. Pay Governance prepares compensation surveys for review by the Compensation Committee at its October meeting. One of the purposes of the October meeting is to assess compensation decisions made in January of that year in light of comparative data to date; another purpose of the October meeting is to prepare for the annual executive officer compensation review the following January.

Pay Governance works with the Company’s executive compensation department to compare compensation opportunities of the Company’s executive officers with compensation opportunities for comparable positions at companies included in the compensation surveys conducted by Pay Governance at the direction of the Compensation Committee. Pay Governance and the Company’s executive compensation department also compile annual compensation data for each executive officer. The Compensation Committee has also instructed Pay Governance to prepare an analysis of each named executive officer’s compensation. The Compensation Committee has also retained Pay Governance as an independent consulting firm with respect to non-employee director compensation matters. Pay Governance prepares an analysis of competitive non-employee director compensation levels and market trends using the same two main peer groups as those used in the executive compensation review.

The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and has concluded that its work did not raise any conflict of interest that would prevent Pay Governance from independently representing the Compensation Committee.

Procedure for Determining Executive Compensation; Role of Management

The Compensation Committee evaluates all elements of executive officer compensation each January, after a review of the achievement of financial and personal objectives with respect to the prior year’s results. The purpose is to determine whether any changes in an officer’s compensation may be appropriate. The CEO does not participate in the Compensation Committee’s deliberations regarding his own compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other executive officers, but no other named executive officer has any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company. Our Vice President of Human of Resources assists the CEO in developing the executive officers’ performance reviews and reviewing market compensation data to determine compensation recommendations for our executives. The Compensation Committee independently determines each executive officer’s mix of total direct compensation based on the factors described in “Compensation Discussion and Analysis—Framework for Setting Executive Compensation in 2019—Relative Size of Direct Compensation Elements.” Early in the calendar year, financial and personal objectives for each executive officer are determined for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year.

The following table summarizes the approximate timing of significant executive compensation events:

EVENT	TIMING
Establish Company financial objectives and NEO key personal objectives	First quarter of each fiscal year for current year
Review and approve the peer group companies used for compensation benchmarking	July of each year for compensation in the following fiscal year
Independent compensation consultant provides analysis for the Compensation Committee to evaluate executive compensation	October of each year for compensation in the following fiscal year
Evaluate Company and executive performance (achievement of objectives established in previous fiscal year) and recommend annual cash incentive compensation based on those results	Results approved in January of each fiscal year for annual cash incentive compensation with respect to prior year. The annual cash incentive earned for the prior fiscal year is paid in February of the current fiscal year
Review and recommend executive base salary and determine equity-based grants	January of each fiscal year for base salary for that year and for equity-based grants

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Long-Term Equity Awards — Granting Process

The Compensation Committee is responsible for granting long-term equity-based compensation under our omnibus stock incentive plans. The Compensation Committee approves a preliminary budget for equity-based grants for the following year at each October meeting. Management determines the allocation for groups within the Company and individual recommendations are made by the heads of the groups and approved by the CEO. The Compensation Committee approves all equity-based awards, including executive officer awards, which are recommended by the CEO, except for his own. Awards for executive officers other than the CEO are granted by the Compensation Committee and discussed with the Board. Awards for the CEO are granted by the Compensation Committee following approval by the full Board.

In addition to considering the value of each equity-based award, management and the Compensation Committee also consider the overall potential stockholder dilution impact and “burn rate,” which is the rate at which awards are granted as a percentage of common shares outstanding. Each year, the Compensation Committee reviews a budgeted grant date value of equity-based awards to our executives and other eligible employees and makes a recommendation to the Board for approval. This review and recommendation process includes an analysis of potential dilution levels and burn rates resulting from the potential grant of such awards. The Compensation Committee and management use this analysis regarding dilution levels and burn rates as an additional factor in approving long-term equity awards.

The regular Board and Compensation Committee meeting schedule is set at least a year in advance with Board meetings held quarterly, generally in mid-January, April, July and October. The timing of these committee meetings is not determined by any of the Company’s executive officers and is usually two days in advance of the Company’s announcement of earnings. The Compensation Committee usually sets the equity award grant date as the day of the Compensation Committee meeting. The Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time equity grant decisions are made, the Compensation Committee is aware of the earnings results and takes them into account, but it does not adjust the size or the mix of grants to reflect possible market reaction.

Annual grants of equity-based awards to the NEOs, other senior executive officers and the rest of the Company’s eligible employees are made at the January meeting of the Compensation Committee. However, specific grants may be made at other regular meetings, to recognize the promotion of an employee, a change in responsibility or a specific achievement, or to achieve other key compensation objectives. The exercise price for all stock options granted to executive officers and other employees is the average of the high and low trading prices of the Schlumberger common stock on the NYSE on the date of grant, which has been Schlumberger’s practice for many years. The Board and the Compensation Committee have the discretion to grant equity awards with different vesting schedules as they deem appropriate or necessary.

Executive Stock Ownership Guidelines

The Compensation Committee and management believe strongly in linking executive long-term rewards to stockholder value. In 2019, our Board, upon recommendation of the Nominating and Governance Committee and the Compensation Committee, adopted revised executive stock ownership guidelines applicable to our executive officers and other key position holders.

Senior executives are required to hold the numbers of shares equal to the multiple of base salary set forth below:

Title	Stock Ownership Multiple
Chief Executive Officer	6x base salary
Executive Vice Presidents	3x base salary
Executive Officers (non-EVP)	2x base salary
Key Staff Positions	1x base salary

All executives subject to the guidelines must retain 50% of net shares acquired upon the exercise of stock options and after the vesting of PSUs and RSUs, after payment of applicable taxes, until they achieve the required ownership level.

The guidelines provide that executives have five years to satisfy the ownership requirements. After the five-year period, executives who have not met their minimum stock ownership requirement must retain 100% of the net shares acquired upon stock option exercises and any PSU and RSU vesting until they achieve their required ownership level. Stock ownership for the purpose of these guidelines does not include shares underlying vested or unvested stock options, unvested RSUs or unvested PSUs.

As of December 31, 2019, all of our then-serving NEOs were in compliance with our stock ownership guidelines.

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Other Executive Benefits and Policies

No Employment Agreements with Current Executive Officers

Historically, our named executive officers have not had employment, severance or change-in-control agreements with the Company, and serve at the will of the Board. This enables the Company to terminate their employment using judgment as to the terms of any severance arrangement and based on specific circumstances at the time they cease being executive officers. We do not enter into employment, severance or change-in-control agreements with any newly-hired executive officers.

Retirement Benefits

In line with Schlumberger’s aim to encourage long-term careers with the Company and to promote retention, retirement plans are provided, where possible, for all employees, including named executive officers, according to local market practice. Schlumberger considers long-term benefit plans to be an important element of the total compensation package. The pension plans provide for lifetime benefits for certain employees upon retirement after a specified number of years of service and take into account local practice with respect to retirement ages. They are designed to complement but not be a substitute for local government plans, which may vary considerably in terms of the replacement income they provide, and other Company sponsored savings plans. Employees may participate in multiple retirement plans in the course of their career with the Company or its subsidiaries, in which case they become entitled to a benefit from each plan based upon the benefits earned during the years of service related to each plan. The qualified plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and/or regulatory requirements.

Some of the Schlumberger U.S. retirement plans are non-qualified plans that provide an eligible employee with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on annual compensation that can be taken into account or annual benefits that can be provided under qualified plans.

Officers and other employees in the United States whose compensation exceeds the qualified plan limits are eligible to participate in non-qualified excess benefit programs for 401(k), profit-sharing and pension. Employees and executive officers assigned outside the United States are entitled to participate in the applicable plans of the country where they are assigned, including supplemental plans where available.

Retirement Practices

The Company has a practice of phased retirement, which, at the discretion of the Company, may be offered to certain executive officers from time to time. This practice involves entering into an agreement whereby the individual ceases being an executive officer and relinquishes primary responsibilities. He or she remains an employee and generally receives lesser salary over time for reduced responsibilities and reduced working time. The arrangements are typically in place for an average of two years, as agreed at the start of the term. The purpose is to allow the outgoing executive officer to support the incoming executive officer for a period of time to provide for a smooth succession and to provide resources to the Company in particular areas of expertise while agreeing not to join a competitor during the employment period. In these circumstances, the Company maintains pension contributions and other benefits such as medical and insurance, and the executive officer continues to vest in previously-granted LTI awards. During this period, however, the executive officer generally is no longer eligible for additional equity incentive compensation or, once his or her work time is reduced, for an annual cash incentive opportunity.

Other Benefits

Schlumberger seeks to provide benefit plans, such as medical coverage and life and disability insurance, on a country-by-country basis in line with market conditions. Where the local practice is considered to be less than the Schlumberger minimum standard, the Company generally offers the Schlumberger standard. Our named executive officers are eligible for the same benefit plans provided to other employees, including medical coverage and life and disability insurance as well as supplemental plans chosen and paid for by employees who wish additional coverage. There are no special insurance plans for our named executive officers.

Limited Perquisites

Schlumberger provides only limited perquisites to its named executive officers, which are identified in the narrative notes to the Summary Compensation Table.

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Recoupment of Performance-Based Cash and Equity Awards (Clawback)

In January 2019, our Board, upon the recommendation of the Compensation Committee, adopted a revised policy regarding recoupment of performance-based incentive compensation, whether paid in the form of equity or cash, in the event of specified restatements of financial results. Under the revised policy, if financial results are restated due to fraud or other intentional misconduct, the Compensation Committee will review any performance-based or incentive compensation paid to executive officers who are found to be personally responsible for the fraud or other intentional misconduct that caused, in whole or in part, the need for the restatement. Based on that review, the Committee will take such actions as it deems appropriate or necessary, including recoupment of any amounts paid in excess of the amounts that would have been paid based on the restated financial results. In addition, our performance-based equity awards and any shares of stock that are issued as a result of vesting of these awards are subject to recoupment under the terms of those awards.

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code limits the amount of compensation that may be deducted per covered employee to $1 million per taxable year. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, this $1 million annual limitation applies to all compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. There is no longer any exception to this limitation for qualified performance-based compensation (as there was for periods prior to 2018). Thus, it is expected that compensation deductions for any covered individual will be subject to a $1 million annual deduction limitation (other than for certain compensation that satisfies requirements for grandfathering under the new law). Although the deductibility of compensation is a consideration evaluated by the Compensation Committee, the Compensation Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Compensation Committee will continue to retain the discretion to pay compensation that is not deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER BOARD OF DIRECTORS

Indra K. Nooyi, Chair	Peter L.S. Currie	Leo Rafael Reif	Henri Seydoux	Jeff W. Sheets

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Executive Compensation Tables and Accompanying Narrative

2019 Summary Compensation Table

The following table sets forth the compensation paid by the Company and its subsidiaries for the fiscal year ended December 31, 2019 to each of our NEOs.

Name	Year	Salary ($)	Bonus ($)	(4)	Stock Awards ($)	(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	(6)	All Other Compensation ($)	(7)	Total ($)
Olivier Le Peuch(1)	2019	1,147,500	N/A		14,515,858		—	2,360,250		981,058		112,504	(8)	19,117,170
Chief Executive Officer	2018	764,167	N/A		3,200,205		—	266,007		288,375		119,025		4,637,779
	2017	683,333	N/A		4,717,540		316,950	840,000		877,867		61,287		7,496,977
Khaled Al Mogharbel	2019	895,000	N/A		5,770,142		—	1,423,050		327,754		211,550	(9)	8,627,496
Executive Vice	2018	834,167	N/A		3,200,205		—	315,399		(116,122)		284,222		4,517,871
President, Operations	2017	770,000	N/A		4,406,252		—	1,063,755		195,703		244,757		6,680,467
Patrick Schorn	2019	840,000	N/A		4,729,651		—	1,377,600		1,858,283		101,182	(10)	8,906,716
Executive Vice
President, Wells
Hinda Gharbi	2019	764,167	N/A		4,729,651		—	1,176,800		623,734		186,226	(11)	7,480,578
Executive Vice President,
Reservoir and Infrastructure
Paal Kibsgaard(2)	2019	2,000,000	N/A		11,998,560		—	4,920,000		3,172,244		156,356	(12)	22,247,160
Former Chairman and	2018	2,000,000	N/A		11,998,751		—	1,132,500		1,014,077		53,872		16,199,200
Chief Executive Officer	2017	2,000,000	N/A		11,998,506		—	4,275,000		2,344,577		141,257		20,759,340
Simon Ayat(3)	2019	1,000,000	N/A		3,999,520		—	1,640,000		863,630		40,743	(13)	7,543,893
Former Executive	2018	1,000,000	N/A		3,994,767		—	358,100		163,106		72,045		5,588,018
Vice President and	2017	1,000,000	N/A		5,206,165		—	1,401,500		745,143		105,875		8,458,683
Chief Financial Officer
(1)	Effective August 1, 2019, Mr. Le Peuch became our Chief Executive Officer. As discussed above in the sections entitled “Compensation Discussion and Analysis—Overview of Compensation Decisions for 2019” and “—Elements of Total Direct Compensation; 2019 Decisions—Long-Term Equity Incentive Awards—LTI Grants to Our NEOs in 2019,” in connection with that appointment, the Board approved an award to Mr. Le Peuch of PSUs with a target value of $10.5 million in July 2019, in order to align his incremental 2019 compensation with his new role. The amount reflected in the “Stock Awards” column for Mr. Le Peuch includes this July 2019 PSU award. Because the July 2019 PSU award represented Mr. Le Peuch’s estimated annual LTI target award in his new role as CEO, and in light of his PSU award in April 2019 upon his appointment as Chief Operating Officer, the Board determined that the July 2019 PSU award should be in lieu of any annual LTI award that he otherwise would have received in 2020.As a result, Mr. Le Peuch did not receive an annual LTI award in January 2020.
(2)	Mr. Kibsgaard retired as our Chairman and Chief Executive Officer effective August 1, 2019.
(3)	Mr. Ayat retired as our Executive Vice President and Chief Financial Officer effective January 22, 2020, following the filing of our Annual Report on Form 10-K for the year ended December 31, 2019.
(4)	Annual cash incentive awards paid to our NEOs are reflected in the column “Non-Equity Incentive Plan Compensation.”
(5)	Includes the value of PSU awards and RSU awards. For 2019, each amount reflected in the “Stock Awards” column is the aggregate grant date fair value for both the 2019 FCF Conversion PSUs and 2019 ROCE PSUs at target level performance that were granted to our NEOs in 2019, as well as RSU awards to select NEOs as described in the CD&A. Each amount reflects an accounting expense and does not correspond to actual value that may be realized by an NEO in the future. The number of equity awards granted in 2019 to each NEO is provided in the Grants of Plan-Based Awards for Fiscal Year 2019 table on page 51. The grant date fair value of these awards is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718), as described in Note 12, “Stock-based Compensation Plans,” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019. The NEOs may never realize any value from these PSUs or RSUs and, to the extent that they do, the amounts realized may have no correlation to the amounts reported above.
(6)	The changes in pension value reported in this column represent the increase in the actuarial present value of a named executive officer’s accumulated benefit under all benefit and actuarial pension plans in which he or she participates. This change in present value is not a current cash payment. It represents the change in the value of the named executive officer’s pensions, which are only paid after retirement. There are no nonqualified deferred compensation earnings reflected in this column because no NEO received above-market or preferential earnings on such compensation during 2019, 2018 or 2017.

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(7)	All of the perquisites included in the column “All Other Compensation” and described in the accompanying footnotes are generally available to all of the Company’s professional-level employees. Relocation assistance is provided to all employees on a Company-wide basis.
(8)	The amount disclosed for Mr. Le Peuch consists of the following:
	Unfunded credits to the Schlumberger Restoration Savings Plan	$33,492
	Contributions to Schlumberger 401(k) Plan	8,400
	Perquisites:
	Vacation Travel Allowance	13,740
	Housing Allowance	56,872
	TOTAL	$112,504
(9)	The amount disclosed for Mr. Al Mogharbel consists of the following:
	Unfunded credits to the Schlumberger Restoration Savings Plan	$55,709
	Contributions to Schlumberger 401(k) Plan	16,800
	Perquisites:
	Vacation Travel Allowance	61,042
	Children’s Education	78,000
	TOTAL	$211,550
(10)	The amount disclosed for Mr. Schorn consists of the following:
	Perquisites:
	Expatriate Tax Preparation	$1,349
	Vacation Travel Allowance	8,084
	Housing Allowance	76,336
	Vacation Payout	15,413
	TOTAL	$101,182
(11)	The amount disclosed for Ms. Gharbi consists of the following:
	Unfunded credits to the Schlumberger Restoration Savings Plan	$21,081
	Contributions to Schlumberger 401(k) Plan	8,400
	Perquisites:
	Expatriate Tax Preparation	1,551
	Vacation Travel Allowance	40,012
	Children’s Education	73,694
	Relocation Fees and Costs	41,488
	TOTAL	$186,226
(12)	The amount disclosed for Mr. Kibsgaard consists of the following:
	Perquisites:
	Housing Allowance	$42,654
	Vacation Payout	113,702
	TOTAL	$156,356
(13)	The amount disclosed for Mr. Ayat consists of the following:
	Unfunded credits to the Schlumberger Restoration Savings Plan	$32,343
	Contributions to Schlumberger 401(k) Plan	8,400
	TOTAL	$40,743

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Grants of Plan-Based Awards for Fiscal Year 2019

The following table provides additional information about stock awards and other incentive plan awards granted to our NEOs in 2019.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards:	All Other Option Awards:	Exercise	Full Grant Date Fair Value
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/Sh)	of Stock and Option Awards ($)	(4)
O. Le Peuch			263,157	689,575	1,490,972
	FCFC PSU	1/16/19					44,800	112,000				1,599,808
	ROCE PSU	1/16/19					44,800	112,000				1,599,808
	FCFC PSU	4/17/19					9,770	24,425				408,093
	ROCE PSU	4/17/19					9,770	24,425				408,093
	FCFC PSU	8/1/19					154,640	386,600				5,250,028
	ROCE PSU	8/1/19					154,640	386,600				5,250,028
K. Al Mogharbel			315,935	827,875	1,790,000
	FCFC PSU	1/16/19					44,800	112,000				1,599,808
	ROCE PSU	1/16/19					44,800	112,000				1,599,808
	FCFC PSU	4/17/19					6,350	15,875				265,240
	ROCE PSU	4/17/19					6,350	15,875				265,240
	3-year RSU	4/17/19							48,840			2,040,047
P. Schorn			296,520	777,000	1,680,000
	FCFC PSU	1/16/19					44,800	112,000				1,599,808
	ROCE PSU	1/16/19					44,800	112,000				1,599,808
	3-year RSU	4/17/19							36,630			1,530,035
H. Gharbi			269,751	706,854	1,528,333
	FCFC PSU	1/16/19					44,800	112,000				1,599,808
	ROCE PSU	1/16/19					44,800	112,000				1,599,808
	3-year RSU	4/17/19							36,630			1,530,035
P. Kibsgaard			1,059,000	2,775,000	6,000,000
	FCFC PSU	1/16/19					168,000	420,000				5,999,280
	ROCE PSU	1/16/19					168,000	420,000				5,999,280
S. Ayat			353,000	925,000	2,000,000
	FCFC PSU	1/16/19					56,000	140,000				1,999,760
	ROCE PSU	1/16/19					56,000	140,000				1,999,760
(1)	All PSUs and RSUs were awarded under our 2017 Omnibus Stock Incentive Plan.
(2)	These columns show the possible payouts for each NEO for fiscal year 2019 based on performance goals set in the first quarter of 2019. Possible payouts are performance-driven. Threshold, target and maximum potential payouts are based on the annual cash incentive range established for each NEO, which is expressed as a percentage of base salary for the year. For those NEOs who received base salary increases or annual cash incentive range increases, or both, during the year, potential payouts are determined by pro-rating the potential payout based upon the number of months a cash incentive range or base salary rate was in effect. Actual cash incentive amounts earned for 2019 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For information regarding the annual cash incentive paid to our NEOs with respect to 2019 performance, see “Compensation Discussion and Analysis—Elements of Total Direct Compensation; 2019 Decisions—Annual Cash Incentive Awards” beginning on page 34.
(3)	Relates to PSUs. See “Compensation Discussion and Analysis—Elements of Total Direct Compensation; 2019 Decisions—Long-Term Equity Incentive Awards” beginning on page 38 for a detailed description of our PSUs, including the criteria to be applied in determining vesting of PSUs. See also “—Potential Payments Upon Termination or Change in Control for Fiscal Year 2019—Termination of Employment—PSUs” and “—Potential Payments Upon Termination or Change in Control for Fiscal Year 2019—Change in Control—PSUs and RSUs,” beginning on page 60. We valued the PSUs by multiplying the number of PSUs (at threshold, target or maximum, as applicable) by the applicable grant date fair values for the PSUs: (i) $35.71 for the PSUs issued to our NEOs in January 2019; (ii) $41.77 for the PSUs issued to Messrs. Le Peuch and Al Mogharbel in April 2019; and (iii) $33.95 for the PSUs approved by the Compensation Committee in July 2019 and issued to Mr. Le Peuch in August 2019. “Target” represents the number of PSUs awarded under each grant, and “Maximum” reflects the highest possible payout (250% of the grant). The award agreements under which the PSUs were issued provide that no PSUs will vest unless a specified threshold level of performance is achieved. Vested PSUs are paid in shares of our common stock, and the payout, if any, with respect to PSUs will occur at the end of all applicable performance periods, including the TSR performance period (January 2019 through December 2021 for all PSUs), and is calculated in the manner described in the sections of the CD&A entitled “Long Term Equity Incentive Awards—LTI Grants to our NEOs in 2019—2019 ROCE PSUs: Performance Measures and Goals” and “Long Term Equity Incentive Awards—LTI Grants to our NEOs in 2019—2019 FCF Conversion PSUs: Performance Measures and Goals,” beginning on page 39. PSUs do not accrue dividends or dividend equivalents prior to vesting.
(4)	With respect to PSU awards, this column reflects the grant date fair value for such PSUs at target.

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Outstanding Equity Awards at Fiscal Year-End 2019

The following table provides information regarding outstanding and unexercised stock options and other outstanding equity awards for each of our NEOs as of December 31, 2019.

	Option Awards							Stock Awards
Name	Option/ PSU/RSU Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	(1)	Number of Securities Underlying Unexercised Option Unexercisable (#)	(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	(2)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(2)
O. Le Peuch	1/21/2010	15,000		—		68.505	1/21/2020
	7/22/2010	30,000		—		61.070	7/22/2020
	1/20/2011	27,000		—		83.885	1/20/2021
	1/19/2012	30,000		—		72.110	1/19/2022
	4/18/2013	30,000		—		70.925	4/18/2023
	4/16/2014	30,000		—		100.555	4/16/2024
	4/16/2015	19,200		4,800		91.740	4/16/2025
	4/20/2016	18,000		12,000		80.525	4/20/2026
	1/19/2017	6,000		9,000		87.380	1/19/2027
	1/19/2017							3,800	(3)	152,760
	4/20/2017											22,400	(4)	900,480
	10/18/2017							20,000	(5)	804,000
	1/17/2018											22,400	(6)	900,480
	1/17/2018											21,900	(7)	880,380
	1/16/2019											44,800	(8)	1,800,960
	1/16/2019											44,800	(9)	1,800,960
	4/17/2019											9,770	(8)	392,754
	4/17/2019											9,770	(9)	392,754
	8/1/2019											154,640	(8)	6,216,528
	8/1/2019											154,640	(9)	6,216,528
K. Al Mogharbel	1/19/2012	15,000		—		72.110	1/19/2022
	4/18/2013	20,000		—		70.925	4/18/2023
	7/18/2013	50,000		—		78.305	7/18/2023
	1/16/2014	53,000		—		88.765	1/16/2024
	1/15/2015	56,800		14,200		77.795	1/15/2025
	1/21/2016	68,400		45,600		61.920	1/21/2026
	1/19/2017											19,600	(4)	787,920
	10/18/2017							20,000	(5)	804,000
	1/17/2018											22,400	(6)	900,480
	1/17/2018											21,900	(7)	880,380
	1/16/2019											44,800	(8)	1,800,960
	1/16/2019											44,800	(9)	1,800,960
	4/17/2019											6,350	(8)	255,270
	4/17/2019											6,350	(9)	255,270
	4/17/2019							48,840	(10)	1,963,368
P. Schorn	1/21/2010	6,000		—		68.505	1/21/2020
	1/20/2011	45,000		—		83.885	1/20/2021
	1/19/2012	62,000		—		72.110	1/19/2022
	1/17/2013	50,000		—		73.250	1/17/2023
	1/16/2014	53,000		—		88.765	1/16/2024
	1/15/2015	56,800		14,200		77.795	1/15/2025
	1/21/2016	68,400		45,600		61.920	1/21/2026

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	Option Awards							Stock Awards
Name	Option/ PSU/RSU Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	(1)	Number of Securities Underlying Unexercised Option Unexercisable (#)	(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	(2)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(2)
	1/19/2017											19,600	(4)	787,920
	10/18/2017							20,000	(5)	804,000
	1/17/2018											22,400	(6)	900,480
	1/17/2018											21,900	(7)	880,380
	1/16/2019											44,800	(8)	1,800,960
	1/16/2019											44,800	(9)	1,800,960
	4/17/2019							36,630	(10)	1,472,526
H. Gharbi	1/21/2010	15,000		—		68.505	1/21/2020
	7/22/2010	20,000		—		61.070	7/22/2020
	1/19/2012	20,000		—		72.110	1/19/2022
	4/18/2013	20,000		—		70.925	4/18/2023
	4/16/2014	24,000		—		100.555	4/16/2024
	4/16/2015	19,200		4,800		91.740	4/16/2025
	4/20/2016	18,000		12,000		80.525	4/20/2026
	1/19/2017							7,500	(3)	301,500
	7/19/2017											25,800	(4)	1,037,160
	10/18/2017							20,000	(5)	804,000
	1/17/2018											22,400	(6)	900,480
	1/17/2018											21,900	(7)	880,380
	1/16/2019											44,800	(8)	1,800,960
	1/16/2019											44,800	(9)	1,800,960
	4/17/2019							36,630	(10)	1,472,526
P. Kibsgaard	1/21/2010	9,400		—		68.505	1/21/2020
	2/4/2010	12,800		—		63.760	2/4/2020
	1/20/2011	138,000		—		83.885	1/20/2021
	7/21/2011	125,000		—		89.995	7/21/2021
	1/19/2012	257,400		—		72.110	1/19/2022
	1/17/2013	184,800		—		73.250	1/17/2023
	1/16/2014	199,000		—		88.765	1/16/2024
	1/15/2015	212,800		53,200		77.795	1/15/2025
	1/21/2016	255,600		170,400		61.920	1/21/2026
	1/19/2017											73,600	(4)	2,958,720
	1/17/2018											84,100	(6)	3,380,820
	1/17/2018											82,000	(7)	3,296,400
	1/16/2019											168,000	(8)	6,753,600
	1/16/2019											168,000	(9)	6,753,600
S. Ayat	1/21/2010	95,000		—		68.505	1/21/2020
	1/20/2011	188,000		—		83.885	1/20/2021
	1/19/2012	137,000		—		72.110	1/19/2022
	1/17/2013	80,000		—		73.250	1/17/2023
	1/16/2014	66,000		—		88.765	1/16/2024
	1/15/2015	71,200		17,800		77.795	1/15/2025
	1/21/2016	85,200		56,800		61.920	1/21/2026
	1/19/2017											24,500	(4)	984,900
	10/18/2017							20,000	(5)	804,000
	1/17/2018											28,000	(6)	1,125,600
	1/17/2018											27,300	(7)	1,097,460
	1/16/2019											56,000	(8)	2,251,200
	1/16/2019											56,000	(9)	2,251,200

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(1)	Stock options granted prior to April 2013 vested ratably over five years, except for options granted to employees in France, which vested all at once (“cliff” vesting) after four years. All stock options granted from and after April 2013 vest ratably over five years.
(2)	Market value equal to the product of (x) $40.20, the closing price of Schlumberger’s common stock at December 31, 2019, and (y) the number of unvested PSUs or RSUs, as applicable, reflected in the previous column.
(3)	Reflects the number of three-year RSUs that were issued in January 2017 and that vested on January 19, 2020.
(4)	Reflects the target number of ROCE PSUs that were issued in January 2017, April 2017 or July 2017 and that were scheduled to vest on January 17, 2020, subject to the achievement of performance conditions.
(5)	Reflects the number of three-year RSUs that were issued in October 2017 and that will vest on October 18, 2020, subject to continued employment with the Company.
(6)	Reflects the target number of ROCE PSUs that were issued in January 2018 and that will vest, if at all, on January 22, 2021, subject to the achievement of performance conditions.
(7)	Reflects the target number of FCF Conversion PSUs that were issued in January 2018 and that were scheduled to vest on January 17, 2020, subject to the achievement of performance conditions.
(8)	Reflects the target number of ROCE PSUs that were issued in January 2019, April 2019 or July 2019 and that will vest, if at all, on January 16, 2022, subject to the achievement of performance conditions.
(9)	Reflects the target number of FCF Conversion PSUs that were issued in January 2019, April 2019 or July 2019 and that will vest, if at all, on January 16, 2022, subject to the achievement of performance conditions.
(10)	Reflects the number of three-year RSUs that were issued in April 2019 and that will vest on April 17, 2022, subject to continued employment with the Company.

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Option Exercises and Stock Vested for Fiscal Year 2019

The following table sets forth certain information with respect to stock options exercised and PSUs and RSUs that vested during 2019 for our NEOs.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
O. Le Peuch	15,000	92,327	68,600	2,973,015
K. Al Mogharbel	1,600	5,432	111,906	4,828,590
P. Schorn	—	—	111,906	4,828,590
H. Gharbi	1,200	3,654	72,500	3,131,275
P. Kibsgaard	—	—	362,891	15,929,762
S. Ayat	—	—	121,047	5,313,584

Stock Awards (Columns (d) and (e))

The following table provides details of the stock awards vested and value realized in 2019.

Name	Grant Date	Release Date	Number of Shares	Stock Price on Release Date ($)	Value Realized on Release ($)	Description
O. Le Peuch	4/20/2016	4/18/2019	4,100	47.195	193,500	Shares underlying vested RSUs
	7/20/2016	7/19/2019	10,000	38.315	383,150	Shares underlying vested RSUs
	4/20/2017	1/18/2019	54,500	43.970	2,396,365	Shares underlying vested PSUs
K. Al Mogharbel	1/21/2016	1/18/2019	44,015	43.970	1,935,340	Shares underlying vested PSUs
	1/21/2016	3/12/2019	4,891	42.520	207,965	Shares underlying vested PSUs
	7/20/2016	7/19/2019	15,000	38.315	574,725	Shares underlying vested RSUs
	1/19/2017	1/18/2019	48,000	43.970	2,110,560	Shares underlying vested PSUs
P. Schorn	1/21/2016	1/18/2019	44,015	43.970	1,935,340	Shares underlying vested PSUs
	1/21/2016	3/12/2019	4,891	42.520	207,965	Shares underlying vested PSUs
	7/20/2016	7/19/2019	15,000	38.315	574,725	Shares underlying vested RSUs
	1/19/2017	1/18/2019	48,000	43.970	2,110,560	Shares underlying vested PSUs
H. Gharbi	7/20/2016	7/19/2019	10,000	38.315	383,150	Shares underlying vested RSUs
	7/19/2017	1/18/2019	62,500	43.970	2,748,125	Shares underlying vested PSUs
P. Kibsgaard	1/21/2016	1/18/2019	164,827	43.970	7,247,443	Shares underlying vested PSUs
	1/21/2016	3/12/2019	18,314	42.520	778,711	Shares underlying vested PSUs
	1/19/2017	1/18/2019	179,750	43.970	7,903,608	Shares underlying vested PSUs
S. Ayat	1/21/2016	1/18/2019	54,942	43.970	2,415,800	Shares underlying vested PSUs
	1/21/2016	3/12/2019	6,105	42.520	259,585	Shares underlying vested PSUs
	1/19/2017	1/18/2019	60,000	43.970	2,638,200	Shares underlying vested PSUs

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Pension Benefits for Fiscal Year 2019

We maintain the following pension plans for our named executive officers and other employees, which provide for lifetime pensions upon retirement, based on years of service:

•	Schlumberger Technology Corporation Pension Plan (“STC Pension Plan”);
•	Schlumberger Technology Corporation Supplementary Benefit Plan (“STC Supplementary Plan”);
•	Schlumberger Limited Supplementary Benefit Plan (“SLB Supplementary Plan”);
•	Schlumberger Pension Plan for U.S. Taxpayers Employed Abroad (“SLB USAB Pension Plan”); and
•	Schlumberger International Staff Pension Plan (“SLB International Staff Pension Plan”).

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to our named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	(1)	Present Value of Accumulated Benefits ($)	(2)	Payments During Last Fiscal Year
O. Le Peuch	STC Pension Plan	9.75		745,179		—
	STC Supplementary Plan	7.25		1,438,592		—
	SLB Supplementary Plan	1.00		396,337		—
	SLB International Staff Pension Plan	6.50		2,694,348		—
K. Al Mogharbel	SLB International Staff Pension Plan	16.20		1,639,791		—
P. Schorn	STC Pension Plan	10.59		699,706		—
	STC Supplementary Plan	8.67		1,108,094		—
	SLB Supplementary Plan	4.33		2,674,536		—
	SLB USAB Pension Plan	4.33		532,775		—
	SLB International Staff Pension Plan	12.50		2,336,849		—
H. Gharbi	STC Pension Plan	4.26		220,077		—
	SLB Supplementary Plan	1.00		224,828		—
	SLB International Staff Pension Plan	9.80		1,452,778		—
P. Kibsgaard	STC Pension Plan	16.75		1,117,624		—
	STC Supplementary Plan	4.25		422,435		—
	SLB Supplementary Plan	11.75		11,677,957		—
	SLB International Staff Pension Plan	3.20		393,540		—
S. Ayat	STC Pension Plan	14.00		1,058,240		—
	STC Supplementary Plan	0.50		5,297		—
	SLB Supplementary Plan	13.25		5,694,314		—
	SLB International Staff Pension Plan	10.60		846,759		—
(1)	We do not grant and do not expect to grant extra years of credited service to our named executive officers under the pension plans. The “Number of Years of Credited Service” column reflects each named executive officer’s actual years of service as a participant in each plan.
(2)	The present value of accumulated benefits is calculated using the Pri-2012 with SSA’s 2019 Generational Scale Mortality Table and a discount rate of 3.30% at December 31, 2019. Retirement in each case is assumed to be the earlier of normal retirement age or December 31, 2019 if the named executive officer is employed after normal retirement age, or, as to our U.S. plans, the date that the sum of the named executive officer’s age plus years of service has reached, or is expected to reach, 85, but not before the named executive officer reaches age 55. Additional assumptions that we use in calculating the present value of accumulated benefits are incorporated herein by reference to Note 17, “Pension and other Benefit Plans” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019.

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Tax-Qualified Pension Plans

The STC Pension Plan and the SLB USAB Pension Plan are U.S. tax-qualified pension plans. The SLB USAB Pension Plan, the material terms of which are described below, has similar, but not identical, terms to the STC Pension Plan. Employees may participate in any one of these plans during the course of their careers with Schlumberger, in which case they become entitled to a pension from each such plan based upon the benefits accrued during the years of service related to such plan. These plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and regulatory requirements. Benefits under these plans are based on an employee’s admissible compensation (generally base salary and cash incentive) for each year in which an employee participates in the plan, and the employee’s length of service with Schlumberger.

Since January 1, 1989, the benefit earned under the STC Pension Plan has been 1.5% of admissible compensation for service prior to the employee’s completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. Since 2009, the benefit earned under the SLB USAB Pension Plan has been 3.5% of admissible compensation for all service. Normal retirement under these plans is at age 65; however, early retirement with a reduced benefit is possible at age 55 or as early as age 50 with 20 years of service. Mr. Schorn and Mr. Kibsgaard are eligible for early retirement with a reduced pension. Additionally, under the “rule of 85,” an employee or executive officer who terminates employment after age 55 and whose combined age and service is 85 or more, is eligible for retirement with an unreduced pension. Mr. Le Peuch and Mr. Ayat are eligible for retirement with an unreduced pension under the rule of 85. The benefits are usually paid as a lifetime annuity.

In 2004, we amended the STC Pension Plan to generally provide that employees hired on or after October 1, 2004 would not be eligible to participate. Newly-hired employees are eligible to participate in an enhanced defined contribution plan, which provides a Company contribution, depending on an employee’s 401(k) contribution and the profitability of the Company in a given year.

Schlumberger Supplementary Benefit Plans—Nonqualified Pension

The SLB Supplementary Plan and the STC Supplementary Plan each provide non-tax-qualified pension benefits. Each of these plans, which have substantially identical terms, provides an eligible employee with benefits equal to the benefits that the employee is unable to receive under the applicable qualified pension plan due to the Internal Revenue Code limits on (i) annual compensation that can be taken into account under qualified plans and (ii) annual benefits that can be provided under qualified plans.

The retirement age under nonqualified pension plans is the same as under the tax-qualified pension plans. These benefits are subject to forfeiture if the employee leaves the Company or its subsidiaries before the age of 50 with five years of service, engages in certain dishonest acts or has violated a confidentiality arrangement involving the Company or its affiliates. Mr. Le Peuch and Mr. Ayat are eligible for retirement with an unreduced pension under the rule of 85, described above. Nonqualified plan reduced benefits are paid to an employee upon separation from service, provided the employee has attained the age of 55, or if earlier, the age of 50 with 20 years of service. Payment is made as a joint and survivor annuity, if married; otherwise, payment is made as a life-only annuity. Payment to key employees is delayed six months following separation from service. These nonqualified plan benefits are payable in cash from the Company’s general assets and are intended to qualify as “excess benefit plans” exempt from certain requirements of Title I of the Employee Retirement Income Security Act of 1974 (ERISA).

International Staff Pension Plan

Recognizing the need to maintain a high degree of mobility for certain of the Company’s employees who otherwise would be unable to accumulate any meaningful pension because they are required to work in many different countries, the Company maintains the SLB International Staff Pension Plan for such employees. All of the Company’s named executive officers have either been in the SLB International Staff Plan at some time during their career prior to becoming an executive officer or are in the plan because of their current assignment. This plan provides for a lifetime annuity upon retirement based on a specified number of years of service. The plan is funded through cash contributions made by the Company or its subsidiaries, along with mandatory contributions by employees.

Prior to January 2010, benefits under this plan were based on a participant’s admissible compensation (base salary, geographical or rotational coefficient, as applicable, and cash incentive) for each year in which the employee participated in the plan and the employee’s length of service. The benefit earned up to December 31, 2009 is 2.4% of admissible compensation prior to completion of 15 years of service, and 3.2% of admissible compensation for each year of service after 15 years. Following the completion of 20 years of service, the benefit earned with respect to the first 15 years of service is increased to 3.2%. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement with a reduction, at or after age 50 with 20 years of service. Mr. Le Peuch and Mr. Ayat are eligible for normal retirement with no reduction. Mr. Schorn and Mr. Kibsgaard are eligible for early retirement with a reduced pension.

Since January 1, 2010, the benefit earned has been equal to 3.5% of admissible compensation regardless of an employee’s years of service. Benefits earned on or after this date are payable upon normal retirement age, at or after age 60, or upon early retirement with a reduction, at or after age 55.

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Nonqualified Deferred Compensation for Fiscal Year 2019

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the NEOs.

Name	Plan Name	Executive Contributions in Last FY ($)	(1)	Company Contributions in Last FY ($)	(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)	(3)
O. Le Peuch	SLB Supplementary Plan	—		—		15,716	—	94,286
	SLB Restoration Savings Plan	334,918		33,492		72,150	—	1,120,588
	International Staff Plan	—		—		234,904	—	1,306,540
K. Al Mogharbel	SLB Supplementary Plan	—		—		28,266	—	148,433
	SLB Restoration Savings Plan	232,119		55,709		117,308	—	1,564,125
	International Staff Plan	—		—		117,805	—	655,235
P. Schorn	STC Supplementary Plan	—		—		62,007	—	502,515
	STC Restoration Savings Plan	—		—		88,049	—	896,511
	International Staff Plan	—		—		58,482	—	325,275
H. Gharbi	SLB Restoration Savings Plan	42,161		21,081		25,547	—	67,709
	International Staff Plan	—		—		111,401	—	619,614
P. Kibsgaard	SLB Supplementary Plan	—		—		234,845	—	1,408,930
	SLB Restoration Savings Plan	—		—		4,227	—	95,630
	International Staff Plan	—		—		30,736	—	170,952
S. Ayat	SLB Supplementary Plan	—		—		108,305	—	784,897
	SLB Restoration Savings Plan	323,430		32,343		460,804	—	3,606,106
	International Staff Plan	—		—		345,260	—	1,953,421
(1)	The amounts reported in the “Executive Contributions in Last FY” column represent elective contributions of a portion of a named executive officer’s base salary and non-equity incentive plan compensation to the SLB Restoration Savings Plan or STC Restoration Savings Plan (which amounts are also included as 2019 “Salary” and 2019 “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table).
(2)	The amounts reported in the “Company Contributions in Last FY” column represent Schlumberger’s contributions to each named executive officer’s SLB Supplementary Plan, SLB Restoration Savings Plan, STC Supplementary Plan, STC Restoration Savings Plan and International Staff Plan accounts, as applicable, which amounts are also reported as 2019 “All Other Compensation” in the Summary Compensation Table.
(3)	The amounts reported in the “Aggregate Balance at Last FYE” column represent balances from the SLB Restoration Savings Plan, the STC Restoration Savings Plan, the STC Supplementary Plan, the SLB Supplementary Plan and the International Staff Plan, and include various amounts previously reported in the Summary Compensation Table as All Other Compensation.

SLB Supplementary Benefit Plan—Non-Qualified Profit Sharing

The SLB Supplementary Plan provides certain non-tax-qualified defined contribution benefits for eligible employees, including named executive officers. Schlumberger Technology Corporation, an indirect wholly-owned subsidiary of Schlumberger Limited, maintains the STC Supplementary Plan with substantially identical terms.

The SLB Supplementary Plan and the STC Supplementary Plan provide an eligible employee with discretionary Company profit sharing contributions that are not permissible under the applicable tax-qualified plan due to Internal Revenue Code limits on (1) annual compensation that can be taken into account under the qualified plan and (2) annual benefits that can be provided under the qualified plan. These nonqualified plan benefits are credited with earnings and losses as if they were invested in the qualified plan, with the same employee investment elections as the qualified plan. An employee forfeits all rights under the non-qualified plans if the employee terminates employment before completing four years of service, engages in certain dishonest acts or has violated a confidentiality arrangement involving the Company or its affiliates. These nonqualified plan benefits are paid in a lump-sum payment following the end of the year in which the employee terminates active service, or the employee can elect to receive payment in installments of five or ten years following the termination of service. If the employee dies before full payment of these benefits, the unpaid benefits are paid in a lump sum to the beneficiaries designated under the applicable qualified plan. Payment to key employees is delayed six months following separation from service.

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SLB Restoration Savings Plan

The SLB Restoration Savings Plan, a non-qualified deferred compensation plan, provides certain defined contribution benefits for the named executive officers and other eligible employees. The SLB Restoration Savings Plan allows an eligible employee to defer compensation (and receive an associated employer match) that the employee cannot defer under the applicable tax-qualified plan because of Internal Revenue Code limits on the amount of compensation that can be taken into account. Schlumberger Technology Corporation maintains the STC Restoration Savings Plan with substantially identical terms.

An eligible employee may elect in advance to defer a percentage (from 1% to 50%) of his or her compensation (generally base salary and cash incentive) over the Internal Revenue Code annual compensation limits. The election cannot be changed during the year. The Company makes an annual matching contribution with respect to each employee’s deferrals for a year, if the employee is still employed by the Company or an affiliate on the last day of the year. For employees who participate in a Schlumberger pension plan, the amount of the matching contribution is equal to one-half of the first 6% deferred by the employee in profitable years. For employees who do not participate in a Schlumberger pension plan, the matching contribution is 100% of the first 6% deferred by the employee. The match is made each payroll period and is not contingent on profitability of the Company. Employees’ accounts are credited with earnings, calculated to mirror the earnings of the relevant funds under the Schlumberger Master Profit Sharing Trust as chosen by the employee. If the employee is eligible for the SLB Savings and Profit Sharing Plan, matching contributions and related earnings vest based on the employee’s years of service, as follows:

2 years	33 ⅓% vested
3 years	66 ⅔% vested
4 years	100% vested

If the employee is eligible for the SLB Savings and Profit Sharing Plan for U.S. Taxpayers Employed Abroad, matching contributions and related earnings vest based on the employee’s years of service, as follows:

2 years	20% vested
3 years	40% vested
4 years	60% vested
5 years	80% vested
6 years	100% vested

An employee’s account fully vests on his or her death, his or her 60th birthday or plan termination. An employee’s vested account balance is paid in a single lump sum (subject to tax withholding) following the participant’s death, qualifying disability, retirement or other qualifying termination of employment or, subject to certain limitations, the employee can elect to receive payment in installments of five or ten years following the termination of employment. However, an employee forfeits all benefits under the plan if a determination is made that the employee has engaged in certain dishonest acts or violated a confidentiality arrangement involving Schlumberger or its affiliates. Payment to key employees is delayed six months following separation from service.

SLB International Staff Profit-Sharing Plan

Schlumberger maintains the SLB International Staff Profit-Sharing Plan, which provides for an annual employer contribution based on admissible compensation (base salary, geographical or rotational coefficient, as applicable, and cash incentive). Amounts allocated to the participants’ accounts share in investment gains and/or losses of the trust fund and are generally distributed in a lump sum upon the satisfaction of certain conditions on termination of employment. Benefits earned under the SLB International Staff Profit-Sharing Plan will be forfeited upon a determination by the SLB International Staff Profit-Sharing Plan’s administrator that the employee’s separation from service was due to circumstances of fraud or misconduct detrimental to the Company, an affiliate or any customer.

Pay Ratio of CEO to Median Employee

In accordance with SEC rules, we are providing the ratio of the total compensation of Mr. Kibsgaard, our former CEO, to the annual total compensation of our median employee. Based on the methodology described below, our former CEO’s total compensation for the full year 2019 was 313 times that of our median employee.

We had two CEOs during 2019. For purposes of the CEO pay ratio calculation, we used the total compensation paid to Mr. Kibsgaard, our CEO on October 1, 2017, our median employee identification date, for the full year 2019. Pursuant to Mr. Kibsgaard’s agreement with the Company as described in “Compensation Discussion and Analysis—Agreements with Former NEOs” on page 42, Mr. Kibsgaard’s compensation with respect to the five-month period following his retirement was consistent with his compensation for the seven-month period in 2019 in which he served as CEO; therefore, we determined that Mr. Kibsgaard’s annualized 2019 compensation equaled his actual total compensation for the full year 2019 as reported in the “Total” column of our 2019 Summary Compensation Table included in this proxy statement: $22,247,160.

In 2019, we used the same median employee identified for purposes of our 2018 CEO pay ratio disclosure, as permitted under SEC rules, because we believe the changes to our employee population and compensation arrangements in 2019 have not significantly impacted our pay ratio disclosure. Our 2019 and 2018 median employee was in the same pay grade and in a similar position to the median employee that we had identified as of October 1, 2017, but was not the same employee as was used in 2017, because the 2017 median employee was promoted in 2018.

As in 2018, our median employee for 2019 was a full-time, salaried employee working in Colombia as a Field Engineer. We calculated all of the elements of that employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We then converted the total compensation of the median employee using a blended exchange rate representing the average exchange rate from January 1, 2019 to December 31, 2019, resulting in an exchange rate of 3,293 Colombian Pesos to each U.S. dollar. The resulting 2019 total compensation of our median employee was $71,021.

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The pay ratio set forth above is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources systems of record and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that we report above, as other companies may have different employment and compensation practices, different types of workforce, and operate in different countries, and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Potential Payments Upon Termination or Change in Control for Fiscal Year 2019

No Additional Payments Upon Termination or Change in Control

Our named executive officers generally receive the same benefits as our other employees. As is the case with other compensation arrangements, any differences are generally due to local (country-specific) requirements. In line with this practice, our currently serving named executive officers do not have employment agreements, “golden parachutes” or change in control agreements. The Company’s executive officers serve at the will of the Board, which enables the Company to terminate their employment using judgment as to the terms of any severance arrangement and based on specific circumstances at the time they cease being executive officers.

All employees who receive equity awards, including our NEOs, are subject to the same terms and conditions in the event of a termination or change in control, except for certain stock options that were assumed in connection with our acquisition of Cameron, none of which are held by the NEOs.

Termination of Employment

Stock Options

This section summarizes the consequences for NEOs and other employees under our omnibus incentive plans and standard form of stock option award agreement in the event an option holder’s employment terminates.

Reason for Termination of Employment	Vesting	Post-Employment Exercise Period
Voluntary termination with consent of the Company or termination by the Company other than for cause	No additional vesting	Exercisable (to the extent exercisable at termination) at any time within three months after termination.
Termination by the Company for cause	None	Vested and unvested options forfeited immediately.
Disability	Full vesting	Exercisable at any time during the 60-month period after termination due to disability or during the remainder of the option period, whichever is shorter.
Retirement (as defined in the applicable plan or award agreement)	Effective for grants after April 1, 2015, continued vesting as if still employed with the Company	Effective for grants on or after April 1, 2015, exercisable for 10 years from the original grant date.
Special Retirement (or Retirement for grants prior to April 1, 2015, in each case as defined in the applicable plan or award agreement)	No additional vesting	Exercisable (to the extent exercisable at termination) at any time during the 60-month period after termination due to retirement or during the remainder of the option period, whichever is shorter.
Death	Full vesting	Exercisable at any time during the 60-month period after termination due to death or during the remainder of the option period, whichever is shorter.

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Notwithstanding the vesting and exercisability provisions described above, an option holder may forfeit his or her right to exercise stock options, and may have certain prior option exercises rescinded, if he or she engages in “detrimental activity” within one year after termination of employment (or five years after termination of employment in the event of retirement or disability).

If an option holder dies following termination of employment, but during the period in which he or she would otherwise be able to exercise the option, then the person entitled under the option holder’s will or by the applicable laws of descent and distribution will be entitled to exercise an outstanding option until the earlier of (i) 60 months following the date of his or her termination of employment or (ii) the expiration of the original term. Death following termination of employment will not result in any additional vesting, so that the option will be exercisable to the extent provided in the matrix above based on the circumstances of his or her termination of employment.

PSUs

This section summarizes the consequences for NEOs holding PSUs granted under the Company’s 2010 Omnibus Stock Incentive Plan, 2013 Omnibus Stock Incentive Plan and 2017 Omnibus Stock Incentive Plan and subject to the Company’s standard form of ROCE PSU award or FCF Conversion PSU award, as applicable, in the event the PSU holder’s employment terminates.

2019 and 2020 FCF Conversion PSUs; ROCE PSUs

FCF Conversion PSUs granted in 2019 and 2020 and all ROCE PSUs are treated as follows upon the holder’s termination of employment with the Company and its subsidiaries prior to the vesting date (i.e., the third anniversary of the grant date).

•	If the holder’s employment terminates on account of disability or death, the target number of PSUs will immediately vest.
•	If the holder’s employment terminates on account of retirement or, with Compensation Committee approval, early retirement or special retirement, the holder will vest on the regularly-scheduled vesting date with the number of PSUs determined as if the holder’s employment had not been terminated.
•	If an individual terminates employment for another reason, no additional vesting is provided and the individual will automatically forfeit all outstanding PSUs without any additional consideration on the part of the Company.

2017 and 2018 FCF Conversion PSUs

FCF Conversion PSUs granted in 2017 and 2018 are treated as follows upon the holder’s termination of employment with the Company and its subsidiaries prior to the conversion date (the second anniversary of the grant date, when such FCF Conversion PSUs are converted, if at all, into shares of restricted stock based on performance) or the vesting date (the first anniversary of the date that restricted shares are received following the conversion date).

•	If the holder’s employment terminates on account of disability or death: (i) prior to the conversion date, the target number of FCF Conversion PSUs will immediately convert into shares of common stock and such shares will not be subject to any transfer restrictions or (ii) after the conversion date but prior to the vesting date, the restricted shares will immediately vest.
•	If the holder’s employment terminates on account of retirement or, with Compensation Committee approval, early retirement or special retirement: (i) prior to the conversion date, the FCF Conversion PSUs will convert into restricted stock on the regularly-scheduled conversion date with the number of FCF Conversion PSUs determined as if the holder’s employment had not been terminated and the restricted stock will be subject to further transfer restrictions until the normal vesting date, or (ii) after the conversion date and before the vesting date, the restricted shares will not be forfeited but will continue to be subject to transfer restrictions until the normal vesting date as if the holder’s employment had not been terminated.
•	If an individual terminates employment for another reason, no additional vesting is provided and the individual will automatically forfeit all outstanding FCF Conversion PSUs or restricted shares received on conversion of FCF Conversion PSUs without any additional consideration on the part of the Company.

For these purposes,“retirement,” “early retirement,” “special retirement” and “disability” have the meanings assigned to such terms in the applicable award agreements.

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Change in Control

Stock Options

Pursuant to Schlumberger’s omnibus incentive plans and standard form of stock option award agreement (other than awards issued under the 2010 Omnibus Stock Incentive Plan, the 2013 Omnibus Stock Incentive Plan and the 2017 Omnibus Stock Incentive Plan), in the event of any reorganization, merger or consolidation wherein Schlumberger is not the surviving corporation, or upon the liquidation or dissolution of Schlumberger, all outstanding stock option awards will, unless alternate provisions are made by Schlumberger in connection with the reorganization, merger or consolidation for the assumption of such awards, become fully exercisable and vested, and all holders will be permitted to exercise their options for 30 days prior to the cancellation of the awards as of the effective date of such event. Under our 2010 Omnibus Stock Incentive Plan, our 2013 Omnibus Stock Incentive Plan and 2017 Omnibus Stock Incentive Plan, the Compensation Committee retains the discretion to adjust outstanding awards in the event of corporate transactions and outstanding options may be, but are not required to be, accelerated upon such a transaction.

The following table sets forth the intrinsic value of the unvested stock options held by each NEO as of December 31, 2019 that would become vested upon the occurrence of death, disability or a change in control in which Schlumberger is not the surviving entity and alternative provisions are not made for the assumption of awards, as described in the preceding paragraphs. Due to the number of factors that affect the nature and amount of any benefits provided upon these events, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event and the price of Schlumberger common stock.

Name	Amount ($)	(1)
O. Le Peuch	—
K. Al Mogharbel	—
P. Schorn	—
H. Gharbi	—
P. Kibsgaard	—
S. Ayat	—

(1)	Reflects that the closing price of Schlumberger common stock on December 31, 2019 ($40.20) was lower than the exercise price of all stock options held by the executive as of that date.

If Schlumberger merges or consolidates with another entity and is the surviving entity, then a holder of stock options granted pursuant to Schlumberger’s stock options plans will be entitled to receive, upon exercise or vesting, in lieu of the number of shares with respect to which the award is exercisable or vested, the number and class of shares of stock or other securities that the holder would have been entitled to receive under the terms of such merger or consolidation if, immediately prior to such event, such holder had been the holder of record of the number of shares of Schlumberger common stock equal to the number of shares as to which such award is then exercisable or vested.

PSUs and RSUs

Under our 2010 Omnibus Stock Incentive Plan, 2013 Omnibus Stock Incentive Plan and 2017 Omnibus Stock Incentive Plan, in the event of a merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation, our Board may, in its sole discretion, (1) provide for the acceleration of the vesting of any awards, including RSUs and PSUs, or (2) decide to cancel any awards, including RSUs and PSUs, and deliver cash to the holders in an amount that our Board determines in its sole discretion is equal to the fair market value of such awards on the date of such event. However, no current agreement with respect to the RSUs and PSUs currently provides for any definitive special treatment upon such a merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation.

The following table sets forth the value of the unvested RSUs and unvested PSUs at target held by each NEO at December 31, 2019 that would become vested upon the occurrence of a merger, consolidation, acquisition of property or stock, separation, spinoff, reorganization or liquidation assuming that the Board elects to accelerate the vesting of RSUs and PSUs as provided in the previous paragraph. Due to the various factors that could affect the nature and amount of any benefits provided upon these events, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the price of Schlumberger common stock and achievement by the Company of the relevant performance metric.

Name	Amount ($)	(1)
O. Le Peuch	20,458,584
K. Al Mogharbel	9,448,608
P. Schorn	8,447,226
H. Gharbi	8,997,966
P. Kibsgaard	23,143,140
S. Ayat	8,514,360

(1)	Calculated based on the product of the closing price of Schlumberger common stock on December 31, 2019 ($40.20) and the number of outstanding, unvested RSUs, unvested ROCE PSUs (at target) and unvested FCF Conversion PSUs (at target) held by the executive as of that date.

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Retirement Plans

Schlumberger’s pension plans and non-qualified deferred compensation plans include the same terms and conditions for all participating employees in the event of a termination or change in control. Other than the Schlumberger Restoration Savings Plan, none of Schlumberger’s non-qualified plans provide for the accelerated payment of benefits upon a change in control. For more information on these plans, see the Pension Benefits for Fiscal Year 2019 table and accompanying narrative above and the Nonqualified Deferred Compensation for Fiscal Year 2019 table and accompanying narrative above.

The following table sets forth the amounts as of December 31, 2019 of benefit payments that would be accelerated under the Schlumberger Restoration Savings Plan upon a change in control.

Name	Amount ($)
O. Le Peuch	1,120,588
K. Al Mogharbel	1,564,125
P. Schorn	896,511
H. Gharbi	67,709
P. Kibsgaard	95,630
S. Ayat	3,606,106

Retiree Medical

Subject to satisfying certain age, service and contribution requirements, most U.S. employees are eligible to participate in a retiree medical program. Generally, this program provides comprehensive medical, prescription drug and vision benefits for retirees and their dependents until attaining age 65. Historically, for Schlumberger employees who turned age 40 prior to 2014, and excluding those employees who became Schlumberger employees as a result of the Smith acquisition, retiree medical benefits continue beyond age 65, at which time Medicare becomes primary and the Schlumberger plan becomes secondary, paying eligible charges after Medicare has paid. However, effective April 1, 2015, participants who reach age 65 no longer continue in Schlumberger medical coverage after reaching age 65, but instead receive an annual contribution to a health reimbursement arrangement that can be used to purchase Medicare supplemental coverage and pay other tax-deductible expenses.

Agreements with Former NEOs

See “Compensation Discussion and Analysis—Agreements with Former NEOs” on page 42 for details regarding our agreements with Messrs. Kibsgaard and Ayat.

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Director Compensation in Fiscal Year 2019

Our director compensation philosophy is to appropriately compensate our non-employee directors for the time, expertise and effort required to serve as a director of a large and complex global company and to align the interests of our directors with those of our long-term stockholders.

Annual payments are made after the non-employee directors are elected by stockholders. Non-employee directors who begin their Board, Board Chair, committee or committee chair service other than immediately following the annual general meeting of stockholders receive a prorated amount of annual compensation. Directors who are employees of Schlumberger do not receive compensation for serving on the Board.

Director Pay Components

Non-employee directors receive an annual cash retainer of $115,000 plus an additional annual fee of $10,000 for membership on a committee. The chair of each committee receives an additional annual fee of $20,000 in lieu of the additional annual fee of $10,000 for committee membership. In August 2019, Mr. Papa began receiving an additional $100,000 annually, reflecting his additional responsibilities as the Board’s non-executive Chairman. Mr. Currie has also earned an additional $50,000 annually, reflecting his additional responsibilities as the Board’s lead independent director.

Additionally, Schlumberger’s practice is to grant each newly-appointed or elected non-employee director (including non-employee directors re-elected at the annual general meeting) shares of Schlumberger common stock valued at approximately $190,000 (or $290,000 for the non-executive Chairman of the Board) each April.

2019 Director Pay Review

Our Compensation Committee annually reviews and periodically recommends updates to our non-employee director compensation program to our Board for approval. The Committee’s recommendation takes into account our director compensation philosophy, changes in market practices, and consultation with the Committee’s independent compensation consultant, Pay Governance. In 2019, the Committee reviewed non-employee director compensation taking into account multiple factors including director pay practices at publicly-traded companies and continued expansion of director and independent committee chair responsibilities. Based on that review, the Committee determined that no changes in non-employee director compensation were necessary for 2019 (other than the additional cash retainer and stock award to the non-executive Chairman of the Board, each effective August 2019).

Director Deferral Plan

Non-employee directors may elect to defer all or a portion of their annual stock or cash awards through the Schlumberger 2004 Stock and Deferral Plan for Non-Employee Directors (the “Directors Stock Plan”). When directors elect to defer their stock award, their deferred compensation account is credited with a number of “stock units.” Each stock unit is equal in value to a share of our common stock, but because it is not an actual share of our common stock it does not have any voting rights. When directors elect to defer their cash award, they may choose to invest such deferred cash compensation into either (i) Schlumberger common stock, (ii) money market equivalents, or (iii) an S&P 500 equivalent. Deferrals into a stock account are credited with dividend equivalents in the form of cash to be paid at the time of vesting and deferrals into the cash account are credited with gains or losses based on the monthly performance of the various investment options described above. Following retirement from our Board and depending on the director’s election, a non-employee director may receive the deferred compensation on the date of the director’s retirement or a date that is one year following the date of the director’s retirement.

Although our Directors Stock Plan provides that annual stock awards to non-employee directors may be in the form of shares of common stock, shares of restricted common stock or restricted stock units, our practice has been to issue only shares of common stock. Our directors have never received restricted common stock or restricted stock units as director compensation.

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The following table provides information on the compensation paid to our non-employee directors in 2019.

Name	Fees Earned or Paid in Cash ($)	(1)	Stock Awards ($)	(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)	(3)
Peter L.S. Currie	195,000		184,180		—	—	—	20,185	(4)	399,365
Patrick de La Chevardière(5)	35,045		—	(5)	—	—	—	—		35,045
Miguel Galuccio	145,000		184,180		—	—	—	—		329,180
V. Maureen Kempston Darkes(6)	13,050		—		—	—	—	—		13,050
Nikolay Kudryavtsev	145,000		184,180		—	—	—	20,298	(4)	349,478
Michael E. Marks(6)	11,250		—		—	—	—	—		11,250
Tatiana A. Mitrova	132,500		184,180		—	—	—	—		316,680
Indra K. Nooyi	145,000		184,180		—	—	—	—		329,180
Lubna S. Olayan	142,500		184,180		—	—	—	—		326,680
Mark G. Papa(7)	207,569	(8)	258,774		—	—	—	—		466,343
Leo Rafael Reif	155,000		184,180		—	—	—	18,085	(4)	357,265
Jeff W. Sheets(5)	35,045		—	(5)	—	—	—	—		35,045
Henri Seydoux	145,000		184,180		—	—	—	—		329,180

(1)	Reflects cash fees earned, without taking into account any election to defer receipt of such fees. Ordinarily, the annual cash retainer is paid in cash, but non-employee directors can elect to have their retainer paid in stock or deferred under the Directors Stock Plan.
If a non-employee director joins our Board, becomes Chairman of the Board, or joins or becomes chair of a committee of our Board after the start of any year, he or she will receive compensation prorated for the period of service during which he or she served in that position during that year. As a result, the fees disclosed in this column are subject to adjustment in cases where a non-employee director has served less than one full year or has changed committee memberships or chairmanships during the year.
(2)	Effective May 1, 2019, Schlumberger granted each non-employee director elected at our 2019 annual general meeting 4,452 shares of Schlumberger common stock. The amounts reported reflect the aggregate grant date fair value of the stock awards granted in 2019 computed in accordance with applicable accounting standards, based on the closing stock price on the grant date, without taking into account any election to defer receipt of such stock award. Amounts rounded up to nearest dollar. A non-employee director may elect to defer the receipt of all or part of a stock award.
(3)	Schlumberger reimburses non-employee directors for travel and other business expenses incurred in the performance of their services for Schlumberger.
(4)	Represents amounts paid for spousal airfare and hotel days in connection with Board meetings.
(5)	Messrs. de La Chevardière and Sheets were appointed to the Board effective October 28, 2019. In January 2020, each of Messrs. de La Chevardière and Sheets received a grant of stock 2,269 shares of Schlumberger common stock, reflecting a prorated amount for their service beginning October 28, 2019.
(6)	Did not stand for re-election at our April 2019 annual general meeting of stockholders.
(7)	Mr. Papa was appointed Chairman of the Board effective August 1, 2019. In connection with such appointment, Mr. Papa received on such date (i) an additional $75,069 as an annual retainer paid in cash, and (ii) an additional grant of 1,937 shares of Schlumberger common stock, which had a grant date fair value of approximately $74,594. Such additional compensation reflected a prorated amount for the period of his service as non-executive Chairman through April 2020.
(8)	Includes $33,151 in Chairman fees paid during 2019 but that will be earned in 2020.

Director Stock Ownership Guidelines

The Board believes that ownership of Schlumberger stock by Board members aligns their interests with the interests of our stockholders. Accordingly, the Board has established a guideline that each non-employee Board member must, within five years of joining the Board, own at least 10,000 shares of Schlumberger common stock. As of December 31, 2019, each of our non-employee director nominees who has been a Board member for at least five years was in compliance with these stock ownership guidelines.

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Equity Compensation Plan Information

The table below sets forth the following information as of December 31, 2019 for all equity compensation plans approved and not approved by our stockholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of such outstanding options, warrants and rights	(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	44,125,341	(2)	76.12		46,629,195	(2)
Equity compensation plans not approved by security holders(3)	2,143,535		65.96		—
TOTAL	46,268,876	(2)	75.65		46,629,195	(2)

(1)	The weighted average price does not take into account the shares issuable upon vesting of outstanding PSUs or RSUs, which have no exercise price.
(2)	Includes 194,156 shares of common stock issuable under the Directors Stock Plan at December 31, 2019.
(3)	Consist solely of options that were assumed in connection with our acquisition of Cameron, none of which are held by the NEOs.

Equity compensation plans approved by Schlumberger stockholders include the Directors Stock Plan; the 2017 Schlumberger Omnibus Stock Incentive Plan, as amended and restated; the 2013 Schlumberger Omnibus Stock Incentive Plan, as amended and restated; the 2010 Schlumberger Omnibus Stock Incentive Plan, as amended and restated; the French Sub Plan under the 2010, 2013 and 2017 Schlumberger Omnibus Stock Incentive Plans, as amended and restated; the Schlumberger Discounted Stock Purchase Plan, as amended; the Schlumberger 2008 Stock Incentive Plan, as amended and restated; the Schlumberger 2005 Stock Incentive Plan, as amended and restated; and the Schlumberger 2001 Stock Option Plan, as amended and restated.

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ITEM 3.	Approval of Financial Statements and Dividends

Following completion of the audit procedures performed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, we are submitting the following for approval by our stockholders, as required by Curaçao law:

•	our consolidated balance sheet as at December 31, 2019;
•	our consolidated statement of income for the year ended December 31, 2019; and
•	the declarations of dividends by our Board in 2019.

These items are included in our 2019 Annual Report to Stockholders, which is provided concurrently with this proxy statement. Stockholders should refer to these items in considering this agenda item.

Required Vote

A majority of the votes cast is required for the approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board as reflected in our 2019 Annual Report to Stockholders.

Brokers have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker may vote on this proposal in its discretion.

The Board of Directors Recommends a Vote FOR Item 3.

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ITEM 4.	Ratification of Appointment of Independent Auditors for 2020

PricewaterhouseCoopers LLP has been selected by the Audit Committee as the independent registered public accounting firm to audit the annual financial statements of the Company for the year ending December 31, 2020. Although ratification is not required by our bylaws or otherwise, as a matter of good corporate governance, we are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2020. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

A representative of PricewaterhouseCoopers LLP is expected to attend our 2020 annual general meeting of stockholders, and will be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP has billed the Company and its subsidiaries the fees set forth in the table below for:

•	the audit of the Company’s 2019 and 2018 annual financial statements and reviews of the Company’s quarterly financial statements and other audit services, and
•	the other services described below that were billed in 2019 and 2018.

	Year Ended December 31,
(in thousands)	2019	2018
Audit Fees(1)	$14,376	$13,982
Audit-Related Fees(2)	469	430
Tax Fees(3)	2,701	3,613
All Other Fees(4)	51	81
TOTAL	$17,597	$18,106

(1)	Includes fees for statutory audits.
(2)	Consists of fees for employee benefit plan audits and other audit-related items.
(3)	Consists of fees for tax compliance, tax planning and other permitted tax services.
(4)	Consists of fees for permitted advisory services.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company’s annual financial statements and reviews of the Company’s interim financial statements when evaluating PricewaterhouseCoopers LLP’s independence.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee pre-approves all services provided to the Company and its subsidiaries by Schlumberger’s independent registered public accounting firm. The Audit Committee has adopted a schedule for annual approval of the audit and related audit plan, as well as approval of other anticipated audit-related services; anticipated tax compliance, tax planning and tax advisory services; and other anticipated services. In addition, the Audit Committee (or an authorized committee member acting under delegated authority of the committee) will consider any proposed services not approved as part of this annual process. During 2019 and 2018, all audit and non-audit services were pre-approved by the Audit Committee.

Required Vote

A majority of the votes cast is required to approve this Item 4.

Brokers have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will vote on this proposal in its discretion.

The Board of Directors Recommends a Vote FOR Item 4.

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Audit Committee Report

During 2019, the Audit Committee periodically reviewed and discussed the Company’s consolidated financial statements with Company management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, including matters raised by the independent registered public accounting firm pursuant to applicable Public Company Accounting Oversight Board (“PCAOB”) requirements. The Audit Committee also discussed with Company management and PricewaterhouseCoopers LLP the evaluation of the Company’s reporting and internal controls undertaken in connection with certifications made by the Company’s Chief Executive Officer and Chief Financial Officer in the Company’s periodic SEC filings pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed and discussed such other matters as it deemed appropriate, including the Company’s compliance with Section 404 and other relevant provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE. The Audit Committee also reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by the independent registered public accounting firm with the Audit Committee under applicable requirements of the PCAOB and the SEC.

PricewaterhouseCoopers LLP provided the Audit Committee with the required PCAOB disclosures and letters concerning its independence with respect to the Company, and the Committee discussed PricewaterhouseCoopers LLP’s independence with them.

Based on the foregoing reviews and discussions, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on January 22, 2020.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER BOARD OF DIRECTORS

Peter L.S. Currie, Chair	Nikolay Kudryavtsev	Tatiana A. Mitrova	Indra K. Nooyi	Jeff W. Sheets

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Stock Ownership Information

Security Ownership by Certain Beneficial Owners

The following table sets forth information as of December 31, 2019 (except as otherwise noted) with respect to persons known by us to be the beneficial owners of more than 5% of our common stock, based solely on the information reported by such persons in their Schedule 13D and 13G filings with the SEC.

For each entity included in the table below, percentage ownership is calculated by dividing the number of shares reported as beneficially owned by such entity by the 1,387,980,608 shares of our common stock outstanding on January 31, 2020.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percentage of Class
The Vanguard Group(1)	114,027,924	8.2%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(2)	91,439,070	6.6%
55 East 52nd Street New York, NY 10055

(1)	Based solely on a Statement on Schedule 13G/A filed on February 12, 2020. Such filing indicates that The Vanguard Group has sole voting power with respect to 2,066,222 shares, shared voting power with respect to 379,773 shares, sole investment power with respect to 111,712,066 shares and shared investment power with respect to 2,315,858 shares.
(2)	Based solely on a Statement on Schedule 13G/A filed on February 10, 2020. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 75,909,570 shares and sole investment power with respect to 91,439,070 shares.

Security Ownership by Management

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of January 31, 2020 by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table below and subject to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to the securities listed. None of the shares are subject to any pledge.

The number of shares beneficially owned by each person or group as of January 31, 2020 includes shares of common stock that such person or group has the right to acquire within 60 days of January 31, 2020, including upon the exercise of options to purchase common stock or the vesting of RSUs or PSUs. References to options in the footnotes to the table below include only options outstanding as of January 31, 2020 that are currently exercisable or that become exercisable within 60 days of January 31, 2020. References to any restricted stock, RSUs or PSUs in the footnotes to the table below include only restricted stock, RSUs and PSUs outstanding as of January 31, 2020 and that are currently vested or that will vest within 60 days of January 31, 2020. The table below excludes the number of shares that have been earned under our 2017 ROCE PSUs but not yet finally determined, as described in “Compensation Discussion and Analysis—Payouts Under PSU Awards—2020 Payouts Under 2017 ROCE PSUs,” on page 41 above.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 1,387,980,608 shares of common stock outstanding on January 31, 2020, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days of January 31, 2020.

As of January 31, 2020, no director, director nominee or named executive officer owned more than 1% of the outstanding shares of Schlumberger’s common stock. All directors and executive officers as a group owned less than 1% of the outstanding shares of our common stock as of January 31, 2020.

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Name	Shares
Khaled Al Mogharbel	418,595	(1)
Simon Ayat	941,762	(2)
Peter L.S. Currie	49,148	(3)
Patrick de La Chevardière	2,269
Hinda Gharbi	268,453	(4)
Miguel M. Galuccio	11,469
Paal Kibsgaard	2,179,268	(5)
Nikolay Kudryavtsev	10,000
Olivier Le Peuch	346,812	(6)
Tatiana A. Mitrova	5,953
Indra K. Nooyi	25,773	(7)
Lubna S. Olayan	29,473
Mark G. Papa	17,890
Leo Rafael Reif	31,473
Patrick Schorn	483,904	(8)
Henri Seydoux	27,473
Jeff W. Sheets	2,269
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (32 PERSONS)	8,023,512	(9)

(1)	Includes options to purchase 300,200 shares.
(2)	Includes options to purchase 673,600 shares.
(3)	Includes 31,550 shares held by a family trust of which Mr. Currie is a trustee.
(4)	Includes options to purchase 121,200 shares and 218 shares beneficially owned by Ms. Gharbi’s spouse.
(5)	Includes options to purchase 1,523,800 shares.
(6)	Includes options to purchase 193,200 shares.
(7)	Includes 18,550 shares held by a grantor retained annuity trust of which Ms. Nooyi is the trustee and sole annuitant.
(8)	Includes options to purchase 372,200 shares.
(9)	Includes options to purchase 5,390,690 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, among others, to file an initial report of ownership of Schlumberger common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. The Company believes, based solely on a review of the copies of such forms in its possession and on written representations from reporting persons, that two transactions required to be filed under Section 16(a) were not timely filed during the fiscal year ended December 31, 2019 or prior fiscal years. Two Form 4s required to be filed by Mr. Le Peuch relating to the vesting of RSUs were not timely filed, but were filed on January 22, 2020.

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Other Information

Stockholder Proposals for our 2021 Annual General Meeting

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2021 annual general meeting of stockholders pursuant to Exchange Act Rule 14a-8, or for director nominations to be included pursuant to the Company’s proxy access bylaw provisions, such proposals or notice of nominations must be received by the Secretary of the Company, 5599 San Felipe, 17th Floor, Houston, Texas 77056, no later than October 24, 2020, and, in the case of a proxy access nomination, no earlier than September 24, 2020.

For stockholder proposals to be introduced for consideration at our 2021 annual general meeting of stockholders other than pursuant to Rule 14a-8 and for stockholder candidates to be nominated for election as directors other than pursuant to our proxy access bylaw provisions, notice generally (unless the date of our 2021 annual general meeting is moved as stated in our bylaws) must be delivered to the Secretary of the Company at our executive offices in Houston, Texas, not later than 120 days nor earlier than 150 days before the first anniversary of the date of the 2020 annual general meeting of stockholders. Accordingly, any such notice must be received no earlier than November 2, 2020, and no later than December 2, 2020, and must otherwise satisfy the requirements of our bylaws. Under the rules of the Exchange Act, we may use discretionary authority to vote with respect to any proposal not included in our proxy materials that is presented by a stockholder in person at the 2021 annual general meeting of stockholders if the stockholder making the proposal has not given notice to us by December 2, 2020.

Other Matters

Stockholders may obtain a copy of our most recent Form 10-K filed with the SEC, including financial statements and schedules, without charge by writing to our Investor Relations Department, 5599 San Felipe, 17th Floor, Houston, Texas 77056, or by calling (713) 375-3535.

The Company will pay the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. We have retained D. F. King & Co., Inc. to assist in the solicitation of proxies for a fee estimated at $15,500 plus reasonable expenses. Directors, officers and employees of the Company may also solicit proxies for no additional compensation. We will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to beneficial owners.

The Board knows of no other matter to be presented at the meeting. If any additional matter is properly presented at the meeting, we intend to vote the enclosed proxy in accordance with the discretion of the persons named in the proxy.

Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the Board of Directors,

Alexander C. Juden
Secretary

Houston, Texas

February 21, 2020

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Appendix A

Reconciliation of Non-GAAP Financial Measures

Our 2020 proxy statement includes non-GAAP financial measures. Net income, excluding charges and credits, earnings per share, excluding charges and credits, free cash flow and cash flow generation are non-GAAP financial measures. These measures are used by management in determining certain incentive compensation.

The following is a reconciliation of these non-GAAP financial measures to the comparable GAAP measures. Management believes that the exclusion of charges and credits from certain non-GAAP financial measures enables it to evaluate more effectively Schlumberger’s operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.

The non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP.

	(Stated in millions, except per share amounts)
	Twelve Months 2019
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
Schlumberger net income (loss) (GAAP basis)	$(10,418)	$(311)	$30	$(10,137)	$(7.32)
Fourth Quarter
North America restructuring	225	51	—	174	0.13
Other restructuring	104	(33)	—	137	0.10
Workforce reductions	68	8	—	60	0.04
Pension settlement accounting	37	8	—	29	0.02
Repurchase of bonds	22	5	—	17	0.01
Gain on formation of Sensia	(247)	(42)	—	(205)	(0.15)
Third Quarter
Goodwill impairment	8,828	43	—	8,785	6.34
North America pressure pumping	1,575	344	—	1,231	0.89
Intangible assets impairment	1,085	248	—	837	0.60
Other North America-related	310	53	—	257	0.19
Asset Performance Solutions	294	—	—	294	0.21
Equity-method investments	231	12	—	219	0.16
Argentina	127	—	—	127	0.09
Other	242	13	—	229	0.17
Schlumberger net income, excluding charges and credits	$2,483	$399	$30	$2,054	$1.47

*	Does not add due to rounding.

	(Stated in millions)
Periods Ended December 31,	Twelve Months 2019	Twelve Months 2018
Cash flow from operations	$5,431	$5,713
Capital expenditures	(1,724)	(2,160)
APS investments	(781)	(981)
Multiclient seismic data capitalized	(231)	(100)
Free cash flow	$2,695	$2,472
Net proceeds from formation of Sensia joint venture and from asset divestiture	586	—
Business acquisitions and investments, net of cash acquired plus debt assumed	(23)	(292)
Cash paid for severance	128	340
Cash flow generation	$3,386	$2,520

Free cash flow represents cash flow from operations less capital expenditures, APS investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the Company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Free cash flow does not represent the residual cash flow available for discretionary expenditures.

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SCHLUMBERGER LIMITED (SCHLUMBERGER N.V.)
ATTN: SAUL LAURELES
5599 SAN FELIPE, 17TH FLOOR
HOUSTON, TX 77056

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SCHLUMBERGER LIMITED (SCHLUMBERGER N.V.)

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Patrick de La Chevardière	☐	☐	☐
1b. Miguel M. Galuccio	☐	☐	☐
1c. Olivier Le Peuch	☐	☐	☐
1d. Tatiana A. Mitrova	☐	☐	☐
1e. Lubna S. Olayan	☐	☐	☐
1f. Mark G. Papa	☐	☐	☐
1g. Leo Rafael Reif	☐	☐	☐
1h. Henri Seydoux	☐	☐	☐
1i. Jeff W. Sheets	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E90700-P31659

SCHLUMBERGER LIMITED (SCHLUMBERGER N.V.)

Proxy Solicitation on Behalf of the Board of Directors

Annual General Meeting of Stockholders
April 1, 2020

The undersigned hereby appoints Aede Gerbranda, Robin van Bokhorst and Kaarel Tedder, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon any other matters that may properly come before the Annual General Meeting of Stockholders, all of the shares of Common Stock of Schlumberger Limited (SCHLUMBERGER N.V.) that the undersigned is entitled to vote at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao on April 1, 2020, at 10:00 a.m. Curaçao time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no such directions are made, this proxy will be voted FOR the election of each of the nominees listed in Item 1, and FOR Items 2, 3 and 4. If any other matters properly come before the Annual General Meeting of Stockholders, the above named proxies will vote on such matters in their discretion.